Exhibit 99

ITEM 6. SELECTED FINANCIAL DATA

Year Ended December 31	2002 (b)	2001 (b)	2000 (b)	1999	1998

	(dollars in millions except per share amounts)
Great Plains Energy (a)
Operating revenues	$1,803	$1,399	$1,116	$921	$973
Income (loss) from continuing operations
before cumulative effect of changes
in accounting principles (c)	$133	$(17)	$129	$82	$121
Net income (loss)	$126	$(24)	$159	$82	$121
Basic and diluted earnings (loss) per
common share from continuing
operations before cumulative effect
of changes in accounting principles	$2.10	$(0.30)	$2.05	$1.26	$1.89
Basic and diluted earnings (loss) per
common share	$1.99	$(0.42)	$2.54	$1.26	$1.89
Total assets at year end	$3,507	$3,464	$3,294	$2,990	$3,012
Total mandatorily redeemable preferred
securities	$150	$150	$150	$150	$150
Total redeemable preferred stock and long-
term debt (including current maturities)	$1,182	$1,192	$1,136	$815	$913
Cash dividends per common share	$1.66	$1.66	$1.66	$1.66	$1.64
Ratio of earnings to fixed charges	2.92	(d)	3.02	2.38	2.98

Consolidated KCP&L (a)
Operating revenues	$1,013	$1,288	$1,116	$921	$973
Income (loss) from continuing operations
before cumulative effect of changes
in accounting principles (c)	$103	$127	$129	$82	$121
Net income	$96	$120	$159	$82	$121
Total assets at year end	$3,139	$3,146	$3,294	$2,990	$3,012
Total mandatorily redeemable preferred
securities	$150	$150	$150	$150	$150
Total redeemable preferred stock and long-
term debt (including current maturities)	$1,163	$1,161	$1,136	$815	$913
Ratio of earnings to fixed charges	2.88	2.22	3.02	2.38	2.98

(a)

Great Plains Energy’s consolidated financial statements include consolidated KCP&L, KLT Inc., GPP and IEC. KCP&L’s consolidated financial statements include its wholly owned subsidiary HSS. In addition, KCP&L’s consolidated results of operations include KLT Inc. and GPP for all periods prior to the October 1, 2001 formation of the holding company. 2002 and 2001 are restated to reflect the June 2003 disposition of RSAE. See Note 20 to the consolidated financial statements for additional information.

(b)	See Management’s Discussion for explanations of 2002, 2001 and 2000 results, including recast of the 2001 gain on early extinguishment of debt to continuing operations from an extraordinary item.
(c)

In 2002, this amount is before the $3.0 million cumulative effect of a change in accounting principle. For further information, see Note 6 to the consolidated financial statements. In 2000, this amount is before the $30.1 million after tax cumulative effect of changes in pension accounting. For further information, see Note 7 to the consolidated financial statements.

(d)

A $68.7 million deficiency in earnings caused the ratio of earnings to fixed charges to be less than a one-to-one coverage. A $195.8 million net write-off before income taxes related to the bankruptcy filing of DTI was recorded in 2001.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations that follow are a combined presentation for Great Plains Energy and KCP&L, both registrants under this filing. The discussion and analysis by management focuses on those factors that had a material effect on the financial condition and results of operations of the registrants during the periods presented. It should be read in conjunction with the accompanying consolidated financial statements and related notes.

Great Plains Energy Incorporated
Effective October 1, 2001, Great Plains Energy became the holding company of KCP&L, GPP and KLT Inc. As a diversified energy company, its reportable business segments include:

o	KCP&L, an integrated electric utility in the states of Missouri and Kansas, provides reliable, affordable electricity to retail customers;
o	Strategic Energy provides power supply coordination services in several electricity markets offering retail choice, including Pennsylvania, California, Ohio, New York, Massachusetts and Texas; and
o	KLT Gas explores for, develops and produces unconventional natural gas resources.

Effective October 1, 2001, all outstanding KCP&L shares were exchanged one for one for shares of Great Plains Energy. The Great Plains Energy trading symbol “GXP” replaced the KCP&L trading symbol “KLT” on the New York Stock Exchange.

During 2002, the Company’s management revised its corporate business strategy. The goal is to become a premier diversified energy company that achieves annual growth in earnings per share in a financially disciplined manner. To achieve this goal, Great Plains Energy intends to focus on its three reportable segments of business:

o	Stressing operational excellence in the utility operations of KCP&L;
o	Expanding Strategic Energy’s business model into new markets; and
o	Developing KLT Gas into a leading unconventional natural gas exploration company.

Critical Accounting Policies

Pensions
KCP&L incurs significant costs in providing non-contributory defined pension benefits. The costs are developed from actuarial valuations that are dependent upon numerous factors resulting from actual plan experience and assumptions of future plan experience.

Pension costs are impacted by actual employee demographics (including age, compensation levels and employment periods), the level of contributions made to the plan, earnings on plan assets and plan amendments. In addition, pension costs are also affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 87, “Employers’ Accounting for Pensions”, changes in pension obligations associated with these factors may not be immediately recognized as pension costs on the income statement. KCP&L generally recognizes gains and losses by amortizing over a five-year period the rolling five-year average of unamortized gains and losses. The key assumptions used in developing our 2002 pension disclosures were a 6.75% discount rate, a 9.0% expected return on plan assets and a 4.1% compensation rate increase. These are consistent with the prior years’ assumptions except that the discount rate was 7.25% and 8.00% in 2001 and 2000, respectively.

The following chart reflects the sensitivities associated with a 0.5 percent increase or decrease in certain actuarial assumptions. Each sensitivity reflects an evaluation of the change based solely on a change in that assumption.

		Impact on		Impact on
		Projected	Impact on	2002
	Change in	Benefit	Pension	Pension
Actuarial assumption	Assumption	Obligation	Liability	Expense

	(millions)
Discount rate	0.5% increase	$(20.2)	$(7.6)	$(1.0)
Rate of return on plan assets	0.5% increase	-	-	(1.8)
Discount rate	0.5% decrease	20.6	9.4	1.1
Rate of return on plan assets	0.5% decrease	-	-	1.8

In selecting an assumed discount rate, fixed income security yield rates for 30-year Treasury bonds and corporate high-grade bond yields are considered. The assumed rate of return on plan assets is the weighted average of long-term returns forecast for the type of investments held by the plan.

In 2002, KCP&L recorded non-cash expense of approximately $5.5 million, a $17.7 million increase from the previous year. Pension expense for 2003 is expected to be approximately $18.1 million, an increase of $12.6 million over 2002. The increase is due primarily to lower returns on plan assets.

KCP&L’s pension plan assets are primarily made up of equity and fixed income investments. The market value of the plan assets has been affected by the sharp declines in equity markets since the third quarter of 2000. During 2001, plan assets declined in value by approximately $170 million. During 2002, the plan continued to experience losses as plan assets declined an additional $71 million in market value. At December 31, 2002, the fair value of pension plan assets was $324.2 million.

As a result of the decline in the equity markets and lower discount rates in 2002, the total Accumulated Benefit Obligation (ABO) of the plans exceeded the fair value of plan assets at December 31, 2002. As prescribed by SFAS No. 87, KCP&L has recorded a minimum pension liability of $63.1 million. This was offset by an intangible asset of $19.2 million, the balance of unamortized prior service costs, with the remaining $43.9 million charged to common equity through Other Comprehensive Income (OCI). The impact on OCI, net of deferred tax, was $26.8 million. However, there was no impact on net income. The impact on OCI could reverse in future periods to the extent the fair value of trust assets exceeds the ABO.

Absent a substantial recovery in the equity markets, pension costs, cash funding requirements and the additional pension liability could substantially increase in future years.

Regulatory Matters
As a regulated utility, KCP&L is subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”. Accordingly, KCP&L has recorded assets and liabilities on its balance sheet resulting from the effects of the ratemaking process, which would not be recorded under generally accepted accounting principles (GAAP) if KCP&L was not regulated. Regulatory assets represent incurred costs that have been deferred because they are probable of future recovery in customer rates. Regulatory liabilities generally represent probable future reductions in revenue or refunds to customers. At December 31, 2002, KCP&L’s regulatory assets and liabilities totaled $128.9 million and $103.6 million, respectively. KCP&L’s continued ability to meet the criteria for application of SFAS No. 71 may be affected in the future by competitive forces and restructuring in the electric industry. In the event that SFAS No. 71 no longer applied to all, or a separable portion of KCP&L’s operations, the related regulatory assets and liabilities would be written off unless an appropriate regulatory recovery mechanism is provided. Additionally, these factors could result in an impairment of utility plant assets as determined pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” See Note 4 to the consolidated financial statements for a discussion of regulatory assets and liabilities.

At the end of January 2002, a severe ice storm occurred throughout large portions of the Midwest, including the greater Kansas City metropolitan area. In the second quarter of 2002, the KCC approved the stipulation and agreement that KCP&L had reached with the Commission staff and the Citizens Utility Ratepayers Board with regard to treatment of the Kansas portion of the ice storm costs. Under this stipulation and agreement, KCP&L received a rate moratorium until 2006 in exchange for KCP&L’s agreement to not seek recovery of the $16.5 million expense for the Kansas jurisdictional portion of the storm costs and reduce rates by $12 — $13 million in 2003. Additionally, KCP&L agreed to determine depreciation expense of Wolf Creek using a 60 year life instead of a 40 year life effective January 2003, which results in a reduction of expense by approximately $8 million in 2003. KCP&L also agreed to file a rate case by May 15, 2006. In December 2002, the KCC approved tariffs implementing the stipulation and agreement, which resulted in a reduction of $12.4 million in annual Kansas retail revenues, effective January 1, 2003.

Effective August 2002, the MPSC approved KCP&L’s application for an accounting authority order related to the Missouri jurisdictional portion of the storm costs. The order allows KCP&L to defer and amortize $20.1 million, representing the Missouri impact of the storm, through January 2007. The amortization began in September 2002 and totaled $1.5 million in 2002. KCP&L will amortize approximately $4.6 million annually for the remainder of the amortization period. In October 2002, the Staff of the MPSC concluded its review of the Missouri jurisdictional earnings for KCP&L and determined that the current rate levels did not warrant action.

Asset Impairment, including Goodwill and Other Intangible Assets
Long-lived assets and intangible assets subject to amortization are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed under SFAS No. 144. SFAS No. 144 requires that if the sum of the undiscounted expected future cash flows from an asset is less than the carrying value of the asset, an asset impairment must be recognized in the financial statements. The amount of impairment recognized is calculated by subtracting the fair value of the asset from the carrying value of the asset. The adoption of SFAS No. 144 had no initial impact on Great Plains Energy and consolidated KCP&L; however, the June 2003 disposition of RSAE resulted in RSAE’s operations for all periods being presented as discontinued operations in the consolidated financial statements of Great Plains Energy and KCP&L as prescribed by SFAS No. 144. See Note 20 to the consolidated financial statements for additional information.

Goodwill is tested for impairment at least annually and more frequently when indicators of impairment exist as prescribed under SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires that if the fair value of a reporting unit is less than its carrying value including goodwill, the implied fair value of the reporting unit goodwill must be compared with its carrying value to determine the amount of impairment. See Note 6 to the consolidated financial statements for information regarding the impact of adopting SFAS No. 142 on goodwill and goodwill amortization.

Goodwill of $15.9 million was recorded in conjunction with KLT Energy Services’ indirect ownership acquisitions of Strategic Energy from 1999 through 2001. At December 31, 2001, the unamortized balance of goodwill associated with Strategic Energy was $14.1 million. During 2002, additional goodwill of $12.0 million was recorded at IEC related to its 6% indirect ownership acquisition of Strategic Energy. Strategic Energy’s transition and 2002 annual impairment tests have been completed and there was no impairment of the Strategic Energy goodwill. At December 31, 2002, the unamortized balance of Strategic Energy goodwill on Great Plains Energy’s balance sheet was $26.1 million.

Goodwill has been recorded by R.S. Andrews Enterprises, Inc. (RSAE) at various times as it purchased property and businesses. At December 31, 2002, the unamortized balance of RSAE goodwill, included in assets of discontinued operations, was $20.0 million.

RSAE’s goodwill was reviewed for impairment as of January 1, 2002, as required under the implementation provisions of SFAS No. 142. Based upon the results of a third party study and budgeted 2002 revenue, RSAE recorded a $3.0 million impairment of goodwill. The impairment is reflected as a cumulative effect to January 1, 2002, of a change in accounting principle.

During September 2002, the Company conducted its first annual impairment test on RSAE’s goodwill based on a discounted cash flow model. The model assumed a discount rate of 6.8% and sales growth of 3% for five years with revenues stable thereafter. The model indicated no additional impairment had occurred.

Management believes that the accounting estimates related to impairment analyses required under SFAS No. 142 and SFAS No. 144 are critical accounting estimates. The estimates are highly susceptible to change from period to period because it requires company management to make assumptions about future sales, operating costs and discount rates over an indefinite life. Historically, actual margins and volumes have fluctuated and, to a great extent, fluctuations are expected to continue. The estimates of future margins are based upon internal budgets, which incorporate estimates of customer growth, business expansion and weather trends, among other items.

Related Party Transactions
In November 2002, the Board of Directors of the Company approved a merger of ELC into IEC. Gregory J. Orman, former Executive Vice President – Corporate Development and Strategic Planning of the Company was the majority shareholder of ELC and received $10.1 million in Company common stock and a note. See Note 9 to the consolidated financial statements.

In September 2000, KLT Energy Services exercised an option to purchase shares of Bracknell Corporation (Bracknell) common stock owned by Reardon Capital, L.L.C. (Reardon) and received a majority of the shares in 2000 and a warrant to purchase the remainder. In May 2001, KLT Energy Services exercised the warrant for 274,976 shares and sold 278,600 shares in June 2001. In November 2001, Bracknell common stock ceased trading and as a result KLT Energy Services wrote off its remaining investment in Bracknell. Gregory J. Orman, former Executive Vice President – Corporate Development and Strategic Planning of Great Plains Energy and former President and CEO of KLT Inc., owned 55% of the membership interests of Reardon and approximately 1% of Bracknell. See Note 9 to the consolidated financial statements.

Great Plains Energy Results of Operations

	2002	2001	2000

	(millions)
Operating revenues	$1,803.4	$1,399.1	$1,115.9
Fuel	(159.7)	(163.8)	(153.1)
Purchased power - KCP&L	(46.2)	(65.2)	(105.7)
Purchased power - Strategic Energy	(685.4)	(329.0)	(84.4)

Revenues, net of
fuel and purchased power	912.1	841.1	772.7
Other operating expenses	(470.2)	(447.6)	(447.1)
Depreciation and depletion	(149.2)	(157.8)	(132.4)
Gain (loss) on property	0.3	(169.9)	99.1

Operating income	293.0	65.8	292.3
Income (loss) from equity investments	(1.2)	24.6	(19.4)
Non-operating income (expenses)	(22.9)	(32.3)	(15.4)
Interest charges	(87.4)	(101.9)	(75.7)
Income taxes	(48.3)	26.8	(53.2)
Loss from discontinued operations	(4.0)	(7.2)
Cumulative effects of changes
in accounting principles	(3.0)	-	30.1

Net income (loss)	126.2	(24.2)	158.7
Preferred dividends	(1.7)	(1.6)	(1.6)

Earnings (loss) available for common stock	$124.5	$(25.8)	$157.1

2002 compared to 2001
Great Plains Energy’s 2002 earnings, as detailed in the table below, increased to $124.5 million, or $1.99 per share, from a loss of $25.8 million, or $(0.42) per share, compared to the same period of 2001.

				Earnings (Loss) Per
	Earnings (Loss)			Great Plains Energy Share

	2002	2001	2000	2002	2001	2000

	(millions)
KCP&L	$102.9	$96.8	$56.4	$1.64	$1.57	$0.91
Subsidiary operations	(0.2)	1.7	(13.5)	-	0.03	(0.22)
Discontinued operations	(4.0)	(7.2)	-	(0.06)	(0.12)	-
Cumulative effect of changes
in accounting principles	(3.0)	-	30.1	(0.05)	-	0.49

Consolidated KCP&L	95.7	91.3	73.0	1.53	1.48	1.18
Strategic Energy	29.7	21.8	5.9	0.48	0.35	0.09
KLT Gas	-	14.3	79.2	-	0.23	1.28
Other non-regulated operations	(0.9)	(153.2)	(1.0)	(0.02)	(2.48)	(0.01)

Great Plains Energy	$124.5	$(25.8)	$157.1	$1.99	$(0.42)	$2.54

KCP&L’s increase in earnings is the result of warmer summer 2002 weather compared to 2001, continued load growth and a 40% increase in wholesale MWh sales, which combined with other net positive impacts of the return to service of Hawthorn No. 5 in mid-2001 to more than offset increased expenses. The increased expenses included the January 2002 ice storm costs and increased administrative and general expenses primarily from increased pension expenses.

Strategic Energy’s earnings increased $22.9 million, excluding earnings during 2001 of $15.0 million from the sale of power purchased from one supplier under wholesale contracts that expired at the end of 2001. The increase is due to continued growth in retail electric sales resulting from increases in customer accounts and MWh’s served. This was partially offset by increased salaries and benefits and an increase in income taxes as a result of increased sales in states with higher income tax rates for the current year.

During 2002, KLT Gas focused on the acquisition of additional leased acreage and the testing and development of several unconventional natural gas properties. KLT Gas’ earnings in 2001 reflect the $12.0 million after tax gain on the sale of its 50% equity ownership in Patrick KLT Gas, LLC.

Other non-regulated operations included, among other things, a $3.8 million increase in earnings primarily due to lower reductions in affordable housing limited partnerships in 2002 compared to 2001. Additionally, 2001 reflects $173.8 million related to both DTI operating losses incurred in 2001 and the $140.0 million net write-off following DTI’s bankruptcy filings at the end of 2001. As a result of DTI’s filing for bankruptcy protection, DTI is not included in 2002 results of operations. Additionally, in 2001 prior to KLT Telecom’s purchase of a majority ownership in DTI, DTI completed a tender offer for 50.4% of its outstanding senior discounted notes. This transaction resulted in a $15.9 million gain on the early extinguishment of debt. See Note 19 to the consolidated notes to financial statements for additional information.

Discontinued operations for 2002 and 2001 reflect the operations of RSAE which was disposed of in June 2003. See Note 20 to the consolidated financial statements for additional information. The 2002 cumulative effect of changes in accounting principles reflects RSAE’s write-down of goodwill due to the adoption of SFAS No. 142.

2001 compared to 2000
Great Plains Energy’s 2001 earnings decreased from $157.1 million or $2.54 per share in 2000, to a loss of $25.8 million, or $(0.42) per share.

KCP&L’s increase in earnings was primarily the result of the significant net positive impacts of the return to service of Hawthorn No. 5 in mid-2001. A significant reduction in purchased power expense, especially in the summer months, combined with reduced fuel cost per MWh generated more than offset increased fuel costs primarily due to an increase in MWh’s generated and increased operating expenses including depreciation and interest charges. KCP&L recorded $12.7 million of income taxes in 2000 for a proposed Internal Revenue Service (IRS) adjustment related to corporate-owned life insurance (COLI). Additionally, subsidiary operations in 2000 included a $12.2 million write-down of the investment in RSAE, prior to HSS’ purchase of a majority ownership in RSAE.

Strategic Energy’s earnings increased $15.9 million primarily due to growth in retail electric sales and higher earnings during 2001 than in 2000 on wholesale sales of the power supplied under wholesale contracts, particularly during the summer months of 2001.

KLT Gas’ earnings decreased $64.9 million primarily due to the sale in late 2000 of producing natural gas properties for an after tax gain of $68.0 million. The 2000 gain and the loss of gas production revenue were partially offset by the $12.0 million after tax gain on KLT Gas’ 2001 sale of its 50% equity ownership in Patrick KLT Gas, LLC.

Other non-regulated operations included $173.8 million related to both DTI operating losses in 2001 and the $140.0 million net write-off following DTI’s bankruptcy filing at the end of 2001 partially offset by the $15.9 million gain on early extinguishment of debt discussed above and $9.1 million of equity losses in DTI in 2000. Also included was a $6.7 million decrease primarily attributable to recording more reductions in affordable housing limited partnerships in 2001 than 2000.

The cumulative effect to January 1, 2000, reflects KCP&L’s change in methods of amortizing unrecognized net gains and losses and determination of expected return related to its accounting for pension expense.

For further discussion regarding each segment’s results of operations, see its respective section below.

Consolidated KCP&L
The following discussion of consolidated KCP&L results of operations includes KCP&L, an integrated electric utility and HSS, an unregulated subsidiary of KCP&L. References to KCP&L, in the discussion that follows, reflect only the operations of the integrated electric utility. The discussion excludes the results of operations for GPP and KLT Inc. and subsidiaries, which were transferred to Great Plains Energy on October 1, 2001.

Consolidated KCP&L Business Overview
As an integrated electric utility, KCP&L engages in the generation, transmission, distribution and sale of electricity.

KCP&L’s power business will have over 4,000 megawatts of generating capacity following the completion of five combustion turbine units that will add 385 megawatts of peaking capacity. During 2001, KCP&L entered into a $200 million, five-year construction and synthetic operating lease transaction for the five combustion turbines. During 2002, the lease was amended to reduce the amount financed from the previously estimated $200 million to $176 million to reflect changes in the estimated cost for the purchase, installation, assembly and construction of the five combustion turbines. Construction began during the third quarter of 2002 with the expected commercial operation of the five combustion turbines in the spring and summer 2003.

KCP&L’s delivery business consists of transmission and distribution facilities that serve almost 485,000 customers as of December 31, 2002. KCP&L continues to experience load growth approximating the historical average of 2.0% to 2.5% annually through increased customer usage and additional customers. Rates charged for electricity are below the national average.

At the end of January 2002, a severe ice storm occurred throughout large portions of the Midwest, including the greater Kansas City metropolitan area. At its peak, the storm caused over 300,000 customer outages throughout the KCP&L service territory, an unprecedented level in the KCP&L’s 120-year history. Crews from other utilities in numerous states were called in to assist in the restoration of power and power was restored in nine days. Costs related to the January ice storm were approximately $51.3 million of which $14.7 million were capital expenditures and therefore charged to utility plant. KCP&L expensed $16.5 million for the Kansas jurisdictional portion of the storm costs and deferred $20.1 million of the storm costs applicable to Missouri. In January 2003, Edison Electric Institute honored KCP&L for exemplary performance and dedication in restoring power to customers during the storm and recognized KCP&L by awarding it the association’s annual “Emergency Response Award”.

Under the FERC Order 2000, KCP&L, as an investor-owned utility, is strongly encouraged to join a FERC approved RTO. RTOs combine regional transmission operations of utility businesses into a regional organization that schedules transmission services and monitors the energy market to ensure regional transmission reliability and non-discriminatory access. During the first quarter of 2002, the SPP and the MISO voted to consolidate the two organizations to create a larger Midwestern RTO, a non-profit organization that will operate in twenty states and one Canadian province. KCP&L is a member of the SPP. The consolidation is expected to be completed during the second quarter of 2003 and has received FERC approval. The FERC has already approved an RTO proposal submitted by the MISO. Additionally, regulatory approvals would have to be received from the MPSC and the KCC prior to KCP&L’s participation in an RTO. During 2003, KCP&L expects to make filings with the MPSC and KCC seeking permission to participate in the RTO resulting from the merger of SPP and MISO. During February 2003, KCP&L submitted to MISO a conditional application to joining the RTO resulting from the merger of SPP and MISO.

During the third quarter of 2002, the FERC issued a Notice of Proposed Rulemaking to Remedy Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design. The proposed rulemaking is designed to establish a single non-discriminatory open access transmission tariff with a single transmission service that is applicable to all users of the interstate transmission grid. All public utilities that own, control or operate interstate transmission facilities would be required to become independent transmission providers, turn over the operation of their transmission facilities to an RTO that meets the definition of an independent transmission provider or contract with an entity that meets the definition of an independent transmission provider. KCP&L filed comments with the FERC on the proposed rulemaking in November 2002. The FERC has recently announced that it will issue a white paper on Standard Electricity Market Design in April 2003 and accept comments on that paper before issuing a final rule, which is now expected in the third or fourth quarter of 2003. KCP&L’s participation in the RTO resulting from the merger of SPP and MISO would fulfill the majority of the requirements of this proposed rulemaking.

KCP&L has a wholly-owned unregulated subsidiary, HSS, that holds investments in businesses primarily in residential services. HSS is comprised of two direct subsidiaries, RSAE and Worry Free (see discussion of June 2003 disposition of RSAE below).

In 2001, HSS increased its ownership in RSAE, a consumer services company headquartered in Atlanta, Georgia, from 49% to 72%. Accordingly, HSS changed its method of accounting for RSAE from the equity method to consolidation. During 2001, HSS recorded losses from its investment in RSAE that resulted in a negative investment balance. As a result of these losses, the minority interest in RSAE was reduced to zero. Accordingly, as long as RSAE is consolidated, any future losses of RSAE would be recorded by HSS at 100%, which will further decrease the investment below zero.

June 2003 Disposition of Ownership Interest In R.S. Andrews Enterprises, Inc.
On June 13, 2003, HSS’ board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE. Great Plains Energy’s and consolidated KCP&L’s consolidated financial statements here have been recast to reflect RSAE as discontinued operations for the years ended December 31, 2002 and 2001. Prior to 2001, RSAE was an equity method investment rather than a consolidated subsidiary and accordingly, is not reflected as discontinued operations for the year ended December 31, 2000. See Note 20 to the consolidated financial statements for additional information concerning the June 2003 disposition of RSAE.

Consolidated KCP&L Results of Operations
The following table summarizes consolidated KCP&L’s comparative results of operations. For comparative purposes only, 2001 and 2000 presented below have been restated to exclude the results of operations for KLT Inc. and subsidiaries and GPP, which were transferred to Great Plains Energy on October 1, 2001. Therefore, 2001 and 2000 presented below do not agree with 2001 and 2000 presented in KCP&L’s consolidated statements of income and should only be used in the context of the discussion and analysis that follows.

	2002	2001	2000

	(millions)
Operating revenues	$1,012.8	$970.9	$955.8
Fuel	(159.7)	(163.8)	(153.1)
Purchased power	(46.2)	(65.2)	(105.7)

Revenues, net of
fuel and purchased power	806.9	741.9	697.0
Other operating expenses	(411.6)	(367.0)	(387.9)
Depreciation and depletion	(145.5)	(137.7)	(126.0)
Loss on property	0.2	(0.1)	(9.9)

Operating income	250.0	237.1	173.2
Loss from equity investments	-	(0.1)	(6.6)
Non-operating income (expenses)	(4.1)	(7.7)	(15.0)
Interest charges	(80.3)	(78.4)	(62.8)
Income taxes	(62.9)	(51.3)	(44.3)
Loss from discontinued operations	(4.0)	(7.2)	-
Cumulative effect of a change
in accounting principle	(3.0)	-	30.1

Net income	95.7	92.4	74.6
Preferred dividends	-	(1.1)	(1.6)

Earnings available for common stock	$95.7	$91.3	$73.0

Consolidated KCP&L’s earnings increased $4.4 million in 2002 compared to 2001, as a result of warmer summer 2002 weather compared to 2001, continued load growth, and a 40% increase in wholesale MWh sales. These factors combined with other net positive impacts of the return to service of Hawthorn No. 5 in mid-2001 to more than offset increased expenses. The increased expenses included $18.0 million of January 2002 ice storm costs and $25.4 million in increased KCP&L administrative and general expenses primarily attributable to increased pension expenses.

Discontinued operations for 2002 and 2001 reflect the operations of RSAE which was disposed of in June 2003. See Note 20 to the consolidated financial statements for additional information.

The Company adopted SFAS No. 142, effective January 1, 2002. In accordance with SFAS No. 142, the Company completed its transition impairment test of RSAE goodwill and determined that a $3.0 million write-down of goodwill was required. As a result, KCP&L’s consolidated 2002 net income reflects the $3.0 million cumulative effect to January 1, 2002, of a change in accounting principle. Ongoing annual impairment tests are required by SFAS No. 142. RSAE completed its first annual impairment test in September 2002. The test indicated no impairment.

Consolidated KCP&L’s earnings increased $18.3 million in 2001 compared to 2000, primarily due to the significant net positive impacts of the return to service of Hawthorn No. 5 in mid-2001. A $40.5 million reduction in purchased power expense, primarily in the summer months, combined with reduced fuel cost per MWh generated more than offset the increased KCP&L fuel costs associated with increased MWh’s generated and increased operating expenses including an $11.7 million increase in depreciation and a $15.6 million increase in interest charges. KCP&L recorded $12.7 million of additional income taxes in 2000 for a proposed IRS adjustment related to COLI. Additionally, in 2000, HSS recorded a $12.2 million write-down of its investment in RSAE, prior to HSS’ purchase of a majority ownership in RSAE.

Effective January 1, 2000, KCP&L changed its methods of amortizing unrecognized net gains and losses and the determination of expected return related to its accounting for pension expense. Accounting principles required KCP&L to record the cumulative effect of these changes, resulting in a $30.1 million increase in 2000 earnings.

Consolidated KCP&L Sales Revenues and MWh Sales

		%		%
	2002	Change	2001	Change	2000

Retail revenues	(millions)
Residential	$367.4	5	$348.8	(1)	$352.1
Commercial	418.6	2	411.8	1	406.3
Industrial	93.7	(10)	103.9	(19)	127.6
Other retail revenues	8.6	3	8.3	2	8.1

Total retail	888.3	2	872.8	(2)	894.1
Wholesale revenues	108.0	36	79.3	78	44.5
Other revenues	13.6	(12)	15.4	15	13.4

KCP&L electric revenues	1,009.9	4	967.5	2	952.0
Subsidiary revenues	2.9	(14)	3.4	(10)	3.7

Consolidated KCP&L revenues	$1,012.8	4	$970.9	2	$955.7

		%		%
	2002	Change	2001	Change	2000

Retail MWh sales	(thousands)
Residential	5,004	6	4,729	-	4,725
Commercial	6,902	2	6,798	2	6,687
Industrial	1,968	(8)	2,130	(21)	2,713
Other retail MWh sales	83	6	78	3	76

Total retail	13,957	2	13,735	(3)	14,201
Wholesale MWh sales	4,969	40	3,558	107	1,718

KCP&L electric MWh sales	18,926	9	17,293	9	15,919

Retail revenues improved slightly in 2002 compared to 2001 due to warmer 2002 summer weather and continued load growth which increased residential and commercial revenues $25.4 million mostly offset by a reduction in industrial revenues. The reduction in industrial revenues was primarily due to a weakened economy and the loss of $4.4 million in revenues from one of KCP&L’s major industrial customers. Load growth consists of higher usage-per-customer and the addition of new customers. The average number of both residential and commercial customers increased approximately 2% in 2002 as compared to 2001. Less than 1% of revenues include an automatic fuel adjustment provision.

Excluding the impact of the loss of $22.9 million in revenues from one of KCP&L’s major industrial customers, retail revenues and MWh sales remained relatively consistent in 2001 compared to 2000. Extremely mild weather during the second half of 2001 mostly offset the colder winter and warmer spring and early summer weather experienced in the first half of 2001 and continued load growth. The average number of both residential and commercial customers increased approximately 2% in 2001 as compared to 2000.

The major industrial customer declared bankruptcy on February 7, 2001, and closed its Kansas City, Missouri facilities on May 25, 2001. KCP&L has continued to be able to mitigate the effect of the loss with other sales.

Bulk power sales, the major component of wholesale sales, vary with system requirements, generating unit and purchased power availability, fuel costs and requirements of other electric systems. Wholesale MWh sales increased 40% in 2002 compared to 2001 and 107% in 2001 compared to 2000 due to increased bulk power MWh’s sold. Additionally, wholesale sales revenue increased $1.7 million in 2002 compared to 2001 and $2.5 million in 2001 compared to 2000 due to additional capacity sales beginning in the last half of 2001.

KCP&L Fuel and Purchased Power
The fuel cost per MWh generated and the purchased power cost per MWh have a significant impact on the results of operations for KCP&L. Generation fuel mix can change the fuel cost per MWh generated substantially. Nuclear fuel costs per MWh generated remain substantially less than the cost of coal per MWh generated. Replacement power costs for planned Wolf Creek outages are accrued evenly over the unit’s operating cycle. KCP&L expects its cost of nuclear fuel to remain fairly constant through the year 2008. Coal has a significantly lower cost per MWh generated than natural gas and oil. KCP&L’s procurement strategies continue to provide delivered coal costs below the regional average. The cost per MWh for purchased power is still significantly higher than the fuel cost per MWh of coal and nuclear generation. KCP&L continually evaluates its system requirements, the availability of generating units, availability and cost of fuel supply, availability and cost of purchased power and the requirements of other electric systems to provide reliable power economically. Fossil plants averaged 74% of total generation and the nuclear plant the remainder over the last three years.

Fuel costs decreased $4.1 million in 2002 compared to 2001, despite a 12% increase in generation. Lower fuel cost per MWh generated due to additional coal and less natural gas and oil in the generation fuel mix was the primary reason for the decline in fuel costs. The return to service of Hawthorn No. 5, a low cost coal-fired unit, in mid-2001 contributed to the change in generation fuel mix. Significantly lower natural gas prices and a reduction in the cost of uranium during 2002 also contributed to the lower fuel cost. Fuel costs increased $10.7 million in 2001 compared to 2000 primarily due to a 13% increase in MWh’s generated partially offset by a reduction in the fuel cost per MWh generated. The increase in MWh’s generated was primarily due to Hawthorn No. 5, a coal-fired unit, returning to operation in mid-2001 and the impact of the scheduled 2000 outage at Wolf Creek, a nuclear unit. The additional availability of these two low fuel cost units in 2001 changed the generation fuel mix and lowered the cost per MWh generated.

Purchased power expenses decreased $19.0 million in 2002 compared to 2001. Cost per MWh purchased decreased approximately 31% in 2002 compared to 2001 due to regional energy availability, a less volatile energy market and decreased MWh purchases during peak hours. Also contributing to the decrease was a 15% decrease in MWh’s purchased due to the increased availability of KCP&L generating units. Purchased power expenses decreased $40.5 million in 2001 compared to 2000 primarily due to a 38% decrease in MWh’s purchased in 2001 compared to 2000. The decrease in MWh’s purchased was primarily due to the increased availability of KCP&L’s generating units during 2001 compared to 2000. Increased availability also allowed KCP&L to reduce its cost of purchased capacity by $7.6 million in 2001 as compared to 2000. In addition, the cost per MWh was down 4% in 2001 compared to 2000.

Consolidated KCP&L Other Operating Expenses (including operating, maintenance and general taxes)
KCP&L’s other operating expenses increased $43.0 million in 2002 compared to 2001 primarily due to the following:
o	expensing the $16.5 million Kansas jurisdictional portion of the January 2002 ice storm and amortizing $1.5 million of the Missouri jurisdictional portion of the ice storm
o	increased administrative and general expenses:
o	$17.7 million increased pension expense due to a significant decline in the market value of plan assets
o	$3.3 million increased injuries and damages expenses resulting from additional claims and the settlement of outstanding claims
o	$3.2 million increased general taxes primarily due to increases in property tax levy rates

KCP&L’s other operating expenses decreased $17.3 million in 2001 compared to 2000 primarily due to the following:
o	$3.7 million decreased operating expenses for replacement power insurance because of the availability of Hawthorn No. 5
o	decreased administrative and general expenses including:
o	$2.0 million of additional customer information system software consulting in 2000
o	$2.7 million of advertising not continued in 2001
o	$4.5 million decrease in pension expense due to strong returns on plan assets

Consolidated KCP&L Depreciation
Consolidated KCP&L’s depreciation expense increased $7.8 million in 2002 compared to 2001 and $11.7 million in 2001 compared to 2000. The primary reason for the increases was increased capital additions relating to Hawthorn No. 5, which was returned to service mid-2001. Additionally, KCP&L paid $40.8 million to exercise its purchase option on the previously leased Hawthorn No. 6 unit in late 2001 and Hawthorn Nos. 7, 8 and 9 units were placed in service in mid-2000.

Consolidated KCP&L Interest Charges
Consolidated KCP&L’s interest charges increased $1.9 million in 2002 compared to 2001 and $15.6 million in 2001 compared to 2000 primarily because of increased interest expense on long-term debt and decreased allowance for borrowed funds used to finance construction, partially offset by a decreased interest expense on short-term debt. A portion of the proceeds from long-term debt issuances has been used to pay down short-term debt.

Long-term debt interest expense
KCP&L’s long-term debt interest expense increased $3.0 million in 2002 compared to 2001, primarily due to higher average levels of long-term debt outstanding. Lower average rates on variable rate long-term debt partially offset the higher average levels of long-term debt. The higher average levels of debt outstanding primarily reflect the issuances of long-term debt in 2001 and the 2002 issuance of $225.0 million of unsecured, fixed-rate senior notes partially offset by $227.0 million of scheduled debt repayments during 2002.

KCP&L’s long-term debt interest expense increased $12.3 million in 2001 compared to 2000 reflecting higher average levels of long-term debt outstanding, partially offset by the impact of decreases in variable interest rates. The higher average levels of debt primarily reflect the issuances of long-term debt in 2000 and $150.0 million of unsecured, fixed-rate senior notes issued in November 2001, partially offset by $80.0 million of scheduled debt repayments.

Short-term debt interest expense
KCP&L’s short-term debt interest expense decreased $7.7 million in 2002 compared to 2001. Average interest rates were down more than 50% and average levels of outstanding commercial paper were down more than 70% in 2002 compared to 2001. KCP&L had no commercial paper outstanding at December 31, 2002.

KCP&L’s short-term debt interest expense decreased $2.2 million in 2001 compared to 2000 primarily due to lower average interest rates on commercial paper, partially offset by higher average levels of outstanding commercial paper during 2001 compared to 2000. KCP&L had $62.0 million and $55.6 million of commercial paper outstanding at December 31, 2001 and 2000, respectively.

Capitalized interest
Allowance for borrowed funds used to finance construction decreased $8.2 million in 2002 compared to 2001 and $3.0 million in 2001 compared to 2000 because of decreased construction work in progress primarily due to the return to service of Hawthorn No. 5 in mid-2001.

Discontinued operations
Loss from discontinued operations decreased $3.2 million in 2002 compared to 2001 due to the closure of some RSAE locations and the implementation of cost saving strategies at RSAE. In June 2003, HSS disposed of its interest in RSAE. See Note 20 to the consolidated financial statements for additional information.

Wolf Creek
Wolf Creek, a nuclear unit, represents about 15% of KCP&L’s generating capacity. This percentage will decline slightly with KCP&L’s expected 2003 addition of five leased combustion turbines. Wolf Creek’s operating performance has remained strong over the last three years, contributing an average of 26% of KCP&L’s annual MWh generation while operating at an average capacity of 92%. Wolf Creek has the lowest fuel cost per MWh generated of any of KCP&L’s generating units.

KCP&L accrues the incremental operating, maintenance and replacement power costs for planned outages evenly over the unit’s operating cycle, normally 18 months. As actual outage expenses are incurred, the refueling liability and related deferred tax asset are reduced. Wolf Creek returned to service on April 27, 2002, following a 35-day refueling and maintenance outage that began on March 23, 2002. During the outage, a complete inspection of the reactor vessel head indicated no corrosion or other problems of the type experienced at the Davis-Besse nuclear plant in Ohio. The next outage is scheduled for the fall of 2003 and is estimated to be a 35-day outage.

Wolf Creek’s assets represent about 33% of KCP&L’s assets and its operating expenses represent about 19% of KCP&L’s operating expenses. An extended shut-down of Wolf Creek could have a substantial adverse effect on KCP&L’s business, financial condition and results of operations because of higher replacement power and other costs. Although not expected, the NRC could impose an unscheduled plant shut-down, reacting to safety concerns at the plant or other similar nuclear units.  If a long-term shut-down occurred, the state regulatory commissions could reduce rates by excluding the Wolf Creek investment from rate base.

There has been significant opposition and delays to, development of a low-level radioactive waste disposal facility. See Note 10 to the consolidated financial statements for additional information. An inability to complete this project would require KCP&L to write-off its net investment in the project, which was $7.4 million at December 31, 2002. KCP&L, and the other owners of Wolf Creek, could also still be required to participate in development of an alternate site.

Ownership and operation of a nuclear generating unit exposes KCP&L to risks regarding decommissioning costs at the end of the unit’s life and to potential retrospective assessments and property losses in excess of insurance coverage. These risks are more fully discussed in the related sections of Notes 1 and 10 to the consolidated financial statements.

Montrose No. 3
Montrose No. 3, a 176 MW unit, returned to service at the end of the third quarter 2002 following a forced outage due to damage to the turbine blades in the combined high and intermediate pressure section of the turbine. Additional maintenance, including replacing blades in the low pressure section of the turbine to mitigate a long outage in the next few years and maintenance originally scheduled for October 2002, was also completed during the three-month outage. The unanticipated outage costs were approximately $4.3 million of capital expenditures, $0.9 million in additional operations and maintenance expense and $4.0 million in net fuel and purchased power expense in 2002. These amounts do not reflect the $1.0 million expected to be recovered from insurance in 2003.

Hawthorn No. 5
On June 20, 2001, Hawthorn No. 5 was returned to commercial operation. The coal-fired unit has a capacity of 565 megawatts and was rebuilt following a February 1999 explosion that destroyed the boiler. Hawthorn No. 5 has been nationally recognized in the 2001 National Energy Policy Report for its use of best available pollution control technology. Under KCP&L’s property insurance coverage, KCP&L received an additional $30 million in insurance recoveries in 2001, increasing the total insurance recoveries received to date to $160 million. The recoveries have been recorded as an increase in accumulated depreciation on the consolidated balance sheet. Expenditures, excluding capitalized interest and insurance proceeds, for rebuilding Hawthorn No. 5 were $35.6 million in 1999, $207.6 million in 2000, and $72.9 million in 2001.

KCP&L Projected Utility Capital Expenditures
Total utility capital expenditures, excluding allowance for funds used to finance construction, were $132.0 million, $262.0 million and $401.0 million in 2002, 2001, and 2000, respectively. Utility capital expenditures projected for the next five years are as follows:

	2003	2004	2005	2006	2007	Total

	(millions)
Generating facilities	$36.6	$42.2	$46.9	$28.5	$18.9	$173.1
Nuclear fuel	20.5	21.0	0.7	23.1	25.0	90.3
Distribution and transmission facilities	73.8	75.8	73.1	74.0	71.5	368.2
General facilities	6.3	5.8	2.8	2.7	1.1	18.7

Total	$137.2	$144.8	$123.5	$128.3	$116.5	$650.3

This utility capital expenditure plan is subject to continual review and change. KCP&L is currently evaluating various purchase and construction options to meet capacity and energy requirements in 2005 through 2010.
Consequently, the table does not reflect utility capital expenditures for new capacity.

Peaking capacity totaling 385 megawatts is being added pursuant to a $176 million construction and operating lease transaction as discussed in the KCP&L Business Overview.

Strategic Energy

Strategic Energy Business Overview
Strategic Energy provides power supply coordination services by entering into long-term contracts with its customers to supply electricity that Strategic Energy purchases under long-term contracts to manage its customers electricity needs. In return, Strategic Energy receives an ongoing management fee, which is included in the contracted sales price for the electricity. Strategic Energy operates in several electricity markets offering retail choice, including Pennsylvania, California, Ohio, New York, Massachusetts and Texas. Strategic Energy is targeting expansion into two additional states in 2003, which would expand its operations into eight of the sixteen states that offer retail choice. Strategic Energy also provides strategic planning and consulting services in the natural gas and electricity markets.

In the normal course of business, Great Plains Energy and KLT Inc. enter into various agreements providing financial or performance assurance to third parties on behalf of Strategic Energy. Such agreements include, for example, guarantees, stand-by letters of credit and surety bonds. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to Strategic Energy on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish Strategic Energy’s intended business purposes.

In 2001, KLT Energy Services exchanged its ownership of $4.7 million of preferred stock in another energy service company for additional ownership in Strategic Energy. This transaction increased KLT Energy Services’ indirect ownership in Strategic Energy from 72% to 83%. During the fourth quarter of 2002, IEC acquired a 6% indirect ownership position in Strategic Energy in exchange for $15.1 million in common stock and notes issued by Great Plains Energy and IEC. As of December 31, 2002, Great Plains Energy’s indirect ownership in Strategic Energy totals 89%.

In 2000, Strategic Energy also provided retail gas services to commercial, institutional and small manufacturing customers. Strategic Energy elected to exit this business in the first quarter of 2001 to focus on power supply coordination services and had phased out of retail gas services at the end of 2001. Strategic Energy made this decision after evaluating the organizational demands, growth prospects and relative levels of profitability of both businesses. As the marketplace and Strategic Energy’s business evolves, Strategic Energy may elect to re-enter the market for retail gas services.

At December 31, 2002, Strategic Energy provided power supply coordination services on behalf of approximately 33,100 commercial, institutional and small manufacturing accounts. Strategic Energy’s customer base is very diverse. Strategic Energy served over 5,200 customers, including numerous Fortune 500 companies, smaller companies, and governmental entities. Based solely on current signed contracts and expected usage, Strategic Energy anticipates future MWh sales of 14.0 million, 8.2 million, 5.3 million, and 1.2 million for the years 2003 through 2006, respectively. Strategic Energy expects to also supply additional MWh sales in these years through growth in existing markets by re-signing existing customers and signing new customers as well as through expansion into new markets.

Strategic Energy enters into forward contracts with multiple suppliers. At December 31, 2002, Strategic Energy’s five largest suppliers under forward supply contracts represented 69% of the total future committed purchases. In the event of supplier non-delivery or default, Strategic Energy’s results of operations could be affected to the extent that the cost of replacement power exceeded the combination of the contracted price with the supplier and the amount of collateral held by Strategic Energy to mitigate its market risk with the supplier. Strategic Energy’s results of operations could also be affected, in a given period, if it was required to make a payment upon termination of a supplier contract to the extent that the contracted price with the supplier exceeded the market value of the contract. Strategic Energy monitors its counterparty credit risk by evaluating the credit quality and performance of its suppliers on a routine basis and by, among other things, adjusting the amount of collateral required from its suppliers, as part of its risk management policy and practices.

Strategic Energy maintains a commodity-price risk management strategy that uses forward physical energy purchases and derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity-price volatility. As a result of supplying electricity to retail customers under fixed rate contracts, Strategic Energy’s policy is to match customers’ demand with fixed price purchases. In certain markets where Strategic Energy operates, entering into forward fixed price contracts is cost prohibitive. By entering into swap contracts for a portion of its forecasted purchases in these markets, the future purchase price of electricity is effectively fixed under these swap contracts. The swap contracts limit the unfavorable effect that price increases will have on electricity purchases. Under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, all of the swap agreements are currently designated as cash flow hedges resulting in the difference between the market value of energy and the hedge value being recorded as comprehensive income (loss). At December 31, 2002 and 2001, the accumulated comprehensive gain (loss), net of income taxes and minority interest, reflected in Great Plains Energy’s consolidated statements of capitalization included a $0.8 million gain and $11.7 million loss, respectively, related to such cash flow hedges. However, substantially all of the energy hedged with the swaps has been sold to customers through contracts at prices different than the fair market value used to value the swaps. Therefore, Strategic Energy does not anticipate realizing the gain (loss) represented in comprehensive income.

During the third quarter of 2002, the FERC issued a Notice of Proposed Rulemaking to Remedy Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design. The proposed rulemaking is designed to establish a single non-discriminatory open access transmission tariff with a single transmission service that is applicable to all users of the interstate transmission grid. Strategic Energy has evaluated the impact of the proposed rulemaking on its operations and provided comments to the FERC that are generally supportive of the provisions of the proposal, but suggested some changes to the proposed rule. The FERC has recently announced that it will issue a white paper on Standard Electricity Market Design in April 2003 and accept comments on that paper before issuing a final rule, which is now expected in the third or fourth quarter of 2003.

Strategic Energy Results of Operations
The following table summarizes Strategic Energy’s comparative results of operations.

	2002	2001	2000

	(millions)
Operating revenues	$789.5	$411.9	$129.6
Purchased power	(685.4)	(329.0)	(84.4)

Revenues, net of
purchased power	104.1	82.9	45.2
Other operating expenses	(37.6)	(38.7)	(30.9)
Depreciation	(0.9)	(0.3)	(0.4)

Operating income	65.6	43.9	13.9
Non-operating income (expenses)	(10.4)	(6.4)	(4.2)
Interest charges	(0.3)	(0.5)	(0.2)
Income taxes	(25.2)	(15.2)	(3.6)

Net income	$29.7	$21.8	$5.9

Strategic Energy’s net income increased $22.9 million in 2002 compared to 2001, excluding earnings during 2001 of $15.0 million from the sale of power purchased from one supplier under wholesale contracts that expired at the end of 2001. The increased net income in 2002 compared to 2001 is primarily due to continued growth in retail electric sales from the expansion into new markets and continued sales efforts in existing markets, partially offset by increased labor and benefits as well as other general and administrative expenses and income taxes due to increased sales in states with higher income tax rates. Strategic Energy’s net income increased $15.9 million in 2001 compared to 2000, primarily due to growth in retail electric sales and higher earnings during 2001 than in 2000 on wholesale sales of the power supplied under the wholesale contracts discussed above.

Strategic Energy Operating Revenues
Operating revenues from Strategic Energy increased $377.6 million in 2002 compared to 2001 and $282.3 million in 2001 compared to 2000. The following table reflects Strategic Energy’s operating revenues.

		%		%
	2002	Change	2001	Change	2000

	(millions)
Electric - Retail	$759.5	142	$313.3	446	$57.4
Electric - Wholesale	28.8	(65)	82.7	58	52.3
Gas and other	1.2	(92)	15.9	(20)	19.9

Total Operating Revenues	$789.5	92	$411.9	218	$129.6

At December 31, 2002, Strategic Energy served over 5,200 customers, an increase from approximately 3,400 customers and 2,000 customers at the end of 2001 and 2000, respectively. These customers represented approximately 33,100 accounts at the end of 2002, compared to about 19,500 accounts and 7,000 accounts at the end of 2001 and 2000, respectively. Strategic Energy may provide periodic billing credits to its customers resulting from its power supply coordination efforts. The amounts credited back to the customer are treated as a reduction of retail electric revenues when determined to be payable.

Retail electric revenues increased $446.2 million in 2002 compared to 2001 primarily due to increased retail MWh sales, partially offset by an 8% decrease in average retail revenues per MWh. Retail MWh’s sold increased 162% to 11.8 million in 2002 from 4.5 million in 2001, primarily from continued growth in existing markets and expansion into new markets during 2002. Growth in existing markets came primarily from strong sales efforts in re-signing existing customers as well as signing new customers. Expansion into new markets contributed 2.8 million in MWh sales and approximately $166 million of retail electric revenues during 2002. Several factors contribute to changes in the average retail revenues per MWh, including the underlying price of the commodity, the nature and type of products offered and the mix of sales by geographic market.

Retail electric revenues increased $255.9 million in 2001 compared to 2000 primarily due to an increase in retail MWh sales and an increase in average retail revenues per MWh. Retail MWh’s sold increased 221% from 1.4 million in 2000, primarily from growth in existing markets and expansion into new markets during 2001. The increase in average retail revenues per MWh in 2001 compared to 2000 is due to higher bundled product sales in 2001 and expansion into new markets, which had higher average commodity prices than the average for Strategic Energy’s existing markets.

Wholesale electric revenues decreased $53.9 million in 2002 compared to 2001 and increased $30.4 million in 2001 compared to 2000 primarily due to the sale of power during 2001 purchased from one supplier under wholesale contracts that expired at the end of 2001.

During the third quarter of 2001, Strategic Energy began to phase out its natural gas retail supply service, which was completely phased out during the fourth quarter of 2001. This is the primary reason for the decrease in gas and other sales revenues in 2002 compared to 2001.

Strategic Energy Purchased Power
To supply its retail contracts, Strategic Energy purchases long-term blocks of electricity under forward contracts in fixed quantities at fixed prices from power suppliers based on projected usage. Strategic Energy sells any excess retail supply of electricity back into the wholesale market. The proceeds from the sale of excess supply of electricity is recorded as a reduction of purchased power. The gross amount of excess retail supply sales that reduced purchased power was $126.4 million, $95.6 million and $29.5 million in 2002, 2001 and 2000, respectively.

As previously discussed, Strategic Energy operates in several retail choice electricity markets. The cost of supplying electricity to retail customers can vary widely by geographic market. This variability can be affected by many factors including, among other items, geographic differences in the cost per MWh of purchased power and capacity charges due to regional purchased power availability and requirements of other electricity providers and differences in transmission charges. However, Strategic Energy has mitigated the effects of higher supply costs by entering into long-term, full-requirements contracts with customers that are priced to the customers based on the cost of the associated supply contract.

Purchased power increased $356.4 million in 2002 compared to 2001 and $244.6 million in 2001 compared to 2000 primarily due to the increases in electric MWh sales discussed above. Additionally, purchased power expense as a percentage of electric revenues increased in 2002 compared to 2001 primarily due to purchases of power from one supplier during 2001 under wholesale contracts that expired at the end of 2001. Purchased power expense as a percentage of electric revenues also increased in 2001 compared to 2000. The 2001 increase in purchased power as a percentage of electric revenues was due to a significant increase in the percentage of Strategic Energy’s total MWh sales derived from retail MWh sales compared to 2000. Strategic Energy’s wholesale electric MWh sales in both 2001 and 2000 had a higher gross margin (revenues less cost of energy supplied) than its retail electric MWh sales.

Strategic Energy Other Operating Expenses
Strategic Energy’s other operating expenses as a percentage of operating revenues decreased to 4.8% in 2002 from 9.4% and 23.8% in 2001 and 2000, respectively, due to Strategic Energy’s efforts in leveraging its infrastructure and the effects of achieving economies of scale. Strategic Energy continued to experience increased labor and benefits as well as other general and administrative expenses during 2002, following the growth in retail electric sales, expansion into new markets and increased fuel management and consulting activities. Other operating expenses in 2001 include the cost of commercial gas sales of about $15.5 million, from Strategic Energy’s natural gas retail supply service, which was phased out by the end of 2001. As a result, other operating expenses (excluding the cost of commercial gas sales) increased $14.4 million in 2002 compared to 2001. Contributing to this increase were higher labor and benefit costs from the addition of employees and increasing health care related costs, higher profit sharing and deferred compensation expense which are tied to earnings and financial performance, and higher other general and administrative expenses associated with higher sales volumes, geographic market expansion, and regulatory and market development initiatives. Operating expenses increased $7.8 million in 2001 compared to 2000 primarily due to increased labor and benefits costs from the addition of employees during 2001 as well as increased other general and administrative expenses during 2001, following the pattern of growth in sales and expansion of activities discussed above.

Strategic Energy Non-operating Income (Expenses)
Non-operating income (expenses) includes non-operating income less minority interest expense and non-operating expenses. In 2002 compared to 2001, non-operating income (expenses) increased $4.0 million primarily due to a gain of $1.4 million recognized on the sale of gas contracts during the second quarter of 2001 and an increase in minority interest expense of $2.8 million, which represents the share of Strategic Energy’s net income not attributable to Great Plains Energy’s indirect ownership interest in Strategic Energy. In 2001 compared to 2000, non-operating income (expenses) increased $2.2 million primarily due to an increase in minority interest expense of $3.6 million, offset by the gain of $1.4 million recognized on the sale of gas contracts during the second quarter of 2001.

KLT Gas

KLT Gas Business Overview
KLT Gas is focused on exploring for, developing and producing unconventional natural gas resources, including coalbed methane properties. KLT Gas believes that unconventional natural gas resources provide an economically attractive alternative source of supply to meet the growing demand for natural gas in North America. Additionally, KLT Gas’ management team has experience and expertise in identifying, testing and producing unconventional natural gas properties and, as a result, it believes its expertise provides a competitive advantage in this niche of the exploration and production sector. Because it has a longer, predictable reserve life and lower development cost, management believes unconventional natural gas exploration is inherently lower risk than conventional gas exploration.

Although gas prices have been volatile historically, KLT Gas continues to believe that the long-term future price scenarios for natural gas appear strong. Environmental concerns, especially air quality, and the increased demand for natural gas for new electric generating capacity are contributing to this projected growth in demand.

KLT Gas’ properties are located in Colorado, Texas, Wyoming, Kansas, and Nebraska. These leased properties cover approximately 255,000 undeveloped acres. The testing of this acreage is in accordance with KLT Gas’ exploration plan and capital budget. KLT Gas estimates capital expenditures of approximately $30 million to $40 million annually for the years 2003 through 2005. The timing of the testing may vary from current plans based upon obtaining the required environmental and regulatory approvals and permits and future changes in market conditions. KLT Gas continues to seek and identify new prospects in addition to its existing portfolio of properties.

In 2002, KLT Gas focused on the acquisition of additional leased acreage and the testing and development of several unconventional natural gas exploration projects. KLT Gas is in the early stages of testing a new prospect in Colorado and continuing pilot development at a Powder River Basin project and two additional projects in the Rocky Mountain region. KLT Gas continued production at its South Texas property.

KLT Gas Results of Operations
The following table summarizes KLT Gas’ comparative results of operations.

	2002	2001	2000

	(millions)
Operating revenues	$1.1	$0.3	$30.5
Other operating expenses	(9.6)	(9.4)	(22.3)
Depreciation and depletion	(2.5)	(1.8)	(6.0)
Gain on property	0.2	23.8	107.9

Operating income (loss)	(10.8)	12.9	110.1
Income from equity investments	-	1.0	3.6
Non-operating income (expenses)	0.8	0.3	5.3
Interest charges	(0.3)	-	(3.5)
Income taxes	10.3	0.1	(36.3)

Net income	$-	$14.3	$79.2

KLT Gas is currently testing gas properties following its most recent sale of property during the second quarter of 2001. KLT Gas’ 2001 net income included its second quarter Patrick KLT Gas, LLC sale which resulted in a $12.0 million after tax gain. KLT Gas’ 2000 net income included its third and fourth quarter sales of producing natural gas properties, resulting in a $68.0 million after tax gain.

KLT Gas Operating Revenues
Operating revenues increased $0.8 million in 2002 compared to 2001 primarily due to the effect of gas hedging activities during 2001, partially offset by declining production at KLT Gas’ South Texas property during 2002. Operating revenues decreased $30.2 million in 2001 compared to 2000 primarily due to the sale of producing natural gas properties in the third and fourth quarters of 2000 and the effect of gas hedging activities. KLT Gas unwound the majority of its gas hedge derivatives with an offsetting swap transaction during the second quarter of 2001. The fair market value of the swap was recorded in gas revenues.

KLT Gas Income Taxes
KLT Gas recorded tax credits related to its investment in natural gas properties of $6.5 million, $6.0 million and $7.1 million in 2002, 2001 and 2000, respectively. The law that allowed substantially all of these credits expired at the end of 2002.

Other Non Regulated Activities

Investment in Affordable Housing Limited Partnerships — KLT Investments
KLT Investments Inc.´s (KLT Investments) earnings in 2002 totaled $10.4 million (including an after tax reduction of $5.7 million in its affordable housing investment) compared to earnings of $6.6 million in 2001 (including an after tax reduction of $8.6 million in its affordable housing investment) and earnings of $13.3 million in 2000 (including an after tax reduction of $1.5 million in its affordable housing investment).

Pretax reductions in affordable housing investments were $9.0 million, $13.5 million and $2.4 million in 2002, 2001 and 2000, respectively. Pretax reductions in its affordable housing investments are estimated to be $13 million, $7 million, $7 million, and $6 million for the years 2003 through 2006, respectively. The reductions in 2002, 2001 and 2000 and estimated future reductions are based on comparisons of the cost for those properties accounted for by the cost method to the total projected residual value of the properties and remaining tax credits to be received. These projections are based on the latest information available but the ultimate amount and timing of actual reductions could be significantly different from the above estimates. The properties underlying the partnership investment are subject to certain risks inherent in real estate ownership and management. Even after the estimated reductions, earnings from the investments in affordable housing are expected to be positive for the next four years.

KLT Investments accrued tax credits related to its investments in affordable housing limited partnerships of $19.3 million, $19.2 million and $19.2 million in 2002, 2001 and 2000, respectively.

Subsidiary of KLT Telecom Files for Bankruptcy — DTI
The accounting treatment related to DTI and its 2001 bankruptcy is complex and is addressed in greater detail in Note 19 to the consolidated financial statements; consequently, Note 19 in its entirety is incorporated by reference in this portion of Management’s Discussion and Analysis and should be read as a component of this discussion.

In 1997, KLT Telecom originally purchased, for $45 million, a 47% equity ownership of DTI, a facilities-based telecommunications company headquartered in St. Louis. DTI’s operating losses reduced this original equity investment to zero by June 2000. In February 2001, KLT Telecom increased its ownership to 83.6% by purchasing additional shares at a cost of approximately $40 million, and in conjunction with such purchase made a $94 million loan to Holdings. Also in February 2001, KLT Telecom made a commitment to obtain or arrange a $75 million revolving credit facility for Digital Teleport Inc. KLT Telecom loaned Digital Teleport Inc. $47 million during 2001 under this and other arrangements. DTI intended to refinance part of these loans. However, a new senior credit facility from bank lenders was not obtained due to, among other things, the downturn in the telecommunications industry.

Starting in the second quarter of 2001, DTI conserved cash by more narrowly focusing its strategy to providing connectivity in secondary and tertiary markets in a five state region. DTI actively explored its strategic alternatives including a merger, sale of assets and all other types of recapitalization including bankruptcy. DTI originally thought that the industry downturn would be only temporary. However, during the fourth quarter the combination of a lack of additional financing, continued decline of the telecommunication industry, and the cash requirements of maintaining its long-haul assets resulted in DTI making the decision to abandon certain of its long-haul assets and file for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

On December 31, 2001, a subsidiary of KLT Telecom, Holdings and its subsidiaries, Digital Teleport and Digital Teleport of Virginia, Inc., filed separate voluntary petitions in Bankruptcy Court for the Eastern District of Missouri for reorganization under Chapter 11 of the U.S. Bankruptcy Code. These cases have been consolidated for joint procedural administration. Holdings and its two subsidiaries are collectively called “DTI”. The filings enable DTI to continue to conduct its business operations while attempting to resolve its financial obligations. KLT Telecom agreed to provide up to $5 million in a DIP Loan to Digital Teleport for a term of 18 months during the bankruptcy process if it achieves certain financial goals. The Bankruptcy Court approved the DIP Loan on February 18, 2002, but no advances have been made under the DIP Loan to date.

In December 2002, Digital Teleport entered into an agreement to sell substantially all of its assets (Asset Sale) to CenturyTel Fiber Company II, LLC (Century Tel), a nominee of CenturyTel, Inc. (Asset Purchase Agreement). The Asset Sale was approved by the Bankruptcy Court on February 13, 2003, but the Asset Purchase Agreement contains conditions to closing which include among other items the receipt of all necessary regulatory approvals, which must either be satisfied or waived by July 15, 2003.

In the Digital Teleport bankruptcy case, KLT Telecom, KLT Inc., KCP&L, Great Plains Energy, Digital Teleport and the Official Unsecured Creditors Committee of Digital Teleport entered into a Settlement Agreement as of December 23, 2002 (Teleport Settlement Agreement). The Teleport Settlement Agreement, if approved by the Bankruptcy Court, resolves all material issues and disputes among the parties to that agreement. The Teleport Settlement Agreement does not resolve any claims that Holdings or its creditors may have against the Company; however, as discussed below, settlement discussions have commenced in the Holdings bankruptcy case. Digital Teleport and Digital Teleport of Virginia have prepared a Chapter 11 plan (Chapter 11 Plan) and disclosure statement reflecting the Asset Sale and the terms of the Teleport Settlement Agreement and expect that a confirmation hearing will be held by the Bankruptcy Court in May 2003. The Chapter 11 Plan contemplates that Digital Teleport and Digital Teleport of Virginia will be liquidated after distribution of those companies’ assets to their creditors pursuant to the Chapter 11 Plan and the Teleport Settlement Agreement.

In an objection to a motion by Digital Teleport for an extension of time in which to propose a Chapter 11 plan, the largest creditor of Holdings (the Creditor) asserted that Holdings, Digital Teleport and their creditors have claims against KLT Telecom, KLT Inc., KCP&L and Great Plains Energy based on theories of breach of contract, fraudulent conveyance, recharacterization of debt, subordination and breach of fiduciary duty. Among other things, the Creditor asserted that certain tax benefits should have been paid to Holdings and Digital Teleport, rather than to KLT Telecom as provided in the October 1, 2001 Great Plains Energy tax allocation agreement. The Creditor has not otherwise pursued these claims at this time, and the Company believes that it has meritorious defenses to these claims. Further, Holdings, the principal creditors of Holdings (including the Creditor), KLT Telecom, KLT Inc., KCP&L, and Great Plains Energy are in the process of negotiating a separate settlement agreement which, if finalized and approved by the Bankruptcy Court, is anticipated to resolve the Holdings bankruptcy case and any claims that might be asserted in the Holdings bankruptcy case against the Company, and to provide payment to the creditors of Holdings from a portion of the proceeds KLT Telecom otherwise would receive from the Asset Sale. If the separate settlement agreement is finalized, it is anticipated that the Chapter 11 Plan will be modified to add Holdings as a proponent and to include the terms of the Holdings Settlement Agreement. For further information regarding the DTI bankruptcy proceedings, see Note 19 to the consolidated financial statements.

The operating results of DTI have been included for the period February 8, 2001 (date of acquisition) through September 30, 2001, for consolidated KCP&L and through December 31, 2001, for Great Plains Energy. Because of DTI’s bankruptcy filings, KLT Telecom no longer has control over nor can it exert significant control over DTI. As a consequence, as of December 31, 2001, DTI was de-consolidated and is presented on the cost basis. Consequently, KLT Telecom did not include in its financial results the ongoing results of operations, earnings or losses incurred by DTI during 2002 and will not do so during the remaining period of the DTI bankruptcy proceedings.

Because of the bankruptcy filings, a $195.8 million net write-off was included in (Gain) Loss on Property in operating expenses on Great Plains Energy’s 2001 Consolidated Statement of Income. A corresponding tax benefit of $55.8 million was included in income taxes. The net impact of the bankruptcy to income was a $140.0 million reduction.

Income taxes reported in 2001 do not reflect the entire effect of the net write-off because of the uncertainty of recognizing future tax deductions while in the bankruptcy process. If additional DTI assets are abandoned or sold during the bankruptcy process, or additional tax losses not already reflected are incurred by DTI, future tax benefits will be recorded.

Other
During 2001, KLT Energy Services wrote off its $6.2 million investment in the common stock of Bracknell due to a decline in its share price and the bankruptcy filing of one of Bracknell’s subsidiaries. In 2000, KLT Inc. realized losses on its investment in CellNet Data Systems Inc. (CellNet) of $3.1 million after tax.

Significant Balance Sheet Changes
      (December 31, 2002 compared to December 31, 2001)

o	Great Plains Energy’s receivables increased $48.8 million primarily due to a $48.4 million increase in Strategic Energy’s receivables as a result of the strong growth in its power supply coordination services and a $7.6 million increase in consolidated KCP&L’s receivables partially offset by a $4.7 million decrease in KLT Gas’ receivables. Consolidated KCP&L’s receivables increased primarily due to a $7.3 million increase in KCP&L’s receivables due to an increase in bulk power sales.
o	Great Plains Energy’s and consolidated KCP&L’s assets and liabilities of discontinued operations are the result of the disposition of RSAE and are presented separately as prescribed by SFAS No. 144. See Note 20 to the consolidated financial statements for additional information.
o	Great Plains Energy’s affordable housing limited partnerships decreased $12.5 million primarily due to a reduction in the valuation of the properties held by KLT Investments.
o	Great Plains Energy’s goodwill increased $12.0 million due to IEC’s purchase of a 6% indirect ownership interest in Strategic Energy.
o	Great Plains Energy’s other deferred charges increased $4.8 million due to a $4.8 million increase in consolidated KCP&L’s other deferred charges. Consolidated KCP&L’s other deferred charges increase was primarily due to a $4.3 million increase in KCP&L’s fair value of interest rate hedging derivatives.

o	Great Plains Energy’s notes payable decreased $102.9 million primarily due to Great Plains Energy paying down $110.0 million of its short-term credit facility with proceeds from the November 2002 equity offering. This decrease was partially offset by Great Plains Energy borrowings in 2002 primarily used to make a capital contribution to KCP&L.
o	Great Plains Energy’s and consolidated KCP&L’s commercial paper decreased $62.0 million primarily due to KCP&L paying down commercial paper with cash flow from operations and a capital contribution from Great Plains Energy.
o	Great Plains Energy’s current maturities of long-term debt decreased $105.2 million primarily due to a $103.0 million decrease in consolidated KCP&L’s current maturities of long-term debt. Consolidated KCP&L’s decrease was primarily due to refinancing $200.0 million of maturing KCP&L medium-term notes with the issuance of KCP&L unsecured senior notes and a $27.0 million decrease due to KCP&L retiring medium-term notes partially offset by a $124.0 million increase in the current portion of KCP&L’s medium-term notes.
o	Great Plains Energy’s and consolidated KCP&L’s Environmental Improvement Revenue Refunding (EIRR) bonds classified as current decreased $96.5 million due to the remarketing of $146.5 million Series 1998 A, B and D bonds to a five-year term offset by $50.0 million of Series 1998 C bonds classified as current due to the scheduled remarketing in August 2003.
o	Great Plains Energy’s accounts payable increased $1.0 million primarily due to a $42.5 million increase in Strategic Energy’s accounts payable as a result of the strong growth in its power supply coordination services, mostly offset by a $36.0 million decrease in consolidated KCP&L’s accounts payable and a $5.4 million decrease in KLT Gas’ accounts payable. Consolidated KCP&L’s accounts payable decreased primarily due to the timing of cash payments by KCP&L.
o	Great Plains Energy’s and consolidated KCP&L’s pension liability increased $44.6 million primarily due to KCP&L’s $42.2 million additional minimum pension liability as a result of a significant decline in the market value of pension plan assets.
o	Great Plains Energy’s combined accrued taxes liability and current income tax asset increased $46.0 million to a liability of $29.2 million primarily due to a $49.6 million increase in consolidated KCP&L’s accrued tax. Consolidated KCP&L’s increase is primarily due to a $50.4 million increase in KCP&L’s accrued tax due to the timing of income tax payments.

Capital Requirements and Liquidity
Great Plains Energy operates through its subsidiaries and has no material assets other than the stock of its subsidiaries. Great Plains Energy’s ability to make payments on its debt securities and its ability to pay dividends is dependent on its receipt of dividends from its subsidiaries and proceeds from the sale of its securities.

Great Plains Energy’s capital requirements are principally comprised of KCP&L’s utility capital expenditures, KLT Gas’ capital expenditures, and KCP&L’s pension benefit plan funding requirements discussed below. Capital expenditures are discussed in Management’s Discussion and Analysis consolidated KCP&L and KLT Gas sections. Additional cash and capital requirements for the companies, including long-term debt requirements, are discussed below.

Great Plains Energy’s liquid resources at December 31, 2002, included cash flows from operations of subsidiaries, $65.3 million cash on hand and $367.0 million of unused bank lines of credit. The unused lines consisted of $126.0 million from KCP&L’s short-term bank lines of credit, $30.0 million from Strategic Energy’s bank line of credit, and $211.0 million from Great Plains Energy’s revolving credit facilities.

Great Plains Energy terminated its $129 million bridge revolving credit facility in the first quarter of 2002 and replaced it with a $205 million 364-day revolving credit facility syndicated with a group of banks. Also during 2002, Great Plains Energy entered into a $20 million 364-day revolving credit facility with a bank. The $205 million facility contains a material adverse change (MAC) clause that requires Great

Plains Energy to represent, prior to receiving any funding, that no MAC has occurred. The $20 million facility does not contain a MAC clause. Great Plains Energy’s available liquidity under these facilities is not impacted by a decline in credit ratings unless the downgrade occurs in the context of a merger, consolidation or sale. The Company is currently negotiating the renewal and consolidation of these facilities.

Strategic Energy increased its bank line of credit in 2002 to $30 million from $10 million. The line of credit contains a MAC clause. This agreement requires Strategic Energy to represent, prior to receiving any funding, that no MAC has occurred.

KCP&L’s primary sources of liquidity are cash flows from operations and bilateral credit lines totaling $126.0 million with six banks (as of December 31, 2002). KCP&L uses these lines to provide support for its issuance of commercial paper, which had all been repaid at December 31, 2002. These bank facilities are each for a 364-day term and mature at various times throughout the year. Four of the facilities totaling $76.0 million can be extended for one year under their term out provisions. KCP&L has MAC clauses in two agreements covering $50.0 million of available bilateral credit lines. These two agreements require KCP&L to represent, prior to receiving any funding, that no MAC has occurred. KCP&L’s available liquidity under these facilities is not impacted by a decline in credit ratings unless the downgrade occurs in the context of a merger, consolidation or sale. A default by KCP&L on other indebtedness is a default under these bank line agreements. Under the terms of certain bank line agreements, KCP&L is required to maintain a consolidated indebtedness to consolidated capitalization ratio not greater than 0.65 to 1.0 at all times. At December 31, 2002, the consolidated indebtedness to consolidated capitalization ratio calculated in accordance with the covenant was 0.60 to 1.0; therefore, the Company was in compliance with the covenant.

Under the indenture relating to KCP&L’s 8.3% Junior Subordinated Deferrable Interest Debentures, due 2037 (Debentures), which are held by KCP&L Financing I, KCP&L may not declare or pay any dividends on any shares of its capital stock if at the time (i) there is an event of default (as defined in the indenture), (ii) KCP&L is in default with respect to its payment of any obligations under its guarantee of preferred securities issued by KCP&L Financing I, or (iii) KCP&L has elected to defer payments of interest on the Debentures.

Great Plains Energy has agreements with KLT Investments associated with notes KLT Investments issued to acquire its affordable housing investments. Prior to forming Great Plains Energy, KCP&L had these agreements. Great Plains Energy agreed not to take certain actions including, but not limited to, merging, dissolving or causing the dissolution of KLT Investments, or withdrawing amounts from KLT Investments if the withdrawals would result in KLT Investments to not be in compliance with minimum net worth and cash balance requirements. The agreements also give KLT Investments’ lenders the right to have KLT Investments repurchase the notes if Great Plains Energy’s senior debt rating falls below investment grade, or if Great Plains Energy ceases to own at least 80% of KCP&L’s stock. At December 31, 2002, KLT Investments had $19.7 million in outstanding notes, including current maturities.

Pursuant to agreements with the MPSC and the KCC, KCP&L maintains its common equity at not less than 35% of total capitalization. Additionally, Great Plains Energy maintains its consolidated common equity at no less than 30% of total consolidated capitalization.

KCP&L’s consolidated statements of cash flows include KLT Inc. and GPP for all the periods prior to the October 1, 2001 formation of the holding company. The presentation of the prior years statements of cash flows for Great Plains Energy is provided for comparative purposes and is identical to the statements of cash flows for consolidated KCP&L, prior to the formation of the holding company. The effect of DTI on the statements of cash flows is detailed in Note 19 to the consolidated financial statements.

Great Plains Energy and consolidated KCP&L generated positive cash flows from operating activities for all periods presented. The increase for Great Plains Energy and consolidated KCP&L in 2002 compared to 2001 is due to the changes in working capital detailed in Note 2 to the consolidated financial statements. The individual components of working capital vary with normal business cycles and operations. Also, the timing of the Wolf Creek outage affects the refueling outage accrual, deferred income taxes and amortization of nuclear fuel. The increase for Great Plains Energy and consolidated KCP&L in 2001 compared to 2000 is due to increased net income before non-cash expenses. The increased net income before non-cash expenses was partially offset by the changes in working capital detailed in Note 2 to the consolidated financial statements.

Great Plains Energy’s and consolidated KCP&L’s cash used for investing activities varies with the timing of utility capital expenditures and purchases of investments and nonutility property. Investing activities are offset by the proceeds from the sale of properties and insurance recoveries. With KCP&L’s mid-2001 completion of the rebuild of Hawthorn No. 5, utility capital expenditures and the allowance for borrowed funds used during construction decreased $139.1 million in 2002 compared to 2001 and $142.0 million in 2001 compared to 2000. The decreases in 2002 compared to 2001 would have been greater if not for $14.7 million of KCP&L capital expenditures as a result of the January 2002 ice storm. Cash used for purchases of investments and nonutility property in 2002 compared to 2001 decreased primarily reflecting KLT Telecom’s 2001 investments in DTI and DTI’s 2001 purchases of telecommunications property. The increase in 2001 compared to 2000 for the DTI investments and purchased property was partially offset by KLT Gas’ investments in gas properties during 2000. Proceeds from the sale of properties decreased significantly in 2002 compared to 2001 because of KLT Gas’ 2001 sale of its equity ownership in Patrick KLT Gas, LLC. Proceeds from the sale of properties also decreased significantly in 2001 compared to 2000 because the proceeds from the sale of KLT Gas properties in 2000 more than offset the 2001 sale.

Great Plains Energy completed a public offering of 6.9 million of Great Plains Energy common shares at $22 per share, raising $151.8 million in gross proceeds in late 2002. Expenses to issue the stock totaled $6.1 million, which is included in other financing activities. Great Plains Energy repaid $185.8 million of debt balances in 2002 compared to net borrowings in 2001 of $186.5 million. Included in the Great Plains Energy’s amounts, consolidated KCP&L repaid $64.2 million of debt balances in 2002 compared to net borrowings of $160.4 million in 2001. The repayments in 2002 compared to the borrowings in 2001 reflect decreased investing activities in utility capital expenditures, nonutility property and investments discussed above. Cash from Great Plains Energy financing activities increased in 2001 compared to 2000 primarily because short-term borrowings increased $130.4 million in 2001 compared to a $183.1 million decrease in 2000. However, this change in short-term borrowings was partially offset by a $264.5 million decrease in long-term debt issuances, net of repayments. Cash from consolidated KCP&L financing activities increased similarly in 2001 compared to 2000, but exclude the fourth quarter 2001 $99.5 million repayment of KLT Inc.‘s bank credit agreement and a fourth quarter 2001 $124.0 million increase in short term borrowings by Great Plains Energy.

On November 7, 2002, Great Plains Energy entered into an Agreement and Plan of Merger (Agreement) with ELC, the ELC shareholders and IEC, a wholly-owned subsidiary of Great Plains Energy. The ELC Shareholders received $15.1 million in merger consideration. As part of the merger consideration, on November 7, 2002, Great Plains Energy issued 387,596 additional shares of its common stock to the ELC Shareholders. The Agreement valued such shares at approximately $8 million. The remainder of the merger consideration was in short-term notes, which were paid in January 2003.

In early 2003, KCP&L received a total of approximately $100 million as an equity contribution from Great Plains Energy. KCP&L repaid $104.0 million of medium-term notes included in current maturities on its December 31, 2002, balance sheet.

KCP&L expects to meet day-to-day operating requirements including interest payments, construction requirements (excluding new generating capacity) and dividends with internally-generated funds. However, it might not be able to meet these requirements with internally-generated funds because of the effect of inflation on operating expenses, the level of MWh sales, regulatory actions, compliance with future environmental regulations and the availability of generating units. The funds Great Plains Energy and consolidated KCP&L need to retire maturing debt (detailed below) will be provided from operations, the issuance of long and short-term debt and/or the issuance of equity or equity-linked instruments. In addition, the Company may issue debt, equity and/or equity-linked instruments to finance growth or take advantage of new opportunities.

Great Plains Energy filed a registration statement in April 2002 for the issuance of an aggregate amount up to $300 million of any combination of senior debt securities, subordinated debt securities, trust preferred securities, convertible securities, or common stock. The registration statement became effective in November 2002 and Great Plains Energy issued $151.8 million of common stock. The proceeds were used for repayment of debt and general corporate purposes.

As a registered public utility company, Great Plains Energy must receive authorization from the SEC under the 35 Act to issue equity or debt. Great Plains Energy is currently authorized to issue up to $450.0 million of debt and equity. Great Plains Energy has utilized $423.8 million of this amount as follows: (i) $39.0 million in preferred stock issued in connection with the October 1, 2001, reorganization; (ii) $225.0 million in revolving credit facilities and (iii) $159.8 million in common equity issued in a public offering and in connection with IEC’s acquisition of an indirect ownership interest in Strategic Energy. Great Plains Energy is seeking an additional $750 million in authorization from the SEC and anticipates the SEC will act on the application in 2003.

In 2002, KCP&L issued $225 million of 6.0% unsecured senior notes, maturing in 2007. The proceeds from the issuance were primarily used to refinance maturing unsecured medium-term notes.

KCP&L plans to file a registration statement in 2003 for up to $255 million in debt securities. This will preserve KCP&L’s flexibility to access the capital markets for long-term debt if required.

KCP&L has entered into a revolving agreement, which expires in October 2003, to sell all of its right, title and interest in the majority of its customer accounts receivable to Receivables Company, which in turn sells most of the receivables to outside investors. KCP&L expects the agreement to be renewed annually. See Note 3 to the consolidated financial statements.

Pensions
KCP&L maintains defined benefit plans for substantially all of its employees. Our policy is to fund the plan on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants consistent with the funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Contributions of $1.6 million and $1.0 million were made in 2002 and 2001, respectively.

Due to sharp declines in the debt and equity markets since the third quarter of 2000, the value of assets held in the trusts to satisfy pension plan obligations has decreased significantly. As a result, under the minimum funding requirements of ERISA, KCP&L will be required to fund approximately $9.7 million and $20.9 million during 2003 and 2004, respectively. Management believes KCP&L has adequate access to capital resources through cash flows from operations or through existing lines of credit to support this funding.

Participants in the plans may request a lump-sum cash payment upon termination of their employment, which could result in increased cash requirements from pension plan assets and KCP&L being required to accelerate future funding. While it is difficult to estimate future cash requirements due to uncertain market conditions and other factors, additional funding may be required in future years.

Under the terms of the pension plans, KCP&L reserves the right to amend or terminate the plans, and from time to time benefits have changed. See Note 7 to the consolidated financial statements for further discussion.

Credit Ratings
At December 31, 2002, the major credit rating agencies rated the Companies’ securities as follows:

	Moody's	Standard
	Investors Service	and Poor's

Great Plains Energy
Outlook	Negative	Stable
Corporate Credit Rating	-	BBB
Bank Credit Facility	Baa2	-
Preferred Stock	Ba1	BB+
Senior Unsecured Debt	Baa2 (preliminary)	BBB- (preliminary)
Subordinated Debt	Baa3 (preliminary)	BBB- (preliminary)

KCP&L
Outlook	Negative	Stable
Senior Secured Debt	A1	BBB
Senior Unsecured Debt	A2	BBB
Commercial Paper	P-1	A-2

These ratings reflect the current views of these rating agencies and no assurances can be given that these ratings will continue for any given period of time. The Companies view maintenance of strong credit ratings as being extremely important; however, and to that end, an active and ongoing dialogue is maintained with the agencies with respect to the Companies’ results of operations, financial position, and future prospects.

None of the Companies’ outstanding debt, except for the notes associated with affordable housing investments discussed above, is impacted by a decline in credit ratings, which would cause the acceleration of interest and/or principal payments in the event of a ratings downgrade, unless the downgrade occurs in the context of a merger, consolidation, or sale. However, in the event of a downgrade the Companies and/or their subsidiaries may be subject to increased interest costs on their credit facilities. Additionally, in one bond agreement, KCP&L has agreed to limits on its ability to issue additional mortgage bonds based on the bond’s credit ratings. See Note 15 to the consolidated financial statements.

Supplemental Capital Requirements and Liquidity Information
The following information is provided to summarize cash obligations and commercial commitments.

Great Plains Energy Contractual Cash Obligations

Payment due by period	2003	2004	2005	2006	2007	After 2007	Total

	(millions)
Long-term debt,
including current maturities	$133.2	$59.3	$253.3	$1.7	$226.0	$505.6	$1,179.1
Long-term debt of
discontinued operations,
including current maturities	0.9	1.3	0.9	0.9	1.0	2.0	7.0
Lease obligations	28.1	32.2	35.1	36.7	14.4	114.6	261.1
Lease obligations
of discontinued operations	2.0	1.7	1.0	0.5	0.3	0.1	5.6
Other long-term obligations, net	588.2	360.8	267.5	68.5	20.9	160.4	1,466.3

Total contractual obligations	$752.4	$455.3	$557.8	$108.3	$262.6	$782.7	$2,919.1

Consolidated KCP&L Contractual Cash Obligations

Payment due by period	2003	2004	2005	2006	2007	After 2007	Total

	(millions)
Long-term debt,
including current maturities	$124.0	$54.5	$250.0	$-	$225.5	$505.3	$1,159.3
Long-term debt of
discontinued operations,
including current maturities	0.9	1.3	0.9	0.9	1.0	2.0	7.0
Lease obligations	27.2	31.5	34.6	36.3	14.0	114.2	257.8
Lease obligations
of discontinued operations	2.0	1.7	1.0	0.5	0.3	0.1	5.6
Other long-term obligations, net	87.8	61.3	45.4	18.4	12.3	148.8	374.0

Total contractual obligations	$241.9	$150.3	$331.9	$56.1	$253.1	$770.4	$1,803.7

Long-term debt, including current maturities excludes $0.9 million discount on senior notes and the $4.3 million fair value adjustment to the EIRR bonds related to SFAS No. 133. EIRR bonds classified as current liabilities of $81 million due 2017 are included here on their final due date. See Note 15 to the consolidated financial statements.

Lease obligations includes capital and operating lease obligations; capital lease obligations are less than 5% of the total. Lease obligations also includes leases for railcars to serve jointly-owned generating units where KCP&L is the managing partner. KCP&L will be reimbursed by the other owners for about $1.9 million per year ($24.4 million total). Lease obligations excludes a commitment to either purchase leased combustion turbines at termination of the construction leasing agreement for a price equal to amounts expended by the Lessor or sell the turbines on behalf of the Lessor while guaranteeing the Lessor’s receipt of an amount equal to 83.21% of the amounts expended. See Note 10 to the consolidated financial statements for additional information.

Other long-term obligations include commitments for KCP&L’s share under contracts for acquisition of coal, and nuclear fuel including the DOE assessment; and capacity purchases for KCP&L. KCP&L has capacity sales agreements not included above that total $12.8 million for 2003, $11.8 million per year for 2004 through 2007, and $49.3 million after 2007. Great Plains Energy also includes Strategic Energy’s purchased power commitments of $500.4 million, $299.5 million, $222.1 million, $50.1 million, $8.6 million and $11.6 million for 2003 through 2007 and after 2007, respectively.

Long-term debt of discontinued operations and lease obligations of discontinued operations reflect the disposition RSAE in June 2003. Great Plains Energy’s and consolidated KCP&L’s long-term debt, including current maturities and lease obligations reflect the continuing operations. See Note 20 to the consolidated financial statements for additional information.

Guarantees
In the normal course of business, Great Plains Energy and certain of its subsidiaries enter into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit and surety bonds. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries’ intended business purposes.

As prescribed in Financial Accounting Standards Board (FASB) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, the Company will begin recording a liability for the fair value of obligations it undertakes for guarantees issued after December 31, 2002. The interpretation does not encompass guarantees of the Company’s own future performance, such as Great Plains Energy’s guarantees to support Strategic Energy power purchases and regulatory requirements; however, these guarantees are included in the presentation below. KCP&L will record an immaterial amount for the fair value of guarantees expected to be issued in 2003 for the residual value of vehicles and heavy equipment under an operating lease.

Other Commercial Commitments Outstanding

	Amount of commitment expiration per period
	2003	2004	2005	2006	2007	After 2007	Total

	(millions)
Consolidated KCP&L Guarantees	$1.8	$1.8	$1.8	$1.5	$1.5	$4.4	$12.8

Great Plains Energy Guarantees,
including consolidated KCP&L	$178.0	$1.8	$11.4	$1.5	$2.4	$45.9	$241.0

Great Plains Energy and KLT Inc. have provided $202.3 million of guarantees to support Strategic Energy power purchases and regulatory requirements. Strategic Energy’s current power supply contracts end in 2010; however, 94% expire by the end of 2005. As of December 31, 2002, guarantees related to Strategic Energy are as follows:
o	Great Plains Energy direct guarantees to counterparties totaling $68.7 million and KLT Inc. direct guarantees to counterparties totaling $60.4 million, with varying expiration dates
o	Great Plains Energy indemnifies the issuers of surety bonds totaling $61.2 million, of which $51.6 million expire in 2003 and $9.6 million expire in 2005
o	Great Plains Energy guarantees related to letters of credit totaling $11.9 million, all of which expire in 2003

RSAE has a $25 million line of credit with a commercial bank, which Great Plains Energy supports through an agreement that ensures adequate capital to operate RSAE. With HSS’ June 2003 disposition of RSAE all support obligations were met and the support agreement was terminated. See Note 20 to the consolidated financial statements for additional information concerning the disposition. KCP&L is contingently liable for guaranteed energy savings under agreements with several customers.

KLT Inc. issued a letter of credit, currently $0.9 million, related to the sale of demand side management credits by Custom Energy, LLC, which renews annually and has five years remaining.

KCP&L has entered agreements guaranteeing an aggregate value of approximately $12.8 million over the next eight years. In most cases a subcontractor would indemnify KCP&L for any payments made by KCP&L under these guarantees.

The table above does not include the following guarantees because they do not require a future cash payment:
o	Custom Energy, LLC has guaranteed construction performance bonds totaling $9.7 million which are secured by KLT Energy Services’ ownership interest in Custom Energy. These bonds are expected to expire in 2003.
o	RSAE and its subsidiary, R. S. Andrews of Maryland, have secured notes to an individual and a company totaling $4.1 million. The security for the notes includes a pledge of RSAE stock in R. S. Andrews of Maryland and a security interest in all of R. S. Andrews of Maryland assets. In the event of default on either of the notes, RSAE’s investment in R. S. Andrews of Maryland would be at risk to satisfy the notes. With HSS’ June 2003 disposition of RSAE, the Company has no future exposure in regards to these secured notes. See Note 20 to the consolidated financial statements for additional information concerning the disposition.

The table above does not include the following guarantees:

KCP&L Financing I, a trust, has issued $150.0 million of preferred securities. In connection with the issuance of the preferred securities, KCP&L issued a preferred securities guarantee, which guarantees the payment of any accrued and unpaid distributions, the redemption price and payments upon dissolution, winding-up or termination of the trust, all to the extent that the trust has funds available therefore. At December 31, 2002, there were no accrued and unpaid distributions.

In December 2002, KCP&L obtained bond insurance policies as a credit enhancement to its Series 1993A and 1993B EIRR bonds, which total $79.5 million. The insurance agreement between KCP&L and the issuer of the bond insurance policies, provides for reimbursement by KCP&L for any amounts the insurer pays under the bond insurance policies.

Environmental Matters
KCP&L’s operations are subject to regulation by federal, state and local authorities with regard to air and other environmental matters. The generation and transmission of electricity produces and requires disposal of certain hazardous products which are subject to these laws and regulations. In addition to imposing continuing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions. Failure to comply with these laws and regulations could have a material adverse effect on KCP&L.

KCP&L operates in an environmentally responsible manner and seeks to use current technology to avoid and treat contamination. KCP&L regularly conducts environmental audits designed to ensure compliance with governmental regulations and to detect contamination. Governmental bodies, however, may impose additional or more restrictive environmental regulations that could require substantial changes to operations or facilities at a significant cost. See Note 10 to the consolidated financial statements.

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS

GREAT PLAINS ENERGY
Consolidated Statements of Income

Year Ended December 31	2002	2001	2000

	(thousands)
Operating Revenues
Electric revenues - KCP&L	$1,009,868	$967,479	$951,960
Electric revenues - Strategic Energy	788,278	396,004	111,844
Other revenues	5,209	35,592	52,064

Total	1,803,355	1,399,075	1,115,868

Operating Expenses
Fuel	159,666	163,846	153,144
Purchased power - KCP&L	46,214	65,173	105,722
Purchased power - Strategic Energy	685,370	329,003	84,449
Gas purchased and production expenses	3,531	16,932	30,396
Other	278,061	257,713	249,926
Maintenance	91,419	77,096	74,466
Depreciation and depletion	149,237	157,794	132,378
General taxes	97,198	95,745	92,228
(Gain) Loss on property	(329)	169,947	(99,118)

Total	1,510,367	1,333,249	823,591

Operating income	292,988	65,826	292,277
Income (Loss) from equity investments	(1,173)	24,639	(19,441)
Minority interest in subsidiaries	(10,753)	(7,040)	(4,376)
Non-operating income	6,696	12,312	21,643
Non-operating expenses	(18,948)	(37,598)	(32,620)
Interest charges	87,380	101,918	75,686

Income (loss) from continuing operations before
income taxes and cumulative effect of changes
in accounting principles	181,430	(43,779)	181,797
Income taxes	48,275	(26,813)	53,166

Income (loss) from continuing operations before
cumulative effect of changes in accounting principles	133,155	(16,966)	128,631
Loss from discontinued operations, net
of income taxes (Note 20)	(3,967)	(7,205)	-
Cumulative effect to January 1 of changes in
accounting principles (Note 6 and 7)	(3,000)	-	30,073

Net income (loss)	126,188	(24,171)	158,704
Preferred stock dividend requirements	1,646	1,647	1,649

Earnings (Loss) available for common stock	$124,542	$(25,818)	$157,055

Average number of common shares outstanding	62,623	61,864	61,864

Basic and diluted earnings (loss) per common share
Continuing operations	$2.10	$(0.30)	$2.05
Discontinued operations	(0.06)	(0.12)	-
Cumulative effect	(0.05)	-	0.49

Basic and diluted earnings (loss) per common share	$1.99	$(0.42)	$2.54

Cash dividends per common share	$1.66	$1.66	$1.66

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Balance Sheets

	December 31	December 31
	2002	2001

	(thousands)
ASSETS
Current Assets
Cash and cash equivalents	$65,294	$28,175
Receivables	197,845	149,078
Fuel inventories, at average cost	21,311	22,246
Materials and supplies, at average cost	50,800	50,696
Current income taxes	-	31,031
Deferred income taxes	3,233	5,061
Assets of discontinued operations (Note 20)	38,298	35,667
Other	16,619	16,583

Total	393,400	338,537

Nonutility Property and Investments
Affordable housing limited partnerships	68,644	81,136
Gas property and investments	45,419	43,385
Nuclear decommissioning trust fund	63,283	61,766
Other	55,520	57,444

Total	232,866	243,731

Utility Plant, at Original Cost
Electric	4,428,433	4,332,464
Less-accumulated depreciation	1,885,389	1,793,786

Net utility plant in service	2,543,044	2,538,678
Construction work in progress	39,519	51,265
Nuclear fuel, net of amortization of $121,951 and $127,101	21,506	33,771

Total	2,604,069	2,623,714

Deferred Charges
Regulatory assets	128,901	124,406
Prepaid pension costs	85,945	88,337
Goodwill	26,106	14,114
Other deferred charges	35,452	30,660

Total	276,404	257,517

Total	$3,506,739	$3,463,499

LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$21,079	$124,000
Commercial paper	-	62,000
Current maturities of long-term debt	133,181	238,384
EIRR bonds classified as current	81,000	177,500
Accounts payable	172,319	171,280
Accrued taxes	29,238	14,281
Accrued interest	16,121	13,004
Accrued payroll and vacations	27,053	24,670
Accrued refueling outage costs	8,292	12,979
Liabilities of discontinued operations (Note 20)	34,232	25,631
Other	29,071	32,530

Total	551,586	896,259

Deferred Credits and Other Liabilities
Deferred income taxes	602,907	604,442
Deferred investment tax credits	41,565	45,748
Accrued nuclear decommissioning costs	64,584	63,040
Pension liability	73,251	28,692
Other	76,169	81,652

Total	858,476	823,574

Capitalization (see statements)	2,096,677	1,743,666

Commitments and Contingencies (Note 10)

Total	$3,506,739	$3,463,499

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Statements of Capitalization

	December 31	December 31
	2002	2001

	(thousands)
Long-term Debt (excluding current maturities)
General Mortgage Bonds
Medium-Term Notes due 2004-07,
7.55%* and 7.28%** weighted-average rate	$55,000	$179,000
2.48%* and 2.71%** EIRR bonds due 2012-23	158,768	158,768
EIRR bonds classified as current liabilities	(31,000)	(31,000)
Senior Notes
7.125% due 2005	250,000	250,000
6.500% due 2011	150,000	150,000
6.000% due 2007	225,000	-
Unamortized discount	(915)	(660)
EIRR bonds
2.41%* and 3.25%** Series A & B due 2015	109,607	106,500
4.50%*** Series C due 2017	50,000	50,000
2.41%* and 3.25%** Series D due 2017	41,183	40,000
EIRR bonds classified as current liabilities	(50,000)	(146,500)
Affordable Housing Notes
7.84%* and 8.16%** weighted-average rate due 2004-08	10,564	19,746

Total	968,207	775,854

Company-obligated Mandatorily Redeemable Preferred Securities
of a trust holding solely KCP&L Subordinated Debentures	150,000	150,000

Cumulative Preferred Stock
$100 Par Value
3.80% - 100,000 shares issued	10,000	10,000
4.50% - 100,000 shares issued	10,000	10,000
4.20% - 70,000 shares issued	7,000	7,000
4.35% - 120,000 shares issued	12,000	12,000

Total	39,000	39,000

Common Stock Equity
Common stock-150,000,000 shares authorized without par value
69,196,322 and 61,908,726 shares issued, stated value	609,497	449,697
Capital stock premium and expense	(7,744)	(1,656)
Retained earnings (see statements)	363,579	344,815
Treasury stock	(4)	(903)
Accumulated other comprehensive income (loss)
Income (loss) on derivative hedging instruments	927	(12,110)
Minimum pension obligation	(26,785)	(1,031)

Total	939,470	778,812

Total	$2,096,677	$1,743,666

*	Weighted-average rate as of December 31, 2002
**	Weighted-average rate as of December 31, 2001
***	Weighted-average rate as of December 31, 2002 and 2001

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Statements of Cash Flows

Year Ended December 31	2002	2001	2000

	(thousands)
Cash Flows from Operating Activities
Net income (loss)	$126,188	$(24,171)	$158,704
Less: Loss from discontinued operations, net of income taxes	(3,967)	(7,205)	-

Net income from continuing operations	130,155	(16,966)	158,704
Adjustments to reconcile net income (loss) to net cash
from operating activities:
Cumulative effect of changes in accounting priciples	3,000	-	(30,073)
Depreciation and depletion	149,237	157,794	132,378
Amortization of:
Nuclear fuel	13,109	17,087	15,227
Other	12,461	16,146	11,940
Deferred income taxes (net)	15,594	8,842	(29,542)
Investment tax credit amortization	(4,183)	(4,289)	(4,296)
(Gain) Loss from equity investments	1,173	(24,639)	19,441
(Gain) Loss on property	(329)	169,947	(99,118)
Allowance for equity funds used during construction	(299)	(3,616)	(4,001)
Deferred storm costs	(20,149)	-	-
Minority interest	10,753	7,040	4,376
Other operating activities (Note 2)	30,295	(39,104)	18,837

Net cash from operating activities	340,817	288,242	193,873

Cash Flows from Investing Activities
Utility capital expenditures	(131,158)	(262,030)	(401,041)
Allowance for borrowed funds used during construction	(979)	(9,197)	(12,184)
Purchases of investments	(7,134)	(47,158)	(55,531)
Purchases of nonutility property	(11,551)	(64,639)	(25,466)
Proceeds from sale of assets	7,821	66,460	225,958
Hawthorn No. 5 partial insurance recovery	-	30,000	50,000
Loan to DTI prior to majority ownership	-	(94,000)	-
Other investing activities	(3,748)	10,306	18,967

Net cash from investing activities	(146,749)	(370,258)	(199,297)

Cash Flows from Financing Activities
Issuance of common stock	151,800	-	-
Issuance of long-term debt	224,539	249,277	500,445
Repayment of long-term debt	(238,384)	(193,145)	(179,858)
Net change in short-term borrowings	(172,001)	130,400	(183,099)
Dividends paid	(107,424)	(104,335)	(104,335)
Other financing activities	(15,479)	(6,883)	(5,925)

Net cash from financing activities	(156,949)	75,314	27,228

Net Change in Cash and Cash Equivalents	37,119	(6,702)	21,804
Cash and Cash Equivalents from Continuing
Operations at Beginning of Year	28,175	34,877	13,073

Cash and Cash Equivalents from Continuing
Operations at End of Period	$65,294	$28,175	$34,877

Net Change in Cash and Cash Equivalents from
Discontinued Operations	$(552)	$859	$-
Cash and Cash Equivalents from Discontinued
Operations at Beginning of Year	859	-	-
Cash and Cash Equivalents from Discontinued
Operations at End of Period	$307	$859	$-

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Statements of Comprehensive Income

Year Ended December 31	2002	2001	2000

	(thousands)
Net Income (Loss)	$126,188	$(24,171)	$158,704

Other comprehensive loss:
Gain (loss) on derivative hedging instruments	17,584	(43,706)	-
Income tax (expense) benefit	(7,138)	18,136	-

Net gain (loss) on derivative hedging instruments	10,446	(25,570)	-

Minimum pension obligation	(42,218)	(1,691)	-
Income tax benefit	16,464	660	-

Net minimum pension obligation	(25,754)	(1,031)	-

Reclassification to revenues and expenses, net of tax	2,591	(3,983)	2,337

Comprehensive income (loss) before cumulative
effect of a change in accounting principles,
net of income taxes	113,471	(54,755)	161,041
Cumulative effect to January 1, 2001, of a change
in accounting principles, net of income taxes	-	17,443	-

Comprehensive Income (Loss)	$113,471	$(37,312)	$161,041

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY
Consolidated Statements of Retained Earnings

Year Ended December 31	2002	2001	2000

	(thousands)
Beginning Balance	$344,815	$473,321	$418,952
Net Income (Loss)	126,188	(24,171)	158,704

	471,003	449,150	577,656
Dividends Declared
Preferred stock - at required rates	1,646	1,647	1,649
Common stock	105,778	102,688	102,686

Ending Balance	$363,579	$344,815	$473,321

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Statements of Income

Year Ended December 31	2002	2001	2000

	(thousands)
Operating Revenues
Electric revenues	$1,009,868	$1,256,121	$1,063,804
Other revenues	2,918	31,930	52,064

Total	1,012,786	1,288,051	1,115,868

Operating Expenses
Fuel	159,666	163,846	153,144
Purchased power	46,214	304,862	190,171
Gas purchased and production expenses	-	17,454	30,396
Other	224,618	238,754	249,926
Maintenance	91,333	76,466	74,466
Depreciation and depletion	145,569	151,916	132,378
General taxes	95,546	94,973	92,228
(Gain) Loss on property	(178)	(23,556)	(99,118)

Total	762,768	1,024,715	823,591

Operating income	250,018	263,336	292,277
Income (Loss) from equity investments	-	24,514	(19,441)
Minority interest in subsidiaries	-	(5,417)	(4,376)
Non-operating income	4,641	11,960	21,643
Non-operating expenses	(8,830)	(31,869)	(32,620)
Interest charges	80,306	96,239	75,686

Income (loss) from continuing operations before
income taxes and cumulative effect of changes
in accounting principles	165,523	166,285	181,797
Income taxes	62,857	39,389	53,166

Income (loss) from continuing operations before
cumulative effect of changes in accounting principles	102,666	126,896	128,631
Loss from discontinued operations, net
of income taxes (Note 20)	(3,967)	(7,205)	-
Cumulative effect to January 1 of changes in accounting
principles (Note 6 and 7)	(3,000)	-	30,073

Net income	95,699	119,691	158,704
Preferred stock dividend requirements	-	1,098	1,649

Earnings available for common stock	$95,699	$118,593	$157,055

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Balance Sheets

	December 31	December 31
	2002	2001

	(thousands)
ASSETS
Current Assets
Cash and cash equivalents	$171	$103
Receivables	67,043	59,475
Fuel inventories, at average cost	21,311	22,246
Materials and supplies, at average cost	50,800	50,696
Deferred income taxes	3,233	5,061
Assets of discontinued operations (Note 20)	38,298	35,667
Other	7,720	8,900

Total	188,576	182,148

Nonutility Property and Investments
Nuclear decommissioning trust fund	63,283	61,766
Other	32,970	34,625

Total	96,253	96,391

Utility Plant, at Original Cost
Electric	4,428,433	4,332,464
Less-accumulated depreciation	1,885,389	1,793,786

Net utility plant in service	2,543,044	2,538,678
Construction work in progress	39,519	51,265
Nuclear fuel, net of amortization of $121,951 and $127,101	21,506	33,771

Total	2,604,069	2,623,714

Deferred Charges
Regulatory assets	128,901	124,406
Prepaid pension costs	85,945	88,337
Other deferred charges	35,413	30,660

Total	250,259	243,403

Total	$3,139,157	$3,145,656

LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$250	$-
Commercial paper	-	62,000
Current maturities of long-term debt	124,000	227,000
EIRR bonds classified as current	81,000	177,500
Accounts payable	74,390	110,353
Accrued taxes	65,436	15,852
Accrued interest	15,176	11,069
Accrued payroll and vacations	23,591	20,829
Accrued refueling outage costs	8,292	12,979
Liabilities of discontinued operations (Note 20)	34,232	25,631
Other	8,885	11,282

Total	435,252	674,495

Deferred Credits and Other Liabilities
Deferred income taxes	625,705	640,437
Deferred investment tax credits	41,565	45,748
Accrued nuclear decommissioning costs	64,584	63,040
Pension liability	73,251	28,692
Other	46,124	42,753

Total	851,229	820,670

Capitalization (see statements)	1,852,676	1,650,491

Commitments and Contingencies (Note 10)

Total	$3,139,157	$3,145,656

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Statements of Capitalization

	December 31	December 31
	2002	2001

	(thousands)
Long-term Debt (excluding current maturities)
General Mortgage Bonds
Medium-Term Notes due 2004-07,
7.55%* and 7.28%** weighted-average rate	$55,000	$179,000
2.48%* and 2.71%** EIRR bonds due 2012-23	158,768	158,768
EIRR bonds classified as current liabilities	(31,000)	(31,000)
Senior Notes
7.125% due 2005	250,000	250,000
6.500% due 2011	150,000	150,000
6.000% due 2007	225,000	-
Unamortized discount	(915)	(660)
EIRR bonds
2.41%* and 3.25%** Series A & B due 2015	109,607	106,500
2.41%* and 3.25%** Series D due 2017	41,183	40,000
4.50%*** Series C due 2017	50,000	50,000
EIRR bonds classified as current liabilities	(50,000)	(146,500)

Total	957,643	756,108

Company-obligated Mandatorily Redeemable Preferred Securities
of a trust holding solely KCP&L Subordinated Debentures	150,000	150,000

Common Stock Equity
Common stock-1,000 shares authorized without par value
1 share issued, stated value	562,041	526,041
Retained earnings (see statements)	209,606	219,524
Accumulated other comprehensive income (loss)
Income (loss) on derivative hedging instruments	171	(151)
Minimum pension obligation	(26,785)	(1,031)

Total	745,033	744,383

Total	$1,852,676	$1,650,491

*	Weighted-average rate as of December 31, 2002
**	Weighted-average rate as of December 31, 2001
***	Weighted-average rate as of December 31, 2002 and 2001

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Statements of Cash Flows

Year Ended December 31	2002	2001	2000

	(thousands)
Cash Flows from Operating Activities
Net income	$95,699	$119,691	$158,704
Less: Loss from discontinued operations, net of income taxes	(3,967)	(7,205)	-

Net income from continuing operations	99,666	126,896	158,704
Adjustments to reconcile net income to net cash
from operating activities:
Cumulative effect of changes in accounting principles	3,000	-	(30,073)
Depreciation and depletion	145,569	151,916	132,378
Amortization of:
Nuclear fuel	13,109	17,087	15,227
Other	9,546	15,108	11,940
Deferred income taxes (net)	11,355	22,010	(29,542)
Investment tax credit amortization	(4,183)	(4,289)	(4,296)
(Gain) Loss from equity investments	-	(24,514)	19,441
(Gain) Loss on property	(178)	(23,556)	(99,118)
Allowance for equity funds used during construction	(299)	(3,616)	(4,001)
Deferred storm costs	(20,149)	-	-
Other operating activities (Note 2)	21,477	(30,030)	23,213

Net cash from operating activities	278,913	247,012	193,873

Cash Flows from Investing Activities
Utility capital expenditures	(132,039)	(262,030)	(401,041)
Allowance for borrowed funds used during construction	(979)	(9,197)	(12,184)
Purchases of investments	(3,421)	(42,601)	(55,531)
Purchases of nonutility property	(225)	(47,774)	(25,466)
Proceeds from sale of assets	-	64,072	225,958
Hawthorn No. 5 partial insurance recovery	-	30,000	50,000
Loan to DTI prior to majority ownership	-	(94,000)	-
Other investing activities	(4,084)	8,087	18,967

Net cash from investing activities	(140,748)	(353,443)	(199,297)

Cash Flows from Financing Activities
Issuance of long-term debt	224,539	249,277	500,445
Repayment of long-term debt	(227,000)	(93,099)	(179,858)
Net change in short-term borrowings	(61,750)	4,177	(183,099)
Dividends paid	-	(78,246)	(104,335)
Dividends paid to Great Plains Energy	(105,617)	(25,677)	-
Cash of KLT Inc. and GPP dividended to
Great Plains Energy	-	(19,115)	-
Equity contribution from Great Plains Energy	36,000	39,000	-
Other financing activities	(4,269)	(4,660)	(5,925)

Net cash from financing activities	(138,097)	71,657	27,228

Net Change in Cash and Cash Equivalents	68	(34,774)	21,804
Cash and Cash Equivalents from Continuing
Operations at Beginning of Year	103	34,877	13,073

Cash and Cash Equivalents from Continuing
Operations at End of Period	$171	$103	$34,877

Net Change in Cash and Cash Equivalents from
Discontinued Operations	$(552)	$859	$-
Cash and Cash Equivalents from Discontinued
Operations at Beginning of Year	859	-	-

Cash and Cash Equivalents from Discontinued
Operations at End of Period	$307	$859	$-

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Statements of Comprehensive Income

Year Ended December 31	2002	2001	2000

	(thousands)
Net income	$95,699	$119,691	$158,704

Other comprehensive income (loss):
Income (loss) on derivative hedging instruments	702	(39,952)	-
Income tax (expense) benefit	(274)	16,590	-

Net income (loss) on derivative hedging instruments	428	(23,362)	-

Minimum pension obligation	(42,218)	(1,691)	-
Income tax benefit	16,464	660	-

Net minimum pension obligation	(25,754)	(1,031)	-

Reclassification to revenues and expenses, net of tax	(106)	(7,687)	2,337

Comprehensive income before cumulative
effect of a change in accounting principles,
net of income taxes	70,267	87,611	161,041
Cumulative effect to January 1, 2001, of a change
in accounting principles, net of income taxes	-	17,443	-

Comprehensive Income	$70,267	$105,054	$161,041

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

KANSAS CITY POWER & LIGHT COMPANY
Consolidated Statements of Retained Earnings

Year Ended December 31	2002	2001	2000

	(thousands)
Beginning Balance	$219,524	$473,321	$418,952
Net Income	95,699	119,691	158,704

	315,223	593,012	577,656
Dividends Declared
Preferred stock - at required rates	-	824	1,649
Common stock	-	77,011	102,686
Common stock held by Great Plains Energy	105,617	25,677	-
Equity dividend of KLT Inc. and GPP
to Great Plains Energy	-	269,976	-

Ending Balance	$209,606	$219,524	$473,321

The disclosures regarding KCP&L included in the accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

GREAT PLAINS ENERGY INCORPORATED
KANSAS CITY POWER & LIGHT COMPANY
Notes to Consolidated Financial Statements

The notes to consolidated financial statements that follow are a combined presentation for Great Plains Energy and consolidated KCP&L, both registrants under this filing.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Great Plains Energy, a Missouri corporation incorporated in 2001, is a public utility holding company registered with and subject to the regulation of the SEC under the 35 Act. Through a corporate restructuring, which was consummated on October 1, 2001, Great Plains Energy became the parent company and sole owner of the common stock of KCP&L. This restructuring was implemented through an agreement and plan of merger whereby KCP&L merged with a wholly-owned subsidiary of Great Plains Energy, with KCP&L continuing as the surviving company and wholly-owned subsidiary of Great Plains Energy. Each outstanding share of KCP&L stock was exchanged for a share of Great Plains Energy stock. As a result, Great Plains Energy replaced KCP&L as the listed entity on the New York Stock Exchange, with the trading symbol GXP. In connection with the reorganization, KCP&L transferred to Great Plains Energy its interest in two wholly-owned subsidiaries, KLT Inc. and GPP. Great Plains Energy does not own or operate any significant assets other than the stock of its subsidiaries.

Great Plains Energy currently has four direct subsidiaries:

o	KCP&L is an integrated electric utility company that serves retail customers in the states of Missouri and Kansas. KCP&L is one of Great Plains Energy’s three reportable segments. KCP&L has one wholly-owned subsidiary, HSS. HSS has invested in two companies, RSAE and Worry Free. RSAE and Worry Free provide energy-related residential and commercial services. See Note 20 for additional information concerning the June 2003 disposition of RSAE.

o	KLT Inc. is an investment company that primarily holds interests in Strategic Energy, KLT Gas, DTI and affordable housing limited partnerships. Strategic Energy and KLT Gas are the other two reportable segments of Great Plains Energy. DTI has filed voluntary bankruptcy petitions. See Note 19 for additional information concerning DTI’s bankruptcy petitions.

o	GPP focuses on the development of wholesale generation. During 2002, management decided to limit the operations of GPP until market conditions improve or the Company makes further changes in its business strategy. GPP has made no significant investments to date.

o	IEC was formed to acquire and hold an interest in Strategic Energy. See Note 9 for additional information concerning IEC’s acquisition of an indirect interest in Strategic Energy. IEC does not own or operate any assets other than its indirect interest in Strategic Energy.

The operations of Great Plains Energy and its subsidiaries are divided into three reportable segments: KCP&L, Strategic Energy and KLT Gas. Great Plains Energy’s legal structure differs from the functional management and financial reporting of its reportable segments. Other activities not considered reportable segment primarily include the operations of HSS and GPP, all KLT Inc. operations other than Strategic Energy and KLT Gas and holding company operations.

Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. For Great Plains Energy this includes Strategic Energy’s cash held in trust of $11.4 million at December 31, 2002 and $2.2 million at December 31, 2001.

Strategic Energy has entered into collateral arrangements with selected electricity power suppliers that require selected customers to remit payment to lockboxes that are held in trust and managed by a Trustee. As part of the trust administration, the Trustee remits payment to the supplier for electricity purchased by Strategic Energy. Any excess remittances into the lockboxes are remitted back to Strategic Energy after the disbursement to the supplier has been made.

Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Investments and Nonutility Property—Consolidated KCP&L’s investments and nonutility property includes the nuclear decommissioning trust fund recorded at fair value. Fair value is based on quoted market prices of the investments held by the fund. In addition to consolidated KCP&L’s investments, Great Plains Energy’s investments and nonutility property include KLT Investments’ affordable housing limited partnerships and trading equity securities. The fair value of KLT Investments’ affordable housing limited partnership total portfolio, based on the discounted cash flows generated by tax credits, tax deductions and sale of properties, approximates book value. KLT Investments’ other trading equity securities are recorded at fair value based on quoted market prices of the investments held. The fair values of other various investments are not readily determinable and the investments are therefore stated at cost.

Long-term debt—The incremental borrowing rate for similar debt was used to determine fair value if quoted market prices were not available. The stated values approximate fair market values.

Investments in Affordable Housing Limited Partnerships
At December 31, 2002, KLT Investments had $68.6 million in affordable housing limited partnerships. About 67% of these investments were recorded at cost; the equity method was used for the remainder. Tax expense is reduced in the year tax credits are generated. The investments generate future cash flows from tax credits and tax losses of the partnerships. The investments also generate cash flows from the sales of the properties. For most investments, tax credits are received over ten years. KLT Investments projects tax credits to run through 2009. A change in accounting principle relating to investments made after May 19, 1995, requires the use of the equity method when a company owns more than 5% in a limited partnership investment. Of the investments recorded at cost, $44.2 million exceed this 5% level but were made before May 19, 1995. KLT Investments’ management does not anticipate making additional investments in affordable housing limited partnerships at this time.

On a quarterly basis, KLT Investments compares the cost of those properties accounted for by the cost method to the total of projected residual value of the properties and remaining tax credits to be received. Estimated residual values are based on studies performed by an independent firm. Based on the latest comparison, KLT Investments reduced its investments in affordable housing limited partnerships by $9.0 million, $13.5 million and $2.4 million in 2002, 2001 and 2000, respectively. Projected annual reductions of the book cost for the years 2003 through 2006 total $13 million, $7 million, $7 million and $6 million, respectively. Even after these reductions, earnings from affordable housing are expected to be positive for the years 2003 through 2006.

These projections are based on the latest information available but the ultimate amount and timing of actual reductions made could be significantly different from the above estimates.

Securities Available for Sale
In 2000, CellNet completed a sale of its assets to a third party causing KLT Inc.‘s investment in CellNet to become worthless. Accordingly, in March 2000, KLT Inc. realized losses on its investment in CellNet of $3.1 million after tax.

Utility Plant
KCP&L’s utility plant is stated at historical costs of construction. These costs include taxes, an allowance for the cost of borrowed and equity funds used to finance construction and payroll-related costs, including pensions and other fringe benefits. Replacements, improvements and additions to units of property are capitalized. Repairs of property and replacements of items not considered to be units of property are expensed as incurred (except as discussed under Wolf Creek Refueling Outage Costs). When property units are retired or otherwise disposed, the original cost, net of salvage and removal, is charged to accumulated depreciation. Substantially all utility plant is pledged as collateral for KCP&L’s mortgage bonds under the General Mortgage Indenture and Deed of Trust dated December 1, 1986, as supplemented.

The balances of utility plant in service with a range of depreciable lives are listed in the table below:

	December 31
Utility Plant In Service	2002	2001

	(thousands)
Production (23 - 42 years)	$2,712,170	$2,681,060
Transmission (27 - 76 years)	282,117	247,626
Distribution (8 - 75 years)	1,218,606	1,180,056
General (5 - 50 years)	215,540	223,722

Total	$4,428,433	$4,332,464

Through December 31, 2002, KCP&L has received $160 million in insurance recoveries related to property destroyed in the February 17, 1999, explosion at the Hawthorn No. 5 generating unit. Recoveries received have been recorded as an increase in accumulated depreciation.

As prescribed by the FERC, AFDC is charged to the cost of the plant. AFDC is included in the rates charged to customers by KCP&L over the service life of the property. AFDC equity funds are included as a non-cash item in non-operating income and AFDC borrowed funds are a reduction of interest charges. The rates used to compute gross AFDC are compounded semi-annually and averaged 4.4% in 2002, 6.8% in 2001 and 7.5% in 2000.

Natural Gas Properties
The Company does not have significant oil and gas producing activities based on the results of the significance tests preformed as prescribed in SFAS No. 69, “Disclosures About Oil and Gas Producing Activities.” KLT Gas follows the full cost method of accounting for its natural gas properties, substantially all of which were undeveloped at December 31, 2002. The full cost method requires that all costs associated with property acquisition, exploration and development activities be capitalized. Any excess of book value over the present value (10% discount rate) of estimated future net revenues (at year-end prices) from the natural gas reserves is expensed. All natural gas property interests owned by KLT Gas are located in the United States.

Natural gas property and equipment included in gas property and investments on Great Plains Energy’s consolidated balance sheets totaled $45.0 million, net of $8.5 million of accumulated depreciation, in 2002 and $39.9 million, net of $5.0 million of accumulated depreciation, in 2001.

Other Nonutility Property
Great Plains Energy’s and consolidated KCP&L’s other nonutility property includes land, buildings, vehicles, general office equipment and software and is recorded at historical cost, net of accumulated depreciation, and has a range of depreciable lives of 3 to 43 years.

Depreciation, Depletion and Amortization
Depreciation of KCP&L’s utility plant other than nuclear fuel is computed using the straight-line method over the estimated lives of depreciable property based on rates approved by state regulatory authorities. Annual depreciation rates average about 3%. Depreciation of nonutility property is computed using the straight-line method. Excluding DTI, annual depreciation rates for the years 2002, 2001 and 2000 were 19.3%, 15.3% and 13.3%, respectively.

KCP&L amortizes nuclear fuel to fuel expense based on the quantity of heat produced during the generation of electricity. Regulatory assets and liabilities are amortized consistent with the recovery period.

Prior to adoption of SFAS No. 142 on January 1, 2002, Great Plains Energy and consolidated KCP&L amortized goodwill using the straight-line method over a 15 and 40 year life. See Note 6 for additional information concerning the adoption of SFAS No. 142.

Depletion, depreciation and amortization of natural gas properties are calculated using the units of production method. The depletion per mmBtu was $4.61 in 2002, $1.35 in 2001, and $0.63 in 2000. The depletion per mmBtu in 2002 reflected downward revisions in reserve estimates. Unproved gas properties are not amortized but are assessed for impairment either individually or on an aggregated basis.

Nuclear Fuel
Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the permanent disposal of spent nuclear fuel. KCP&L pays the DOE a quarterly fee of one-tenth of a cent for each kilowatt-hour of net nuclear generation delivered and sold for the future disposal of spent nuclear fuel. These disposal costs are charged to fuel expense. In 2002, the U.S. Senate approved Yucca Mountain, Nevada as a long-term geologic repository. The DOE is currently in the process of preparing an application to obtain the NRC license to proceed with construction of the repository. Management cannot predict when this site may be available. Under current DOE policy, once a permanent site is available, the DOE will accept spent nuclear fuel first from the owners with the oldest spent fuel. Wolf Creek has completed an on-site storage facility that is designed to hold all spent fuel generated at the plant through the end of its 40-year licensed life in 2025.

Wolf Creek Refueling Outage Costs
KCP&L accrues forecasted incremental costs to be incurred during scheduled Wolf Creek refueling outages monthly over the unit’s operating cycle, normally about 18 months. Estimated incremental costs, which include operating, maintenance and replacement power expenses, are based on budgeted outage costs and the estimated outage duration. Changes to or variances from those estimates are recorded when known or are probable.

Nuclear Plant Decommissioning Costs
The MPSC and the KCC require KCP&L and the other owners of Wolf Creek to submit an updated decommissioning cost study every three years. The most recent study was submitted to the MPSC and the KCC on August 30, 2002, and is the basis for the decommissioning cost estimates in the table below. The MPSC has since approved continuation of funding at the previously approved level. The KCC is expected to rule on the new decommissioning cost estimate and the associated escalation and earnings assumptions in the spring of 2003. The escalation rates and earnings assumptions shown in the table below are those that were last explicitly approved by the MPSC and the KCC. The decommissioning cost estimates are based on the immediate dismantlement method and include the costs of decontamination, dismantlement and site restoration. KCP&L does not expect plant decommissioning to start before 2025.

	KCC	MPSC

Future cost of decommissioning:
Total Station	$1.1 billion	$1.3 billion
47% share	$497 million	$606 million

Current cost of decommissioning (in 2002 dollars):
Total Station	$468 million	$468 million
47% share	$220 million	$220 million

Annual escalation factor	3.60%	4.50%
Annual return on trust assets	6.93%	7.66%

KCP&L contributes about $3 million annually to a tax-qualified trust fund to be used to decommission Wolf Creek. These costs are charged to other operating expenses and recovered in billings to customers. These funding levels assume a certain return on trust assets. If the actual return on trust assets is below the anticipated level, KCP&L believes a rate increase would be allowed ensuring full recovery of decommissioning costs over the remaining life of the station.

The trust fund balance, including reinvested earnings, was $63.3 million at December 31, 2002, and $61.8 million at December 31, 2001. The related liabilities for decommissioning are included in Deferred Credits and Other Liabilities — Other.

The Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003. See Note 12 for discussion of asset retirement obligations including those associated with nuclear plant decommissioning costs.

Regulatory Matters
KCP&L is subject to the provisions of SFAS No. 71. Pursuant to SFAS No. 71, KCP&L defers items on the balance sheet resulting from the effects of the ratemaking process, which would not be recorded under GAAP if KCP&L was not regulated. See Note 4 for additional information concerning regulatory matters.

Revenue Recognition
KCP&L and Strategic Energy recognize revenues on sales of electricity when the service is provided. KLT Gas records natural gas sales revenues based on the amount of gas sold to purchasers on its behalf. Receivables recorded at December 31, 2002 and 2001, include $27.2 million and $28.9 million, respectively, for electric services provided but not yet billed by KCP&L, and $57.3 million and $48.5 million, respectively, for electric services provided, but not yet billed by Strategic Energy. See Note 3 for additional information on receivables.

To supply its retail contracts, Strategic Energy purchases long-term blocks of electricity under forward contracts in fixed quantities at fixed prices from power suppliers based on projected usage. Strategic Energy sells any excess retail supply of electricity back into the wholesale market. The proceeds from the sale of excess supply of electricity are recorded as a reduction of purchased power. The gross amount of excess retail supply sales that reduced purchased power was $126.4 million, $95.6 million and $29.5 million in 2002, 2001 and 2000, respectively.

Property Gains and Losses
Net gains and losses from the sales of assets, businesses, and net asset impairments are recorded in operating expenses. See Note 19 for additional information regarding the net impairment of DTI assets.

Asset Impairments
Long-lived assets and intangible assets subject to amortization are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed under SFAS No. 144. SFAS No. 144 requires that if the sum of the undiscounted expected future cash flows from an asset to be held and used is less than the carrying value of the asset, an asset impairment must be recognized in the financial statements. The amount of impairment recognized is the excess of the carrying value of the asset over its fair value.

Goodwill is tested for impairment at least annually and more frequently when indicators of impairment exist as prescribed under SFAS No. 142. SFAS No. 142 requires that if the fair value of a reporting unit is less than its carrying value including goodwill, an impairment charge for goodwill must be recognized in the financial statements. To measure the amount of the impairment loss to recognize, the implied fair value of the reporting unit goodwill would be compared with its carrying value. See Note 6 for information regarding the impact of adopting SFAS No. 142 on goodwill and goodwill amortization.

Income Taxes
Great Plains Energy and its subsidiaries file consolidated federal and combined and separate state income tax returns. Income taxes for consolidated or combined subsidiaries are allocated to the subsidiaries based on separate company computations of taxable income or loss. In accordance with 35 Act requirements, the holding company allocates its own net income tax benefits to its direct subsidiaries based on the positive taxable income of each company in the consolidated federal or combined state returns. KCP&L uses the separate return method to compute its income tax provision. For the years ended December 31, 2002 and 2001, there were no differences between the separate return method used to compute KCP&L’s tax provision and the formula to compute the amount it owed to Great Plains Energy under the allocation previously described.

The consolidated balance sheets include deferred income taxes for all temporary differences between the tax basis of an asset or liability and that reported in the financial statements. These deferred tax assets and liabilities are determined by using the tax rates scheduled by the tax law to be in effect when the differences reverse. A tax valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. See Note 19 for additional information concerning the valuation allowance related to DTI.

Regulatory Asset — Recoverable taxes reflects the future revenue requirements necessary to recover the tax benefits of existing temporary differences previously passed through to KCP&L customers. KCP&L records operating income tax expense based on ratemaking principles.

Tax credits are recognized in the year generated except for certain KCP&L investment tax credits that have been deferred and amortized over the remaining service lives of the related properties.

Environmental Matters
Environmental costs are accrued when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated.

Basic and Diluted Earnings (Loss) per Common Share Calculation
There was no dilutive effect on Great Plains Energy’s earnings per share from other securities in 2002, 2001 or 2000. To determine earnings (loss) per common share, preferred stock dividend requirements are deducted from both income from continuing operations before cumulative effect of changes in accounting principles and net income before dividing by average number of common shares outstanding. The loss per share impact of discontinued operations, net of income taxes, is determined by dividing the loss from discontinued operations, net of income taxes, by the average number of common shares outstanding. The earnings (loss) per share impact of the cumulative effect of changes in accounting principles is determined by dividing the cumulative effect of changes in accounting principles by the average number of common shares outstanding.

Earnings per share for KCP&L and Great Plains Energy are the same in 2000 prior to the formation of the holding company. The following table reconciles Great Plains Energy’s basic and diluted earnings (loss) per common share calculation:

	Income	Shares	EPS

2002	(thousands except per share amounts)
Income from continuing operations before cumulative effect	$133,155
Less: Preferred stock dividend requirement	1,646

Basic EPS
Income available to common stockholders	131,509	62,623	$2.10
Add: effect of dilutive securities		1

Diluted EPS	$131,509	62,624	$2.10

	Income (Loss)	Shares	EPS

2001	(thousands except per share amounts)
Loss from continuing operations before cumulative effect	$(16,966)
Less: Preferred stock dividend requirement	1,647

Basic EPS
Income available to common stockholders	(18,613)	61,864	$(0.3	0)
Add: effect of dilutive securities		-

Diluted EPS	$(18,613)	61,864	$(0.3	0)

	Income	Shares	EPS

2000	(thousands except per share amounts)
Income from continuing operations before cumulative effect	$128,631
Less: Preferred stock dividend requirement	1,649

Basic EPS
Income available to common stockholders	126,982	61,864	$2.05
Add: effect of dilutive securities		19

Diluted EPS	$126,982	61,883	$2.05

Options to purchase 394,723 shares of common stock as of December 31, 2002, were excluded from the computation of diluted earnings per share because the option exercise prices were greater than the average market price of the common shares at the end of the respective periods. Options to purchase 277,902 shares of common stock as of December 31, 2001, were excluded from the diluted earnings calculation because the Company had a net loss from operations; therefore no potential common shares are included in the calculation because the effect is always anti-dilutive.

2. SUPPLEMENTAL CASH FLOW INFORMATION

Great Plains Energy Other Operating Activities

	2002	2001	2000

Cash flows affected by changes in:	(thousands)
Receivables	$(44,764)	$(34,022)	$(42,565)
Fuel inventories	1,339	(1,444)	1,787
Materials and supplies	(104)	(4,294)	(113)
Accounts payable	1,039	13,038	66,765
Accrued taxes and current income taxes	45,988	(31,152)	13,430
Accrued interest	3,117	451	(2,865)
Wolf Creek refueling outage accrual	(4,687)	11,089	(5,166)
Pension and postretirement benefit obligations	3,774	(22,577)	(12,653)
Other	24,593	29,807	217

Total other operating activities	$30,295	$(39,104)	$18,837

Cash paid during the period:
Interest	$82,132	$83,467	$76,395
Income taxes	$17,709	$21,614	$80,445

During November 2002, Great Plains Energy indirectly acquired an additional 6% ownership in Strategic Energy through its recently created subsidiary, IEC. The $15.1 million consideration paid for the 6% ownership consisted of $8.0 million in Great Plains Energy common stock and promissory notes of $4.7 million (issued by Great Plains Energy) and $2.4 million (issued by IEC). The promissory notes were paid in January 2003. This transaction had no effect on Great Plains Energy’s consolidated statement of cash flows for the year ended December 31, 2002. See Note 9 for additional information regarding this transaction.

On February 8, 2001, KLT Telecom increased its equity ownership in DTI to a majority ownership. On December 31, 2001, DTI filed voluntary petitions in Bankruptcy Court. As a result, DTI was consolidated and its operations were included in KLT Telecom’s results of operations from February 8, 2001, through December 31, 2001, prior to the bankruptcy filings at which time DTI was de-consolidated. See Note 19 for additional information concerning the bankruptcy filings.

The table below reflects a reconciliation of DTI’s effect on Great Plains Energy’s consolidated statement of cash flows for the year ended December 31, 2001, to the cash invested in DTI during 2001.

	2001

Cash Flows from Operating Activities	(thousands)
Amounts included in net income (loss)	$(248,437)

Depreciation	17,907
Goodwill amortization	2,481
Loss on property (net impairment)	195,835
Other operating activities
Accretion of Senior Discount Notes and
amortization of the discount	16,364
Other	1,719

DTI adjustment to operating activities	234,306

Net cash from operating activities		$(14,131)
Cash Flows from Investing Activities
Purchase of additional ownership in DTI	(39,855)
Purchase of nonutility property	(33,648)
Loans to DTI prior to consolidation	(94,000)
Other investing activities	3,002

DTI effect on cash from investing activities		(164,501)
Cash Flows from Financing Activities
DTI effect on cash from financing activities		(2,223)

Cash flows from DTI investment		$(180,855)

Cash invested in DTI
Loan to DTI holdings	$(94,000)
Operating loans to Digital Teleport, Inc.	(47,000)
Purchase of additional ownership in DTI	(39,855)

Cash used for DTI investment		$(180,855)

Consolidated KCP&L Other Operating Activities

	2002	2001	2000

Cash flows affected by changes in:	(thousands)
Receivables	$(8,565)	$(44,946)	$(42,565)
Fuel inventories	1,339	(1,444)	1,787
Materials and supplies	(104)	(4,294)	(113)
Accounts payable	(35,963)	(11,335)	66,765
Accrued taxes and current income taxes	49,584	(2,014)	13,430
Accrued interest	4,107	394	(2,865)
Wolf Creek refueling outage accrual	(4,687)	11,089	(5,166)
Pension and postretirement benefit obligations	3,774	(22,577)	(12,653)
Other	11,992	45,097	4,593

Total other operating activities	$21,477	$(30,030)	$23,213

Cash paid during the period:
Interest	$74,068	$81,427	$76,395
Income taxes	$11,330	$21,470	$80,445

As described in Note 1, KCP&L distributed, as a dividend, its ownership in KLT Inc. and GPP to Great Plains Energy on October 1, 2001. The effect of this transaction on KCP&L’s consolidated statement of cash flows for the year ended December 31, 2001, is summarized in the table that follows.

Effect of dividend to Great Plains Energy:	October 1, 2001

Assets	(thousands)
Cash	$19,115
Equity securities	283
Receivables	101,539
Nonutility property and investment	529,121
Goodwill	75,534
Other assets	8,542

Total assets		$734,134
Liabilities and Accumulated Other Comprehensive Income
Notes payable	$3,077
Accounts payable	67,853
Accrued taxes	(1,050)
Accrued interest	1,878
Deferred income taxes	(23,868)
Deferred telecommunications revenue	45,595
Other liabilities and deferred credits	54,340
Long-term debt	329,788
Accumulated other comprehensive income	(13,455)

Total liabilities and accumulated other
comprehensive income		464,158

Equity dividend of KLT Inc. and GPP to Great Plains Energy		$269,976

During the first quarter of 2001, KLT Telecom increased its equity ownership in DTI to a majority ownership and HSS increased its equity ownership in RSAE to a majority ownership. The effect of these transactions is summarized in the tables that follow. The initial consolidation of DTI (February 8, 2001) and RSAE (January 1, 2001) are excluded from both Great Plains Energy and KCP&L’s consolidated statement of cash flows for the year December 31, 2001. See Note 19 for information concerning DTI’s bankruptcy filings and Note 20 for information concerning the June 2003 disposition of RSAE.

	DTI	RSAE

	(thousands)
Cash paid to obtain majority ownership	$(39,855)	$(560)
Subsidiary cash	4,557	1,053

Purchase of DTI and RSAE, net of cash received	$(35,298)	$493

Initial consolidation of subsidiaries:
Assets
Cash	$4,557	$1,053
Receivables	1,012	4,078
Other nonutility property and investments	363,825	6,267
Goodwill	62,974	24,496
Other assets	5,143	3,919
Eliminate equity investment	(67,660)	(7,200)

Total assets	$369,851	$32,613

Liabilities
Notes payable	$5,300	$10,057
Accounts payable	31,299	6,219
Accrued taxes	2,414	24
Deferred income taxes	7,437	-
Other liabilities and deferred credits	46,531	13,418
Loan from KLT Telecom (a)	94,000	-
Long-term debt	182,870	2,895

Total liabilities	$369,851	$32,613

(a) KLT Telecom provided a $94 million loan to DTI for the completion of the tender offer of 50.4 percent of DTI's Senior Discount Notes prior to increasing its DTI investment to a majority ownership.

Sales of KLT Gas properties
KLT Gas sold producing natural gas properties during 2000. The transactions are summarized in the table below.

2000

(thousands)
Cash proceeds	$125,958
Preferred stock redeemed (a)	100,000

Total cash proceeds	225,958
Equity securities	10,000
Receivable	1,243

Total proceeds	237,201
Cost basis in property sold	(87,785)
Accounts payable (b)	(23,168)
Other assets and liabilities (b)	(15,670)

Gain on sale before income tax	110,578
Income tax	(42,606)

Gain on sale, net of income tax	$67,972

(a) The preferred stock received in September 2000 was redeemed in December 2000.
(b) Includes $7.9 million of incentive compensation.

3. RECEIVABLES

The Company’s accounts receivables are comprised of the following:

	December 31
	2002	2001

	(thousands)

Customer accounts receivable sold to
Receivables Company	$19,168	$25,723
KCP&L other receivables	47,875	33,752

Consolidated KCP&L receivables	67,043	59,475
Great Plains Energy other receivables	130,802	89,603

Great Plains Energy receivables	$197,845	$149,078

KCP&L has entered into a revolving agreement, which expires in October 2003, to sell all of its right, title and interest in the majority of its customer accounts receivable to Kansas City Power & Light Receivables Company (Receivables Company), which in turn sells most of the receivables to outside investors. KCP&L expects the agreement to be renewed annually. Accounts receivable sold under this revolving agreement totaled $89.2 million at December 31, 2002, and $95.7 million at December 31, 2001. These sales included unbilled receivables of $27.2 million and $28.9 million at December 31, 2002 and 2001, respectively. As a result of the sales to outside investors, Receivables Company received $70 million in cash, which was forwarded to KCP&L as consideration for its sale. The agreement is structured as a true sale under which the creditors of Receivables Company are entitled to be satisfied out of the assets of Receivables Company prior to any value being returned to KCP&L or its creditors.

KCP&L sells its receivables at a fixed price based upon the expected cost of funds and charge-offs. These costs comprise KCP&L’s loss on the sale of accounts receivable. KCP&L services the receivables and receives an annual servicing fee of 0.25% of the outstanding principal amount of the receivables sold and retains any late fees charged to customers.

Information regarding KCP&L’s sale of accounts receivable is reflected in the following table.

For the years ended December 31	2002	2001	2000

	(thousands)
Gross proceeds on sale of
accounts receivable	$957,222	$949,045	$972,436
Collections	974,669	952,122	942,612
Loss on sale of accounts receivable	4,558	8,776	13,032
Late fees	2,572	3,045	2,474

KCP&L other receivables at December 31, 2002 and 2001, consist primarily of receivables from partners in jointly-owned electric utility plants, wholesale sales receivables and accounts receivable held by Worry Free. Great Plains Energy other receivables at December 31, 2002 and 2001, are primarily the accounts receivable held by Strategic Energy including unbilled revenues held by Strategic Energy of $57.3 million and $48.5 million December 31, 2002 and 2001, respectively.

4. REGULATORY MATTERS

Regulatory Assets and Liabilities
As discussed in Note 1, KCP&L is subject to the provisions of SFAS No. 71. Accordingly, KCP&L has recorded assets and liabilities on its balance sheet resulting from the effects of the ratemaking process, which would not be recorded under GAAP for non-regulated entities. Regulatory assets represent incurred costs that have been deferred because they are probable of future recovery in customer rates. Regulatory liabilities generally represent probable future reductions in revenue or refunds to customers. KCP&L’s continued ability to meet the criteria for application of SFAS No. 71 may be affected in the future by competitive forces and restructuring in the electric industry. In the event that SFAS No. 71 no longer applied to all, or a separable portion, of KCP&L’s operations, the related regulatory assets and liabilities would be written off unless an appropriate regulatory recovery mechanism is provided.

	Amortization
	ending	December 31	December 31
	period	2002	2001

Regulatory Assets		(millions)
Taxes recoverable through future rates		$100.0	$108.0
Coal contract termination costs	2003	1.6	6.4
Decommission and decontaminate federal
uranium enrichment facilities	2007	3.3	3.9
Loss on reaquired debt	2023	4.7	5.1
January 2002 incremental ice storm costs	2007	18.6	-
Other (a)	2006	0.7	1.0

Total Regulatory Assets		$128.9	$124.4

Regulatory Liabilities
Taxes recoverable through future rates		$(100.0)	$(108.0)
Emission allowances (b)		(3.6)	(3.5)

Total Regulatory Liabilities		$(103.6)	$(111.5)

(a) $0.5 million earns a return on investment in the rate making process.
(b) Consistent with the MPSC order establishing regulatory treatment, no amortization is being recorded.

Retail Rate Matters
At the end of January 2002, a severe ice storm occurred throughout large portions of the Midwest, including the greater Kansas City metropolitan area. At its peak, the storm caused over 300,000 customer outages throughout the KCP&L territory. Costs related to the January ice storm were approximately $51.3 million of which $14.7 million were capital expenditures and therefore recorded to utility plant. KCP&L expensed $16.5 million for the Kansas jurisdictional portion of the storm costs and deferred as a regulatory asset $20.1 million of the storm costs applicable to Missouri.

In the second quarter of 2002, the KCC approved the stipulation and agreement that KCP&L had reached with the KCC staff and the Citizens Utility Ratepayers Board with regard to treatment of the Kansas portion of the ice storm costs. Under this stipulation and agreement, KCP&L received a rate moratorium until 2006 in exchange for KCP&L’s agreement to not seek recovery of the $16.5 million expense for the Kansas jurisdictional portion of the storm costs and to reduce rates by $12 — $13 million in 2003. Additionally, KCP&L agreed to determine depreciation expense of Wolf Creek using a 60 year life instead of a 40 year life effective January 2003, which results in a reduction of expense by approximately $8 million in 2003. KCP&L will record a regulatory asset for the reduction in depreciation expense. KCP&L also agreed to file a rate case by May 15, 2006. In December 2002, the KCC approved tariffs implementing the stipulation and agreement, which resulted in a reduction of $12.4 million in annual Kansas retail revenues, effective January 1, 2003.

Effective August 2002, the MPSC approved KCP&L’s application for an accounting authority order related to the Missouri jurisdictional portion of the storm costs. The order allowed KCP&L to defer and amortize $20.1 million, representing the Missouri impact of the storm, through January 2007. The amortization began in September 2002 and totaled $1.5 million in 2002. KCP&L will amortize approximately $4.6 million annually for the remainder of the amortization period. In October 2002, the Staff of the MPSC concluded its review of the Missouri jurisdictional earnings for KCP&L and determined that the current rate levels do not warrant action.

5. EQUITY METHOD INVESTMENTS

See Note 19 for information regarding 2001 activity in KLT Telecom’s investment in DTI.

Sale of KLT Investments II ‘s Ownership of Downtown Hotel Group
On May 31, 2001, KLT Investments II sold its 25% ownership of Kansas City Downtown Hotel Group, L.L.C. for total proceeds of $3.8 million resulting in a $1.4 million after tax gain.

Sale of KLT Gas Properties
On June 28, 2001, KLT Gas sold its 50% ownership in Patrick KLT Gas, LLC for total proceeds of $42.3 million resulting in a $12.0 million after tax gain.

After the acquisition of majority ownership in RSAE (see Note 2 and Note 20 for additional information) and the sales of the equity method investments discussed above, the Company has no remaining equity method investments other than affordable housing limited partnerships held by KLT Investments.

6. GOODWILL AND INTANGIBLE PROPERTY

SFAS No. 142, “Goodwill and Other Intangible Assets”
The Company adopted SFAS No. 142 on January 1, 2002. Under the new standard, goodwill is no longer amortized, but rather is tested for impairment upon adoption and at least annually thereafter. The annual test may be performed anytime during the year, but must be performed at the same time each year.

Strategic Energy’s transition and 2002 annual impairment tests have been completed and there was no impairment of the Strategic Energy goodwill. Goodwill reported on Great Plains Energy’s consolidated balance sheets associated with the Company’s ownership in Strategic Energy totaled $26.1 million and $14.1 million at December 31, 2002 and 2001, respectively. The 2002 increase in goodwill was a result of IEC’s acquisition of a 5.8% indirect ownership interest in Strategic Energy.

After the transition impairment test of RSAE goodwill, the Company recorded a $3.0 million write-down of goodwill. The goodwill write-down is reflected as a cumulative effect to January 1, 2002, of a change in accounting principle. RSAE completed its first annual impairment test in September 2002. The test indicated no impairment. Goodwill reported in assets of discontinued operations on Great Plains Energy’s and consolidated KCP&L’s balance sheets associated with HSS’ ownership interest in RSAE totaled $20.0 million and $23.0 million at December 31, 2002 and 2001, respectively. See Note 20 for additional information concerning the June 2003 disposition of RSAE.

The following table adjusts the reported 2001 and 2000 Great Plains Energy and consolidated KCP&L income statement information to add back goodwill amortization as if the non-amortization provisions of SFAS No. 142 had been applied during all periods presented.

Great Plains Energy

	2001	2000 (a)

	(thousands except per share amounts)
Income (loss) from continuing operations before cumulative
effect, as reported	$(16,966)	$128,631
Add back: Goodwill amortization	3,104	412

Income (loss) from continuing operations before cumulative effect	(13,862)	129,043

Loss from discontinued operations, net of income taxes,
as reported	(7,205)	-
Add back: Goodwill amortization	609	-

Loss from discontinued operations, net of income taxes	(6,596)	-

Cumulative effect to January 1, 2000, of changes in
accounting principles, net of income taxes	-	30,073

Net income (loss), as adjusted	(20,458)	159,116
Preferred stock dividend requirements	1,647	1,649

Earnings (loss) available for common stock, as adjusted	$(22,105)	$157,467

Basic and diluted earnings (loss) per common share
Continuing operations, as reported	$(0.30)	$2.05
Add back: Goodwill amortization	0.05	0.01

Continuing operations, as adjusted	(0.25)	2.06

Discontinued operations, as reported	(0.12)	-
Add back: Goodwill amortization	0.01	-

Discontinued operations, as adjusted	(0.11)	-

Cumulative effect	-	0.49

Basic and diluted earnings (loss) per common share, as adjusted	$(0.36)	$2.55

(a) Great Plains Energy and consolidated KCP&L are the same for 2000.

Consolidated KCP&L

2001

(thousands)
Income from continuing operations, as reported	$126,896
Add back: Goodwill amortization	2,270

Income from continuing operations	129,166
Loss from discontinued operations, net of income taxes,
as reported	(7,205)
Add back: Goodwill amortization	609

Loss from discontinued operations, net of income taxes	(6,596)

Net income, as adjusted	122,570
Preferred stock dividend requirements	1,098

Earnings available for common stock, as adjusted	$121,472

Other Intangible Assets
KCP&L electric utility plant on the consolidated balance sheets included intangible computer software of $41.6 million, net of accumulated amortization of $42.4 million, in 2002 and $48.2 million, net of accumulated amortization of $33.0 million, in 2001.

Other intangible assets on the consolidated KCP&L balance sheets include intangible computer software and the Worry Free service mark totaling $0.5 million, net of accumulated amortization of $0.3 million, in 2002 and $0.6 million, net of accumulated amortization of $0.2 million, in 2001. Assets of discontinued operations include an RSAE trademark, logo and non-compete agreement totalling $4.2 million in 2002, net of $0.1 million of accumulated amortization.

KLT Gas’ gas property and investments on the consolidated balance sheets included intangible drilling costs of $20.8 million in 2002 and $17.7 million in 2001.

Other intangible assets on the Great Plains Energy consolidated balance sheets include other intangible computer software of $1.8 million, net of accumulated amortization of $0.6 million, in 2002 and $1.2 million, net of accumulated amortization of $0.1 million, in 2001.

7. PENSION PLANS AND OTHER EMPLOYEE BENEFITS

Changes in Pension Accounting Principles
Effective January 1, 2000, KCP&L changed its methods of amortizing unrecognized net gains and losses and determination of expected return related to its accounting for pension expense. These changes were made to reflect more timely in pension expense the gains and losses incurred by the pension funds. KCP&L’s current method is to recognize gains and losses by amortizing over a five-year period the rolling five-year average of unamortized gains and losses and determine the expected return by multiplying the assumed long-term rate of return times the fair value of plan assets. Accounting principles required KCP&L to record the cumulative effect of these changes by increasing 2000 earnings by $30.1 million or $0.49 per share. Adoption of the new methods of accounting for pensions has led and will continue to lead to greater fluctuations in pension expense in the future.

Pension Plans and Other Employee Benefits
KCP&L has defined benefit pension plans for its employees, including officers and Wolf Creek employees. Benefits under these plans reflect the employees’ compensation, years of service and age at retirement. KCP&L satisfies the minimum funding requirements under the ERISA.

There were no significant amendments to the plans in 2002. During 2001, the plans, other than those at Wolf Creek, were amended resulting in an increase to the benefit obligation of $6.8 million. The increase was due primarily to an amendment to the non-management plan, which improved benefits to employees with at least thirty years of service who elected lump sum distributions.

During 2000, the plans were amended, except for those of Wolf Creek, which resulted in a $42.0 million increase in the benefit obligation. The amendments changed the mortality tables used and added enhanced benefit options. The enhancements include improved early retirement benefits for employees who retire after their age plus their years of service equals at least 85. The options also include lump sum distributions. During 2001, the plans experienced lump sum distributions related to these enhancements in excess of $33.0 million.

Primarily as a result of the significant decline in the market value of plan assets, in 2002 the Company had a minimum pension liability of $63.1 million offset by an intangible asset of $19.2 million and OCI of $43.9 million ($26.8 million net of tax). In 2001, the Company’s minimum pension liability was $20.0 million offset by an intangible asset of $18.3 million and OCI of $1.7 million ($1.0 million net of tax).

Because these adjustments were non-cash, their effect has been excluded from the Consolidated Statements of Cash Flows.

In addition to providing pension benefits, KCP&L provides certain postretirement health care and life insurance benefits for substantially all retired employees. KCP&L accrues the cost of postretirement health care and life insurance benefits during an employee’s years of service and recovers these accruals through rates. KCP&L funds the portion of net periodic postretirement benefit costs that are tax deductible. Beginning in 2001, management employees who resign with 25 years or more of service are eligible for life insurance benefits.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $219.1 million, $185.8 million, and $121.8 million, respectively, as of December 31, 2002 and $207.7 million, $176.6 million, and $160.7 million, respectively, as of December 31, 2001. Net periodic benefit costs reflect total plan benefit costs prior to the effects of capitalization and sharing with joint-owners of power plants. The pension benefits table below provides information relating to the funded status of all defined benefit pension plans on an aggregate basis.

	Pension Benefits		Other Benefits
	2002	2001	2002	2001

Change in projected benefit obligation	(thousands)
PBO at beginning of year	$421,126	$411,960	$41,224	$36,858
Service cost	13,360	11,152	757	729
Interest cost	30,272	31,905	2,951	2,918
Contribution by participants	-	-	785	459
Amendments	-	6,790	247	960
Actuarial loss	29,174	22,853	7,181	3,185
Benefits paid	(42,482)	(28,807)	(3,715)	(3,432)
Benefits paid by KCP&L	(934)	(1,381)	(494)	(454)
Settlements	284	(33,346)	-	-

PBO at end of year (a)	$450,800	$421,126	$48,936	$41,223

Change in plan assets
Fair value of plan assets at beginning of year	$395,015	$564,947	$9,459	$8,096
Actual return on plan assets	(29,983)	(112,397)	321	601
Contributions by employer and participants	1,619	1,017	5,032	4,193
Benefits paid	(42,482)	(28,807)	(3,758)	(3,432)
Settlements	-	(29,745)	-	-

Fair value of plan assets at end of year	$324,169	$395,015	$11,054	$9,458

Prepaid (accrued) benefit cost
Funded status	$(126,631)	$(26,111)	$(37,882)	$(31,765)
Unrecognized actuarial loss	157,438	58,686	11,947	4,649
Unrecognized prior service cost	44,769	47,296	1,344	1,282
Unrecognized transition obligation	512	(230)	11,744	12,919

Net prepaid (accrued) benefit cost	$76,088	$79,641	$(12,847)	$(12,915)

Amounts recognized in the consolidated balance sheets
Prepaid benefit cost	$85,945	$88,337	$-	$-
Accrued benefit cost	(9,857)	(8,696)	(12,847)	(12,915)
Minimum pension liability adjustment	(63,142)	(19,994)	-	-
Intangible asset	19,233	18,303	-	-
Accumulated other comprehensive income	43,909	1,691	-	-

Net amount recognized in balance sheets	$76,088	$79,641	$(12,847)	$(12,915)

(a) Based on weighted-average discount rates of 6.75%, 7.25%, and 8.0% in 2002, 2001 and 2000, respectively; and increases in future salary levels of 4.1% in 2002, 2001 and 2000.

	Pension Benefits			Other Benefits
	2002	2001	2000	2002	2001	2000

Components of net periodic benefit cost	(thousands)
Service cost	$13,360	$11,152	$9,384	$757	$729	$547
Interest cost	30,272	31,905	26,538	2,951	2,918	2,543
Expected return on plan assets	(34,144)	(48,967)	(39,571)	(503)	(403)	(361)
Amortization of prior service cost	4,313	3,884	488	194	78	78
Recognized net actuarial loss (gain)	(7,237)	(11,333)	(5,913)	100	32	2
Transition obligation	(742)	(2,023)	(2,072)	1,174	1,174	1,174
Net settlements	284	(1,738)	-	-	-	-

Net periodic benefit cost	$6,106	$(17,120)	$(11,146)	$4,673	$4,528	$3,983

Long-term rates of return on pension assets of 9.0% to 9.25% were used.

Actuarial assumptions include an increase in the annual health care cost trend rate for the year 2002 and thereafter of 9.9%. The health care plan requires retirees to share in the cost when premiums exceed a certain amount. A 1% point change in the assumed health care cost trend rate would have the following effects as of December 31, 2002:

	Increase	Decrease

	(thousands)
Effect on total service and interest component	$297	$(216)
Effect on postretirement benefit obligation	$2,926	$(2,222)

Employee Savings Plans
Great Plains Energy has defined contribution savings plans that cover substantially all employees. The Company matches employee contributions, subject to limits. The annual cost of the plans was $3.2 million in 2002 and $2.9 million for both 2001 and 2000.

Strategic Energy Phantom Stock Plan
Strategic Energy has a phantom stock plan that provides incentive in the form of deferred compensation based upon the award of performance units, the value of which is related to the increase in financial growth and performance of Strategic Energy. Strategic Energy’s annual cost for the plan was $5.9 million in 2002 and $3.4 million in 2001. There was no expense recognized in 2000.

Stock Options
The Company has one equity compensation plan, which has been approved by its shareholders. The equity compensation plan is a long-term incentive plan that permits the grant of restricted stock, stock options, limited stock appreciation rights and performance shares to officers and other employees of the Company and its subsidiaries. The maximum number of shares of Great Plains Energy common stock that may be issued under the plan is 3.0 million with 2.1 million shares remaining available for future issuance.

Stock Options Granted 1992 – 1996
The exercise price of stock options granted equaled the market price of the Company’s common stock on the grant date. One-half of all options granted vested one year after the grant date, the other half vested two years after the grant date. An amount equal to the quarterly dividends paid on Great Plains Energy’s common stock shares (dividend equivalents) accrues on the options for the benefit of option holders. The option holders are entitled to stock for their accumulated dividend equivalents only if the options are exercised when the market price is above the exercise price. At December 31, 2002, the market price of Great Plains Energy’s common stock was $22.88, which exceeded the grant price for one of the three years that options granted were still outstanding. Unexercised options expire ten years after the grant date.

Great Plains Energy follows Accounting Principles Board (APB) Opinion 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for these options. Great Plains Energy recognizes annual expense equal to accumulated and reinvested dividends plus the impact of the change in stock price since the grant date. Great Plains Energy expensed $0.1 million in 2002, $(0.3) million in 2001 and $1.1 million in 2000.

For options outstanding at December 31, 2002, grant prices range from $20.6250 to $26.1875 and the weighted-average remaining contractual life is 2.9 years.

Stock Options Granted 2001 and 2002
Stock options were granted under the plan at the fair market value of the shares on the grant date. The options vest three years after the grant date and expire in ten years if not exercised. Exercise prices range from $24.90 to $25.98 and the remaining contractual life is 8.7 years. Great Plains Energy follows APB Opinion 25 to account for these options. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant.

All stock option activity for the last three years is summarized below:

	2002		2001		2000
	Shares	Price*	Shares	Price*	Shares	Price*

Outstanding at January 1	250,375	$25.14	88,500	$23.57	89,875	$23.57
Granted	181,000	24.90	193,000	25.56	-	-
Exercised	(34,375)	23.00	(31,125)	23.27	(1,375)	23.88

Outstanding at December 31	397,000	$25.21	250,375	$25.14	88,500	$23.57

Exercisable as of December 31	23,000	$24.81	57,375	$23.73	88,500	$23.57

* weighted-average price

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, “Accounting for Stock-Based Compensation”. Under this statement, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the vesting period. The pro forma amounts have been determined as if the Company had accounted for its stock options under SFAS No. 123. The stock options granted in 1992 – 1996 were all 100% vested prior to the year 2000 and therefore would have no compensation cost in the years 2000 – 2002 under SFAS No. 123. The fair value for the stock options granted in 2001 and 2002 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2002	2001

Risk-free interest rate	4.57%	5.53%
Dividend yield	7.68%	6.37%
Stock volatility	27.503%	25.879%
Expected option life (in years)	10	10

The option valuation model requires the input of highly subjective assumptions, primarily stock price volatility, changes in which can materially affect the fair value estimate. Compensation cost would have been $0.4 million and $0.2 million in 2002 and 2001, respectively under SFAS No. 123. The pro forma information is as follows:

	2002	2001	2000

	(thousands except per share amounts)
Net income (loss), as reported	$126,188	$(24,171)	$158,704
Pro forma net income (loss) as if fair
value method were applied	$125,990	$(24,479)	$159,366

Basic and diluted earnings (loss)
per common share, as reported	$1.99	$(0.42)	$2.54
Basic and diluted earnings (loss)
per common share, pro forma	$1.99	$(0.42)	$2.55

The effects of applying SFAS No. 123 in this pro forma disclosure may not be representative of effects on net income for future years due to the timing and number of options granted under the equity compensation plan.

Performance Shares
In 2001, 144,500 performance shares were granted. The issuance of performance shares is contingent upon achievement, over a four-year period, of company and individual performance goals. Performance shares have an intrinsic value equal to the market price of a share on the date of grant. Pursuant to APB Opinion 25, expense is accrued for performance shares over the period services are performed if attainment of the performance goals appears probable. No compensation expense was recorded in 2002 or 2001.

8. INCOME TAXES

Income tax expense consisted of the following:

Great Plains Energy	2002	2001	2000

Current income taxes:	(thousands)
Federal	$27,505	$(32,628)	$76,076
State	9,369	1,304	10,928

Total	36,874	(31,324)	87,004

Deferred income taxes:
Federal	13,915	9,785	(9,846)
State	1,679	(943)	(469)

Total	15,594	8,842	(10,315)

Investment tax credit amortization	(4,183)	(4,289)	(4,296)

Total income tax expense	48,285	(26,771)	72,393
Less: Deferred taxes on the cumulative effect
of changes in accounting principles	-	-	19,227
Current taxes on loss from discontinued
operations (Note 20)	10	42	-

Total	$48,275	$(26,813)	$53,166

Consolidated KCP&L	2002	2001	2000

Current income taxes:	(thousands)
Federal	$47,027	$17,601	$76,076
State	8,668	4,109	10,928

Total	55,695	21,710	87,004

Deferred income taxes:
Federal	9,391	18,968	(9,846)
State	1,964	3,042	(469)

Total	11,355	22,010	(10,315)

Investment tax credit amortization	(4,183)	(4,289)	(4,296)

Total income tax expense	62,867	39,431	72,393
Less: Deferred taxes on the cumulative effect
of changes in accounting principles	-	-	19,227
Current taxes on loss from discontinued
operations (Note 20)	10	42	-

Total	$62,857	$39,389	$53,166

The effective income tax rates differed from the statutory federal rates mainly due to the following:

Great Plains Energy	2002	2001	2000

Federal statutory income tax rate	35.0%	(35.0)%	35.0%
Differences between book and tax
depreciation not normalized	1.9	1.4	0.7
Proposed IRS Adjustment (see Note 10)	-	-	4.6
Amortization of investment tax credits	(2.4)	(8.4)	(1.9)
Federal income tax credits	(11.3)	(41.6)	(9.2)
State income taxes	4.1	0.5	2.9
Valuation allowance	-	31.0	-
Other	0.4	(0.5)	(0.8)

Effective income tax rate	27.7%	(52.6)%	31.3%

Consolidated KCP&L	2002	2001	2000

Federal statutory income tax rate	35.0%	35.0%	35.0%
Differences between book and tax
depreciation not normalized	2.1	0.5	0.7
Proposed IRS Adjustment (see Note 10)	-	-	4.6
Amortization of investment tax credits	(2.6)	(2.7)	(1.9)
Federal income tax credits (a)	-	(10.6)	(9.2)
State income taxes	4.4	2.9	2.9
Other	0.7	(0.3)	(0.8)

Effective income tax rate	39.6%	24.8%	31.3%

(a) KLT Investments and KLT Gas generated the federal income tax credits in 2001 and 2000.
Great Plains Energy and consolidated KCP&L are the same prior to the October 1, 2001, formation of the holding company.

The tax effects of major temporary differences resulting in deferred tax assets and liabilities in the balance sheets are as follows:

	Great Plains Energy		Consolidated KCP&L
December 31	2002	2001	2002	2001

	(thousands)
Plant related	$521,979	$533,521	$521,979	$533,521
Recoverable taxes	39,000	42,000	39,000	42,000
Pension and postretirement benefits	6,194	21,474	6,194	21,474
Tax credit carryforwards	(21,150)	(19,183)	-	-
Gas properties related	6,230	(9,535)	-	-
Nuclear fuel outage	(3,233)	(5,061)	(3,233)	(5,061)
AMT credit	(4,093)	(4,258)	-	-
Other	29,230	14,906	48,794	33,704

Net deferred tax liability before
valuation allowance	574,157	573,864	612,734	625,638
Valuation allowance (Note 19)	15,779	15,779	-	-
Less deferred tax asset in liabilities of
discontinued operations (Note 20)	9,738	9,738	9,738	9,738

Net deferred tax liability	$599,674	$599,381	$622,472	$635,376

The net deferred income tax liability consisted of the following:

	Great Plains Energy		Consolidated KCP&L
December 31	2002	2001	2002	2001

	(thousands)
Gross deferred income tax assets	$(120,003)	$(115,675)	$(81,262)	$(63,902)
Gross deferred income tax liabilities	719,677	715,056	703,734	699,278

Net deferred income tax liability	$599,674	$599,381	$622,472	$635,376

9. RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

In January of 1997, KLT Energy Services acquired approximately 71% of Custom Energy from ELC. In February of 1999, Custom Energy acquired 100% of the outstanding ownership interest in Strategic Energy from SE Holdings, L.L.C. (SE Holdings) in exchange for 25% of the ownership interest in Custom Energy. In a December 1999 reorganization, Custom Energy changed its name to Custom Energy Holdings and transferred all of its operations to a new wholly owned subsidiary called Custom Energy. After the reorganization, Custom Energy Holdings’ assets consisted of its ownership interests in Strategic Energy and Custom Energy. Through a series of transactions, KLT Energy Services had increased its indirect ownership position in Strategic Energy to approximately 83% as of December 31, 2001. In a July 2002 transaction, Custom Energy was distributed to KLT Energy Services and a third-party investor, resulting in Strategic Energy being the sole subsidiary of Custom Energy Holdings. ELC continued to own a 6% indirect ownership interest in Strategic Energy, while SE Holdings owns an 11% interest in Strategic Energy. Richard Zomnir, President and Chief Executive Officer of Strategic Energy, holds a 56% interest in SE Holdings. Gregory Orman, former Executive Vice President – Corporate Development and Strategic Planning of Great Plains Energy and former President and CEO of KLT Inc., held a 67% interest in ELC. The other 33% interest in ELC was held by an employee of Great Plains Energy. Both persons were officers and shareholders of ELC before they became officers or employees of the Company.

On November 5, 2002, the Board of Directors of the Company approved the merger of ELC into IEC, a recently created wholly-owned subsidiary of the Company. The merger was consummated on

November 7, 2002, with IEC being the surviving company after the merger. In exchange for their entire ownership interest in ELC, the two shareholders received $15.1 million in Great Plains Energy common stock and notes issued by Great Plains Energy and IEC. Great Plains Energy issued 387,596 common shares of Great Plains Energy common stock, valued at $8.0 million, which was distributed to the ELC shareholders in proportion to their interests in that company. Great Plains Energy also issued a promissory note to Mr. Orman in the principal amount of approximately $4.7 million, and IEC issued a promissory note to the other shareholder of ELC in the principal amount of approximately $2.4 million. Both notes were paid in January 2003.

As a result of the merger, Great Plains Energy now holds an 89% indirect ownership interest in Strategic Energy through KLT Energy Services and IEC. Certain employees of Strategic Energy, including Mr. Zomnir, indirectly hold through SE Holdings the remaining ownership interest in Strategic Energy.

Custom Energy Holdings’ business and affairs are controlled and managed by a three member Management Committee composed of one representative designated by KLT Energy Services, one representative designated by IEC and one representative designated by SE Holdings. Certain actions (including amendment of Custom Energy Holdings’ operating agreement, approval of actions in contravention of the operating agreement, approval of a dissolution of Custom Energy Holdings, additional capital contributions and assumption of recourse indebtedness) require the unanimous consent of all the members of Custom Energy Holdings. Certain other actions (including mergers with Custom Energy Holdings, acquisitions by Custom Energy Holdings, assumption of non-recourse indebtedness, sales of substantial assets, approval of distributions, filing of registration statements, partition of assets, admission of new members and transfers of interests in Custom Energy Holdings) can be approved by the Management Committee, but to the extent they affect the rights, obligations, assets or business of Strategic Energy, the approval of the Strategic Energy Management Committee is also required.

Strategic Energy’s business and affairs are controlled and managed exclusively by a four member Management Committee composed of two representatives designated by KLT Energy Services, one representative designated by IEC and one representative designated by SE Holdings. Certain actions (including amendment of Strategic Energy’s operating agreement, approval of actions in contravention of the operating agreement, approval of transactions between Strategic Energy and affiliates of its members, approval of a dissolution of Strategic Energy, and assumption of recourse indebtedness) require the unanimous consent of all the Management Committee representatives of Strategic Energy.

On September 30, 2000, KLT Energy Services exercised an option to purchase 1,411,765 shares of Bracknell common stock owned by Reardon. KLT Energy Services received 1,136,789 common shares of Bracknell at $4.25 per share and a warrant to purchase the remaining 274,976 shares at an exercise price of $4.25 per share. In May 2001, KLT Energy Services exercised the warrant for 274,976 shares at $4.25 per share and sold 278,600 shares of Bracknell common stock in June 2001 at $4.48 per share. In November 2001, Bracknell common stock ceased trading at a last sale price of $0.13 per share and KLT Energy Services wrote off its investment in Bracknell. Bracknell common stock is no longer traded. Gregory Orman, former Executive Vice President – Corporate Development and Strategic Planning of Great Plains Energy and former President and CEO of KLT Inc., owned 55% of the membership interests of Reardon and approximately 1% of Bracknell.

10. COMMITMENTS AND CONTINGENCIES

Nuclear Liability and Insurance

Liability Insurance
The Price-Anderson Act currently limits the combined public liability of nuclear reactor owners to $9.4 billion for claims that could arise from a single nuclear incident. The owners of Wolf Creek, a nuclear generating station, (the Owners) carry the maximum available commercial insurance of $0.2 billion. Secondary Financial Protection, an assessment plan mandated by the NRC, provides insurance for the $9.2 billion balance.

Under Secondary Financial Protection, if there were a catastrophic nuclear incident involving any of the nation’s licensed reactors, the Owners would be subject to a maximum retrospective assessment per incident of up to $88 million ($41 million, KCP&L’s 47% share). The Owners are jointly and severally liable for these charges, payable at a rate not to exceed $10 million ($5 million, KCP&L’s 47% share) per incident per year, excluding applicable premium taxes. The assessment, most recently revised in 1998, is subject to an inflation adjustment based on the Consumer Price Index and renewal of the Price-Anderson Act by Congress.

Property, Decontamination, Premature Decommissioning and Extra Expense Insurance
The Owners also carry $2.8 billion ($1.3 billion, KCP&L’s 47% share) of property damage, decontamination and premature decommissioning insurance for loss resulting from damage to the Wolf Creek facilities. Nuclear Electric Insurance Limited (NEIL) provides this insurance.

In the event of an accident, insurance proceeds must first be used for reactor stabilization and NRC mandated site decontamination. KCP&L’s share of any remaining proceeds can be used for further decontamination, property damage restoration and premature decommissioning costs. Premature decommissioning coverage applies only if an accident at Wolf Creek exceeds $500 million in property damage and decontamination expenses, and only after trust funds have been exhausted.

The Owners also carry additional insurance from NEIL to cover costs of replacement power and other extra expenses incurred in the event of a prolonged outage resulting from accidental property damage at Wolf Creek.

Under all NEIL policies, KCP&L is subject to retrospective assessments if NEIL losses, for each policy year, exceed the accumulated funds available to the insurer under that policy. The estimated maximum amount of retrospective assessments to KCP&L under the current policies could total about $24.5 million.

In the event of a catastrophic loss at Wolf Creek, the insurance coverage may not be adequate to cover property damage and extra expenses incurred. Uninsured losses, to the extent not recovered through rates, would be assumed by KCP&L and could have a material, adverse effect on its financial condition, results of operations and cash flows.

Low-Level Waste
The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandated that the various states, individually or through interstate compacts, develop alternative low-level radioactive waste disposal facilities. The states of Kansas, Nebraska, Arkansas, Louisiana and Oklahoma formed the Central Interstate Low-Level Radioactive Waste Compact and selected a site in northern Nebraska to locate a disposal facility. WCNOC and the owners of the other five nuclear units in the Compact provided most of the pre-construction financing for this project. KCP&L’s net investment in the Compact was $7.4 million at December 31, 2002 and 2001.

Significant opposition to the project has been raised by Nebraska officials and residents in the area of the proposed facility and attempts have been made through litigation and proposed legislation in Nebraska to slow down or stop development of the facility. On December 18, 1998, the application for a license to construct this project was denied. After the license denial, WCNOC and others filed a lawsuit in federal court contending Nebraska officials acted in bad faith while handling the license application. In September 2002, the U.S. District Court Judge presiding over the Central Interstate Compact Commission’s federal “bad faith” lawsuit against the State of Nebraska issued his decision in the case finding clear evidence that the State of Nebraska acted in bad faith in processing the license application for a low-level radioactive waste disposal site in Nebraska and rendered a judgment in the amount of $151.4 million against the state. The state has appealed this decision to the 8th Circuit, U.S. Court of Appeals. Based on the favorable outcome of this trial, in KCP&L’s opinion, there is a greater possibility of reversing the state’s license denial once the decision in this case is final.

In May 1999, the Nebraska legislature passed a bill withdrawing Nebraska from the Compact. In August 1999, the Nebraska Governor gave official notice of the withdrawal to the other member states. Withdrawal will not be effective for five years and will not, of itself, nullify the site license proceeding.

Environmental Matters
KCP&L’s operations are subject to regulation by federal, state and local authorities with regard to air and other environmental matters. The generation and transmission of electricity produces and requires disposal of certain hazardous products which are subject to these laws and regulations. In addition to imposing continuing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for noncompliance, including fines, injunctive relief and other sanctions. Failure to comply with these laws and regulations could have a material adverse effect on KCP&L.

KCP&L operates in an environmentally responsible manner and seeks to use current technology to avoid and treat contamination. KCP&L regularly conducts environmental audits designed to ensure compliance with governmental regulations and to detect contamination. Governmental bodies, however, may impose additional or more restrictive environmental regulations that could require substantial changes to operations or facilities at a significant cost. At December 31, 2002 and 2001, KCP&L had $1.9 million accrued for environmental remediation expenses covering water monitoring at one site and unasserted claims for remediation at a second site. The amounts accrued were established on an undiscounted basis and KCP&L does not currently have an estimated time frame over which the accrued amounts may be paid out. Expenditures to comply with environmental laws and regulations have not been material in amount during the periods presented and are not expected to be material in the upcoming years with the exception of the issues discussed below.

Certain Air Toxic Substances
In July 2000, the National Research Council published its findings of a study under the Clean Air Act which stated that power plants that burn fossil fuels, particularly coal, generate the greatest amount of mercury emissions. As a result, in December 2000, the EPA announced it would propose Maximum Achievable Control Technology (MACT) requirements by December 2003 to reduce mercury emissions and issue final rules by December 2004. Until the rules are proposed, KCP&L cannot predict the likelihood or compliance costs of such regulations.

Air Particulate Matter
In July 1997, the EPA revised ozone and particulate matter air quality standards creating a new eight-hour ozone standard and establishing a new standard for particulate matter less than 2.5 microns (PM-2.5) in diameter. These standards were challenged in the U. S. Court of Appeals for the District of Columbia (Appeals Court) that decided against the EPA. Upon further appeal, the U. S. Supreme Court reviewed the standards and remanded the case back to the Appeals Court for further review, including a review of whether the standards were arbitrary and capricious. On March 26, 2002, the

Appeals Court issued its decision on challenges to the 8-hour ozone and PM-2.5 national ambient air quality standards (NAAQS). This decision denies all state, industry and environmental groups petitions for review and thus upheld as valid the EPA’s new 8-hour ozone and PM-2.5 NAAQS. In so doing, the court held that the EPA acted consistently with the Clean Air Act in setting the standards at the levels it chose and the EPA’s actions were reasonable and not arbitrary and capricious, and cited the deference given the EPA’s decision-making authority. The court stated that the extensive records established for each rule supported the EPA’s actions in both rulemakings.

This decision by the Appeals Court removed the last major hurdle to the EPA’s implementation of stricter ambient air quality standards for ozone and fine particles. The EPA has not yet issued regulations incorporating the new standards. Until new regulations are issued, KCP&L is unable to estimate the impact of the new standards. However, the impact on KCP&L and all other utilities that use fossil fuels could be substantial. In addition, the EPA is conducting a three-year study of fine particulate ambient air levels. Until this testing and review period has been completed, KCP&L cannot determine additional compliance costs, if any, associated with the new particulate regulations.

Nitrogen Oxide
The EPA announced in 1998 regulations implementing reductions in NOx emissions. These regulations initially called for 22 states, including Missouri, to submit plans for controlling NOx emissions. The regulations require a significant reduction in NOx emissions from 1990 levels at KCP&L’s Missouri coal-fired plants by the year 2003.

In December 1998, KCP&L and several other western Missouri utilities filed suit against the EPA over the inclusion of western Missouri in the NOx reduction program based on the 1-hour NOx standard. On March 3, 2000, a three-judge panel of the District of Columbia Circuit of the U.S. Court of Appeals sent the NOx rules related to Missouri back to the EPA, stating the EPA failed to prove that fossil plants in the western part of Missouri significantly contribute to ozone formation in downwind states. On March 5, 2001, the U.S. Supreme Court denied certiorari, making the decision of the Court of Appeals final.

In February 2002, the EPA issued proposed Phase II NOx SIP Call regulation which specifically excludes the fossil plants in the western part of Missouri from the NOx SIP Call. To date, the EPA has not issued its final Phase II NOx SIP Call regulation.

If fossil plants in western Missouri are required to implement NOx reductions, KCP&L would need to incur significant capital costs, purchase power or purchase NOx emission allowances. Preliminary analysis of the regulations indicates that selective catalytic reduction technology, as well as other changes, may be required for some of the KCP&L units. Currently, KCP&L estimates that additional capital expenditures to comply with these regulations could range from $40 million to $60 million. Operations and maintenance expenses could also increase by more than $2.5 million per year. KCP&L continues to refine these preliminary estimates and explore alternatives. The ultimate cost of these regulations, if any, could be significantly different from the amounts estimated above.

Carbon Dioxide
At a December 1997 meeting in Kyoto, Japan, delegates from 167 nations, including the United States, agreed to a treaty (Kyoto Protocol) that would require a seven percent reduction in United States carbon dioxide (CO2) emissions below 1990 levels. Although the United States agreed to the Kyoto Protocol, the treaty has not been sent to Congress for ratification. The financial impact on KCP&L of future requirements in the reduction of CO2 emissions cannot be determined until specific regulations are adopted.

Clean Air Legislation
Congress has debated numerous bills that would make significant changes to the current federal Clean Air Act including potential establishment of nationwide limits on power plant emissions for several specific pollutants. These bills have the potential for a significant financial impact on KCP&L through the installation of new pollution control equipment to achieve compliance with the new nationwide limits. The financial consequences to KCP&L cannot be determined until the final legislation is passed. KCP&L will continue to monitor the progress of these bills.

Proposed Water Use Regulations
In February 2002, the EPA issued proposed rules related to certain existing power producing facilities that employ cooling water intake structures that withdraw 50 million gallons or more per day and use 25% or more of that water for cooling purposes. The proposed rules establish national minimum performance requirements designed to minimize adverse environmental impact. The EPA must take final action by August 2003. KCP&L will continue to monitor the progress of this rulemaking. The impact of these proposed rules has not yet been quantified, however, KCP&L’s generating stations would be affected.

Nuclear Fuel Commitments
As of December 31, 2002, KCP&L’s 47% share of Wolf Creek nuclear fuel commitments included $21.5 million for enrichment through 2006, $57.5 million for fabrication through 2025 and $5.7 million for uranium and conversion through 2003.

Coal Contracts
KCP&L’s share of coal purchased under existing contracts was $49.5 million in 2002, $44.6 million in 2001, and $31.1 million in 2000. Under these coal contracts, KCP&L’s remaining share of purchase commitments totals $105.1 million. Obligations for the years 2003 through 2005 based on estimated prices for those years total $46.0 million, $28.5 million and $30.6 million, respectively. The remainder of KCP&L’s coal requirements will be fulfilled through additional contracts or spot market purchases.

Purchased Capacity Commitments
KCP&L purchases capacity from other utilities and nonutility suppliers. Purchasing capacity provides the option to purchase energy if needed or when market prices are favorable. This can be a cost-effective alternative to new construction. KCP&L capacity purchases totaled $18.5 million, $17.7 million and $25.4 million in 2002, 2001 and 2000, respectively. As of December 31, 2002, contracts to purchase capacity totaled $90.5 million through 2016. These commitments average $19 million in 2003 and 2004, $10 million in 2005 and $4 million in 2006 and 2007. Capacity sales contracts to supply municipalities in the years 2003 through 2007 average $12 million per year. For the next five years, net capacity contracts average under 1% of KCP&L’s estimated 2003 total available generating capacity.

Strategic Energy Purchased Power Energy Commitments
Strategic Energy has entered into agreements to purchase electricity at various fixed prices to meet estimated supply requirements. Commitments at December 31, 2002, under these agreements total $1,092.3 million through 2010. Commitments for the years 2003 through 2007 total $500.4 million, $299.5 million, $222.1 million, $50.1 million, and $8.6 million, respectively. See Note 17 for further discussion.

Leases
Great Plains Energy’s lease expense, excluding DTI, was about $27.4 million, $30.6 million and $27.9 million during 2002, 2001 and 2000, respectively. The remaining rental commitments under leases total $266.7 million ending in 2028. Obligations for the years 2003 through 2007 average $30.4 million per year. These amounts exclude possible termination payments under the synthetic lease arrangement discussed below.

Consolidated KCP&L Leases
Consolidated KCP&L’s lease expense, excluding DTI, was $25.7 million, $29.6 million and $27.3 million during 2002, 2001 and 2000, respectively. The remaining rental commitments under leases total $263.4 million ending in 2028. Obligations for the years 2003 through 2007 average $29.8 million per year. These amounts exclude possible termination payments under the synthetic lease arrangement discussed below.

KCP&L has a transmission line lease with another utility through September 2025 whereby, with the FERC’s approval, the rental payments can be increased by the lessor. If this occurs and KCP&L is able to secure an alternative transmission path, KCP&L can cancel the lease. Commitments under this lease total $1.9 million per year and $43.0 million over the remaining life of the lease, assuming it is not canceled.

KCP&L’s expense for other leases, including railcars, computer equipment, buildings, transmission line and other items, approximated $25 million annually for the last three years. The remaining rental commitments under these leases total $186.6 million through 2028. Obligations for the years 2003 through 2007 average $21 million per year. Capital leases are not material and are included in these amounts.

As the managing partner of three jointly-owned generating units, KCP&L has entered into leases for railcars to serve those units. KCP&L has reflected the entire lease commitment in the above amounts although about $1.9 million per year ($24.4 million total) will be reimbursed by the other owners.

In 2001, KCP&L entered into a synthetic lease arrangement with a Trust (Lessor) to finance the purchase, installation, assembly and construction of five combustion turbines and related property and equipment that will add 385 MWs of peaking capacity (Project). The Trust is a special-purpose entity and has an aggregate financing commitment from third-party equity and debt participants of $176 million, amended during the third quarter 2002 to adjust the amount financed from the previously estimated $200 million to reflect a reduction in the estimated cost for the purchase, installation, assembly and construction of the five combustion turbines. In accordance with SFAS No. 13 “Accounting for Leases,” and related EITF issues (including EITF Issue No. 90-15, “Impact of Non-substantive Lessors, Residual Value Guarantees, and Other Provisions in Leasing Transactions” and EITF Issue No. 97-10, “The Effect of Lessee Involvement in Asset Construction”), the Project and related lease obligations are not included in KCP&L’s consolidated balance sheet. The Lessor has appointed KCP&L as supervisory agent responsible for completing construction of the Project by no later than June 2004. The initial lease term is approximately three and one quarter years, beginning at the date of construction completion, which is expected to be June 2003. At the end of the lease term (October 2006), KCP&L may choose to sell the Project for the Lessor, guaranteeing to the Lessor a residual value for the Project in an amount which may be up to 83.21% of the project cost. If KCP&L does not elect the sale option, KCP&L must either extend the lease, if it can obtain the consent of the Lessor, or purchase the Project for the outstanding project cost. KCP&L also has contingent obligations to the Lessor upon an event of a default during both the construction period and lease period. Upon a default in the construction period, KCP&L’s maximum obligation to the Lessor equals (i) in the circumstances of bankruptcy, fraud, illegal acts, misapplication of funds and willful misconduct, 100% of then-incurred project costs, and (ii) in all other circumstances, an amount which may be up to 89.9% of then-incurred project costs that are capitalizable in accordance with GAAP. At December 31, 2002, cumulative project costs were approximately $127.4 million. Upon a default during the lease period, KCP&L’s maximum obligation to the Lessor equals 100% of project costs. KCP&L’s rental obligation, which reflects interest payments only, is expected to be approximately $28.2 million in the aggregate.

In January 2003, the FASB issued Interpretation No. 46. The Interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (Variable Interest Entities). The Trust, acting as Lessor in the synthetic lease arrangement discussed above, is considered a Variable Interest Entity under the Interpretation. Because KCP&L has variable interests in the Trust, including among other things, a residual value guarantee provided to the Lessor, KCP&L is the primary beneficiary of the Trust. Accordingly, KCP&L will be required to consolidate the Trust at July 1, 2003. Great Plains Energy’s and consolidated KCP&L’s utility plant and long-term debt will increase $176 million upon consolidation of the Trust.

Other Consolidated KCP&L Leases
RSAE has entered into capital leases for vehicles, office equipment and software. Lease expense was about $1 million per year in 2002 and 2001. Obligations average about $2 million per year for the years 2003 and 2004, $1 million in 2005 and $0.5 million in 2006 and 2007. See Note 20 for additional information concerning the June 2003 disposition of RSAE.

Other Great Plains Energy Leases
Great Plains Energy’s other subsidiaries have entered operating leases for buildings, compressors, communications equipment and other items. Lease expense was about $1.7 million in 2002 and about $1 million per year during 2001 and 2000. Obligations average about $1 million per year for the years 2003 and 2004 and $0.5 million per year for the years 2005 through 2007.

Put Option Held by Minority Interests in Strategic Energy
As of November 7, 2002, Great Plains Energy indirectly owns 89% of Strategic Energy. SE Holdings has a put option to sell all or part of its 11% interest in Strategic Energy to Custom Energy Holdings at any time within the 90 days following January 31, 2004, under certain circumstances, at fair market value. Fair market value would be determined by the mutual agreement of the parties, or if an agreement cannot be reached, by third party appraisal.

Internal Revenue Service Settlement – Corporate-Owned Life Insurance
During 2000, KCP&L recorded a $12.7 million charge for the federal and states income tax impact of the proposed disallowance of interest deductions on COLI loans and assessed interest on the disallowance for tax years 1994 to 1998. In November 2002, KCP&L accepted a settlement offer related to COLI from the IRS. The offer allows 20% of the interest originally deducted and taxes only 20% of the gain on surrender of the COLI policies. KCP&L surrendered the policies in February 2003. Acceptance of the offer had an immaterial impact on earnings. KCP&L will make cash payments to the IRS in 2003 of approximately $11.2 million to satisfy the liability. KCP&L paid $1.5 million to the IRS in 2001 related to the disallowance of the COLI deduction.

11. GUARANTEES

In the normal course of business, Great Plains Energy and certain of its subsidiaries enter into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. Such agreements include, for example, guarantees, stand-by letters of credit and surety bonds. These agreements are entered into primarily to support or enhance the creditworthiness otherwise attributed to a subsidiary on a stand-alone basis, thereby facilitating the extension of sufficient credit to accomplish the subsidiaries’ intended business purposes.

As prescribed in FASB Interpretation No. 45, the Company will begin recording a liability for the fair value of the obligation it has undertaken for guarantees issued after December 31, 2002. The liability recognition requirements of FASB Interpretation No. 45 are to be applied on a prospective basis to guarantees issued or modified after December 31, 2002, while the disclosure requirements are to be applied to all guarantees. The interpretation does not encompass guarantees of the Company’s own future performance. KCP&L believes it will record an immaterial amount for the fair value of guarantees expected to be issued in 2003 for the residual value of vehicles and heavy equipment under an operating lease.

The following table reflects Great Plains Energy’s and consolidated KCP&L’s maximum potential amount of future payments that could be required under guarantees and describes those guarantees:

	Maximum potential
	amount of future
	payments under
Guarantor	guarantee	Nature of Guarantee

	(millions)
KCP&L	$12.8	Guaranteed energy savings under agreements with several
		customers that expire over the next 8 years. In most cases, a
		subcontractor would indemnify KCP&L for any payments made
		by KCP&L under these guarantees.

KCP&L	8.1	Guarantees for residual value of vehicles and heavy equipment
		under an operating lease. Guaranteed residual values average
		approximately $0.7 million per year through 2012.

Total consolidated KCP&L	20.9

KLT Inc.	0.9	KLT Inc. issued a letter of credit related to the sale of demand
		side management credits by Custom Energy, L.L.C. which
		renews annually and has 5 years remaining.

KLT Energy Services	3.0	Custom Energy, L.L.C. has indemnified construction performance
		bonds totaling $9.7 million, which are secured by KLT Energy
		Services' $3.0 million ownership interest in Custom Energy, L.L.C.
		These bonds are expected to expire in 2003.

Total Great Plains Energy	$24.8

KCP&L has also entered into a synthetic lease arrangement with a Trust (Lessor). At the end of the lease term (October 2006), KCP&L may choose to sell the project for the Lessor, guaranteeing to the Lessor a residual value for the Project in an amount which may be up to 83.21% of the project cost. As a result of the new consolidation requirements of FASB Interpretation No. 46, the synthetic lease arrangement will be consolidated in the third quarter of 2003. See Note 10 for additional information regarding KCP&L’s synthetic lease arrangement.

12. ASSET RETIREMENT OBLIGATIONS

During 2001, the FASB issued SFAS No. 143. SFAS No. 143 provides accounting requirements for the recognition and measurement of liabilities associated with the retirement of tangible long-lived assets. Under the standard, these liabilities are recognized at fair value as incurred and capitalized as part of the cost of the related long-lived asset. Accretion of the liabilities due to the passage of time is recorded as an operating expense. Effective January 1, 2003, the Company adopted the provisions of SFAS No. 143.

The adoption of SFAS No. 143 required KCP&L to recognize an estimated liability for its 47% share of the estimated cost to decommission Wolf Creek. The liability to decommission Wolf Creek was incurred when the plant was placed in service in 1985. The estimated liability is based on a third party nuclear decommissioning study conducted in 2002, that is updated every three years for filing with the MPSC and the KCC. To calculate the retirement obligation, KCP&L used a credit-adjusted risk free discount rate of 6.42%. This rate is based on the rate KCP&L could issue 30-year bonds, adjusted downward to reflect the portion of the anticipated costs in current year dollars that have been funded to date through the tax-qualified trust fund. The cumulative impact of prior decommissioning accruals recorded consistent with rate orders from its regulatory commissions has been reversed and a new regulatory contra-asset for such amounts has been established. Amounts collected through these rate orders have been deposited in a legally restricted external trust fund, the fair market value of which was $63.3 million at December 31, 2002.

KCP&L also must recognize, where possible to estimate, the future costs to settle other legal liabilities including the removal of water intake structures on rivers, capping/filling of piping at levees following steam power plant closures and capping/closure of ash landfills. Estimates for these liabilities are based on internal engineering estimates of third party costs to remove the assets in satisfaction of legal obligations and have been discounted using credit adjusted risk free rates ranging from 5.25% to 7.50% depending on the anticipated settlement date.

KLT Gas has estimated liabilities for gas well plugging and abandonment, facility removal and surface restoration. These estimates are based upon internal estimates of third party costs to satisfy the legal obligations and have been discounted using credit adjusted risk free rates ranging from 6.00% to 7.25%, depending upon the anticipated settlement date.

Revisions to the estimated liabilities of KCP&L and KLT Gas could occur due to changes in the decommissioning or other cost estimates, extension of the nuclear operating license or changes in federal or state regulatory requirements.

In conjunction with the adoption of SFAS No.143 in January 2003, KCP&L recorded an asset retirement obligation of $99.2 million and increased property and equipment, net of accumulated depreciation, by $18.3 million. KCP&L is a regulated utility subject to the provisions of SFAS No. 71. As a result, the $80.9 million cumulative effect of the adoption of SFAS No. 143 was recorded as a regulatory asset and therefore, had no impact on net income.

As a result of its adoption of SFAS No. 143, KLT Gas recorded an asset retirement obligation of $1.3 million, increased property and equipment by $1.0 million and increased operating expense by $0.3 million. KLT Gas did not reflect the $0.2 million ($0.3 million of operating expense reduced by $0.1 million of income tax) as a cumulative effect due to its immateriality.

KCP&L has legal asset retirement obligations for certain other assets where it is not possible to estimate the time period when the obligations will be settled. Consequently, the retirement obligations cannot be measured at this time. For transmission easements obtained by condemnation, KCP&L must remove its transmission lines if the line is de-energized. It is extremely difficult to obtain siting for new transmission lines. Consequently, KCP&L does not anticipate de-energizing any of its existing lines. KCP&L also operates, under state permits, ash landfills at several of its power plants. While the life of the ash landfill at one plant can be estimated and is included in the estimated liabilities above, the future life of ash landfills at other permitted landfills cannot be estimated. KCP&L can continue to maintain permits for these landfills after the adjacent plant is closed.

The following table illustrates the effect on asset retirement obligations if the provisions of SFAS No. 143 had been applied beginning January 1, 2000. Pro forma amounts for the periods prior to the January 1, 2003, adoption were measured using assumptions consistent with the period of adoption.

	2000	2001	2002

Consolidated KCP&L	(millions)
Asset retirement obligation beginning of period	$81.9	$87.3	$93.1
Additions	-	0.1	-
Accretion	5.4	5.7	6.1

Asset retirement obligation end of period	$87.3	$93.1	$99.2

Other Great Plains Energy
Asset retirement obligation beginning of period	$0.9	$0.9	$1.1
Additions	-	0.1	-
Accretion	-	0.1	0.1

Asset retirement obligation end of period	$0.9	$1.1	$1.2

Consolidated Great Plains Energy
Asset retirement obligation beginning of period	$82.8	$88.2	$94.2
Additions	-	0.2	-
Accretion	5.4	5.8	6.2

Asset retirement obligation end of period	$88.2	$94.2	$100.4

13. SEGMENT AND RELATED INFORMATION

Great Plains Energy’s and consolidated KCP&L’s segment presentations have been recast to reflect RSAE’s operations as discontinued operations as a result of HSS’ June 2003 disposition of RSAE. See Note 20 for additional information. Additionally, as a result of the 2003 adoption of SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, Great Plains Energy’s and consolidated KCP&L’s segment presentation has been recast to present the 2001 gain on early extinguishment of debt as income from equity investments and the related income tax effect in the income taxes line. See Note 19 for additional information.

Great Plains Energy
Great Plains Energy has three reportable segments based on its method of internal reporting, which generally segregates the reportable segments based on products and services, management responsibility and regulation. During 2002, the Company’s management revised its corporate business strategy focusing on the following three reportable business segments: (1) KCP&L, an integrated electric utility, generates, transmits and distributes electricity; (2) Strategic Energy delivers electricity to retail customers under long-term contracts for wholesale power purchased under long-term contracts, operating in several retail choice electricity markets; and (3) KLT Gas explores for, develops, and produces unconventional natural gas resources, including coalbed methane properties. “Other” includes the operations of HSS and GPP, all KLT Inc. operations other than Strategic Energy and KLT Gas, unallocated corporate charges and intercompany eliminations. The summary of significant accounting policies applies to all of the reportable segments. Segment performance is evaluated based on net income.

The tables below reflect summarized financial information concerning Great Plains Energy’s reportable segments. Prior year information has been restated to conform to the current presentation.

		Strategic			Great Plains
2002	KCP&L	Energy	KLT Gas	Other	Energy

	(millions)
Operating revenues	$1,009.9	$789.5	$1.1	$2.9	$1,803.4
Depreciation and depletion	(144.3)	(0.9)	(2.5)	(1.5)	(149.2)
Loss from equity investments	-	-	-	(1.2)	(1.2)
Interest charges	(80.3)	(0.3)	(0.3)	(6.5)	(87.4)
Income taxes	(63.4)	(25.2)	10.3	30.0	(48.3)
Loss from discontinued operations	-	-	-	(4.0)	(4.0)
Cumulative effect of a change
in accounting principle	-	-	-	(3.0)	(3.0)
Net income (loss)	102.9	29.7	-	(6.4)	126.2

		Strategic			Great Plains
2001	KCP&L	Energy	KLT Gas	Other	Energy

	(millions)
Operating revenues	$967.5	$411.9	$0.3	$19.4	$1,399.1
Depreciation and depletion	(136.3)	(0.3)	(1.8)	(19.4)	(157.8)
Income from equity investments	-	-	1.0	23.6	24.6
Interest charges	(78.1)	(0.5)	-	(23.3)	(101.9)
Income taxes	(51.6)	(15.2)	0.1	93.5	26.8
Loss from discontinued operations	-	-	-	(7.2)	(7.2)
Net income (loss)	98.0	21.8	14.3	(158.3)	(24.2)

		Strategic			Great Plains
2000	KCP&L	Energy	KLT Gas	Other	Energy

	(millions)
Operating revenues	$952.0	$129.6	$30.5	$3.8	$1,115.9
Depreciation and depletion	(124.3)	(0.4)	(6.0)	(1.7)	(132.4)
Income (loss) from equity investments	-	-	3.6	(23.0)	(19.4)
Interest charges	(62.8)	(0.2)	(3.5)	(9.2)	(75.7)
Income taxes	(52.9)	(3.6)	(36.3)	39.6	(53.2)
Cumulative effect of a change
in accounting principle	30.1	-	-	-	30.1
Net income (loss)	88.1	5.9	79.2	(14.5)	158.7

		Strategic	KLT		Great Plains
	KCP&L	Energy	Gas	Other	Energy

2002	(millions)
Assets	$3,084.5	$226.0	$49.8	$146.4	$3,506.7
Capital and investment expenditures (a)	135.5	2.1	8.7	3.5	149.8

2001
Assets(b)	$3,089.4	$129.1	$57.6	$188.3	$3,464.4
Capital and investment expenditures (a)	265.8	1.5	25.0	81.5	373.8

2000
Assets	$2,980.9	$47.7	$239.6	$25.7	$3,293.9
Net equity method investments (c)	-	-	21.7	8.6	30.3
Capital and investment expenditures (a)	406.1	0.2	45.2	30.5	482.0

(a) Capital and investment expenditures reflect annual amounts for the periods presented.
(b) KCP&L assets do not match the KCP&L assets in the consolidated KCP&L segment table due to the reclassification of accrued taxes to current income taxes during consolidation with Great Plains Energy.
(c) Excluding affordable housing limited partnerships.

Consolidated KCP&L
On October 1, 2001, consolidated KCP&L distributed, as a dividend, its ownership interest in KLT Inc. and GPP to Great Plains Energy. As a result, those companies are direct subsidiaries of Great Plains Energy and have not been included in consolidated KCP&L’s results of operations and financial position since October 1, 2001.

The table below reflects summarized financial information for the years 2002 and 2001 concerning consolidated KCP&L’s reportable segment. For the year 2000, consolidated KCP&L’s segment information is identical to the Great Plains Energy segment information presented above. Other includes the operations of HSS and immaterial intercompany eliminations.

			Consolidated
2002	KCP&L	Other	KCP&L

	(millions)
Operating revenues	$1,009.9	$2.9	$1,012.8
Depreciation and depletion	(144.3)	(1.2)	(145.5)
Interest charges	(80.3)	-	(80.3)
Income taxes	(63.4)	0.5	(62.9)
Loss from discontinued operations	-	(4.0)	(4.0)
Cumulative effect of a change
in accounting principle	-	(3.0)	(3.0)
Net income (loss)	102.9	(7.2)	95.7

			Subsidiaries
			transferred to	Consolidated
2001	KCP&L	Other	Great Plains Energy	KCP&L

	(millions)
Operating revenues	$967.5	$3.4	$317.2	$1,288.1
Depreciation and depletion	(136.3)	(1.4)	(14.3)	(152.0)
Income (loss) from equity investments	-	(0.1)	24.6	24.5
Interest charges	(78.1)	(0.3)	(17.8)	(96.2)
Income taxes	(51.6)	0.3	11.8	(39.5)
Loss from discontinued operations	-	(7.2)	-	(7.2)
Net income (loss)	98.0	(5.6)	27.3	119.7

			Subsidiaries
			transferred to	Consolidated
	KCP&L	Other	Great Plains Energy	KCP&L

2002	(millions)
Assets	$3,084.5	$54.7	$-	$3,139.2
Capital and investment expenditures (a)	135.5	0.1	-	135.6

2001
Assets	$3,092.5	$53.1	$-	$3,145.6
Capital and investment expenditures (a)	265.8	0.7	85.9	352.4

(a) Capital and investment expenditures reflect annual amounts for the periods presented.

14. SHORT-TERM BORROWINGS AND SHORT-TERM BANK LINES OF CREDIT

During the first quarter of 2002, Great Plains Energy terminated its $129 million bridge revolving credit facility. Great Plains Energy replaced the bridge facility with a $205 million syndicated 364-day, revolving credit facility with a group of banks. During June 2002, Great Plains Energy entered into a separate $20 million 364-day revolving credit facility with a bank. At December 31, 2002, Great Plains Energy had $14.0 million of outstanding borrowings, at an average interest rate of 2.27%, under the facilities. At December 31, 2001, Great Plains Energy had $124 million of outstanding borrowings under its $129 million bridge revolving credit facility with a weighted-average interest rate of 3.0%.

Both facilities require a ratio of Great Plains Energy indebtedness to consolidated capitalization of not more than 0.65 to 1.0. At December 31, 2002, the total indebtedness to consolidated capitalization calculated in accordance with the covenant was 0.55 to 1.0; therefore, the Company was in compliance with the covenant. A default by Great Plains Energy or any of its significant subsidiaries on more than $25 million of indebtedness is also a default under both facilities. Both facilities also require the ratio of consolidated EBITDA for the four quarters ending on such date to consolidated interest charges be greater than 2.0 to 1.0. At December 31, 2002, the ratio was 5.99; therefore, the Company was in compliance with the covenant.

Strategic Energy has a $30 million short-term bank credit agreement that expires in March 2003. At December 31, 2002 and 2001, Strategic Energy had no short-term borrowings outstanding.

KCP&L’s short-term borrowings consist of funds borrowed from banks or through the sale of commercial paper as needed. As of December 31, 2002, there was no commercial paper outstanding. The weighted-average interest rate on the $62.0 million of commercial paper outstanding as of December 31, 2001, was 3.2%. Under minimal fee arrangements, KCP&L’s short-term bank lines of credit totaled $126.0 million as of December 31, 2002, and $196.0 million with $134.0 million unused as of December 31, 2001.

A default by KCP&L on other indebtedness is a default under these bank line agreements. Under the terms of certain bank line agreements, KCP&L is required to maintain a consolidated indebtedness to consolidated capitalization ratio not greater than 0.65 to 1.0 at all times. At December 31, 2002, the consolidated indebtedness to consolidated capitalization ratio calculated in accordance with the covenant was 0.60 to 1.0; therefore, the Company was in compliance with the covenant.

RSAE has a $25.0 million short-term bank credit agreement that increased from $22.0 million at December 31, 2001. Great Plains Energy has entered into a support agreement with RSAE and the lender that ensures adequate capital to operate RSAE. At December 31, 2002, RSAE had $23.6 million of outstanding borrowings under the agreement with a weighted-average interest rate of 4.75%. At December 31, 2001, RSAE had $20.4 million of outstanding borrowings under the agreement with a weighted-average interest rate of 6.8%. These outstanding borrowings are included in liabilities of discontinued operations. See Note 20 for additional information concerning the June 2003 disposition of RSAE.

15. LONG-TERM DEBT AND EIRR BONDS CLASSIFIED AS CURRENT LIABILITIES

KCP&L General Mortgage Bonds
KCP&L has issued mortgage bonds under the General Mortgage Indenture and Deed of Trust dated December 1, 1986, as supplemented. The Indenture creates a mortgage lien on substantially all utility plant. Mortgage bonds secure $337.8 million and $364.8 million of medium-term notes and EIRR bonds (see discussion below) at December 31, 2002 and 2001, respectively.

In December 2002, KCP&L secured bond insurance policies as a credit enhancement to its Series 1993A and 1993B EIRR bonds, which aggregate $79.5 million. The insurance agreement between KCP&L and XL Capital Assurance Inc. (XLCA), the issuer of the bond insurance policies, provides for reimbursement by KCP&L for any amounts that XLCA pays under the bond insurance policies. The insurance agreement contains a covenant that the indebtedness to total capitalization ratio of KCP&L and its consolidated subsidiaries will not be greater than 0.68 to 1.0. KCP&L is also restricted from issuing additional bonds under its General Mortgage Indenture if, after giving effect to such additional bonds, the proportion of secured debt to total indebtedness would be more than 75%, or more than 50% if the long term rating for such bonds by Standard & Poor’s or Moody’s Investors Service would be at or below A- or A3, respectively. In the event of a default under the insurance agreement, XLCA may take any available legal or equitable action against KCP&L, including seeking specific performance of the covenants.

The EIRR bonds are subject to mandatory redemption within 120 to 180 days of a final determination by the IRS or a court that, as a result of KCP&L failing to perform any of its agreements relating to the bonds, interest paid or payable on the bonds is or was includable in the bondholders’ gross income for Federal tax purposes.

KCP&L EIRR Bonds Classified as Current Liabilities
A $31.0 million variable-rate, secured EIRR bond with a final maturity in 2017 is remarketed on a weekly basis, with full liquidity support provided by a 364-day credit facility with one bank. This facility requires KCP&L to represent, as both a condition to renewal and prior to receiving any funding under the facility, that no MAC has occurred. KCP&L’s available liquidity under this credit line is not impacted by a decline in credit ratings unless the downgrade occurs in the context of a merger, consolidation, or sale.

The 4.50% interest rate on KCP&L’s $50.0 million Series C unsecured EIRR bonds expires on August 31, 2003. If the bonds could not be remarketed, KCP&L would be obligated to either purchase or retire the bonds. The $50.0 million Series C unsecured EIRR bonds and the $31.0 million discussed previously totaled $81.0 million and were classified as current liabilities at December 31, 2002.

In 2001, KCP&L remarketed three series of unsecured EIRR bonds at a fixed rate of 3.25% through August 29, 2002: its Series A and B, $106.5 million due 2015, and Series D, $40.0 million due 2017. The Series A, B and D EIRR bonds and the $31.0 million discussed previously totaled $177.5 million and were classified as current liabilities at December 31, 2001. In 2002, KCP&L remarketed its Series A, B and D EIRR bonds totaling $146.5 million to a five-year fixed interest rate of 4.75% ending October 1, 2007.

KCP&L Unsecured Notes
At December 31, 2002, KCP&L had a total of $200.8 million of unsecured EIRR bonds outstanding. The Series C EIRR bonds, $50.0 million due 2017, have a fixed rate of 4.50% through August 31, 2003,

and are classified as current liabilities at December 31, 2002. In 2002, KCP&L remarketed its 1998 Series A, B and D EIRR bonds totaling $146.5 million to a five-year fixed interest rate of 4.75% ending October 1, 2007. The final maturity for Series A and B bonds is 2015 and the final maturity for Series D is 2017. At the end of the fixed interest rate period, the bonds will be subject to mandatory redemption or purchase and KCP&L anticipates remarketing the bonds at which time a new interest rate period and mode will be determined. KCP&L has classified the 1998 Series A, B and D EIRR bonds as long-term debt consistent with the five-year term of the remarketing. Under the previous one-year remarketing term, these three series were classified as current liabilities.

Simultaneously with the remarketing, KCP&L entered into an interest rate swap for the $146.5 million based on LIBOR to effectively create a floating interest rate obligation. The transaction is a fair value hedge with the assumption of no ineffectiveness under SFAS No. 133. The fair value of the swap is recorded on KCP&L’s balance sheet as an asset with an offset to the respective debt balances and has no impact on earnings. Future changes in the fair market value of the swap will be similarly recorded on the balance sheet with no impact on earnings. At December 31, 2002, the fair value of the swap was $4.3 million. See Note 17 for additional discussion of the interest rate swap.

KCP&L has a total of $625.0 million of outstanding unsecured senior notes at December 31, 2002. In 2002, KCP&L issued $225.0 million of 6.0% unsecured senior notes, maturing in 2007. The proceeds from the issuance were primarily used to refinance maturing unsecured medium-term notes.

Other Consolidated KCP&L Long-Term Debt
RSAE’s long-term debt consists mainly of loans for buildings, leasehold improvements and equipment and is included in liabilities of discontinued operations. See Note 20 for additional information concerning the June 2003 disposition of RSAE.

Other Great Plains Energy Long-Term Debt
KLT Investments’ affordable housing notes are collateralized by the affordable housing investments. Most of the notes also require the greater of 15% of the outstanding note balances or the next annual installment to be held as cash, cash equivalents or marketable securities. The equity securities held as collateral for these notes, included in other investments and nonutility property on the consolidated balance sheets, were $9.3 million at December 31, 2002 and $12.0 million at December 31, 2001.

Scheduled Maturities
Great Plains Energy’s long-term debt maturities for the years 2003 through 2007 are $133.2 million, $59.3 million, $253.3 million, $1.7 million and $226.0 million, respectively. These amounts include consolidated KCP&L’s long-term debt maturities for the years 2003 through 2007, of $124.0 million (including $104.0 million of medium term notes called in early 2003), $54.0 million, $250.0 million, $0.0 million and $225.5 million, respectively. In early 2003, KCP&L received a total of approximately $100 million as an equity contribution from Great Plains Energy, which was used to repay the $104.0 million of medium-term notes included in current maturities at December 31, 2002. RSAE’s long-term debt maturities for the years 2003 through 2007, are $0.9 million, $1.3 million, $0.9 million, $0.9 million and $1.0 million, respectively. See Note 20 for additional information concerning the June 2003 disposition of RSAE.

16.COMMON STOCK EQUITY, PREFERRED STOCK, REDEEMABLE PREFERRED STOCK AND MANDATORILY REDEEMABLE PREFERRED SECURITIES

Common Stock Equity
In 2002, Great Plains Energy filed a registration statement for the issuance of an aggregate amount up to $300 million of any combination of senior debt securities, subordinated debt securities, trust preferred securities, convertible securities or common stock. During November 2002, Great Plains

Energy issued 6.9 million shares of common stock at $22 per share under this registration with $151.8 million in gross proceeds to be used for repayment of debt at Great Plains Energy and KCP&L and for general corporate purposes. Issuance costs of $6.1 million are reflected in Great Plains Energy’s capital stock premium and expense line in the December 31, 2002, consolidated statement of capitalization.

Also during November 2002, Great Plains Energy issued 0.4 million shares of common stock valued at $8.0 million in conjunction with the purchase of an additional indirect ownership interest in Strategic Energy. See Note 9 for additional information concerning this transaction.

As of December 31, 2002 and 2001, the Company held 152 shares and 35,916 shares, respectively, of its common stock. The cost of these shares is included in treasury stock on the consolidated statements of capitalization. The shares are held for future distribution upon exercise of options issued in conjunction with the Company’s equity compensation plan.

Great Plains Energy has 3.0 million shares of common stock registered with the SEC for a Dividend Reinvestment and Direct Stock Purchase Plan (Plan). The Plan allows for the purchase of common shares by reinvesting dividends or making optional cash payments. Great Plains Energy currently purchases shares for the Plan on the open market.

Great Plains Energy has 8.3 million shares of common stock registered with the SEC for a defined contribution savings plan. The Company matches employee contributions, subject to limits.

Under the 35 Act, Great Plains Energy and KCP&L can pay dividends only out of retained or current earnings, unless authorized to do so by the SEC. Under stipulations with the MPSC and KCC, Great Plains Energy and KCP&L have committed to maintain consolidated common equity of not less than 30% and 35%, respectively. In their application under the 35 Act to establish a registered holding company structure, GPE and KCP&L committed to maintain a consolidated common equity capitalization of at least 30%.

Great Plains Energy’s Articles of Incorporation contain a restriction related to the payment of dividends in the event common equity falls to 25% of total capitalization. If preferred stock dividends are not declared and paid when scheduled, Great Plains Energy could not declare or pay common stock dividends or purchase any common shares. If the unpaid preferred stock dividends equal four or more full quarterly dividends, the preferred shareholders, voting as a single class, could elect the smallest number of Directors necessary to constitute a majority of the full Board of Directors.

Under the indenture relating to KCP&L’s 8.3% Junior Subordinated Deferrable Interest Debentures, due 2037 (Debentures), which are held by KCP&L Financing I, KCP&L may not declare or pay any dividends on any shares of its capital stock if at the time (i) there is an event of default (as defined in the indenture), (ii) KCP&L is in default with respect to its payment of any obligations under its guarantee of preferred securities issued by KCP&L Financing I, or (iii) KCP&L has elected to defer payments of interest on the Debentures.

In March 2002, Great Plains Energy made a $36.0 million capital contribution to KCP&L increasing capital stock premium and expense to $75.0 million, which is reflected in common stock in the KCP&L consolidated statement of capitalization. In early 2003, Great Plains Energy made an additional capital contribution to KCP&L of approximately $100 million, which was used to pay down long-term debt.

Preferred Stock
As of December 31, 2002, 1.6 million shares of Cumulative No Par Preferred Stock and 11 million shares of no par Preference Stock were authorized under Great Plains Energy’s Articles of

Incorporation. Great Plains Energy has the option to redeem the $39.0 million of issued Cumulative Preferred Stock at prices approximating par or stated value.

Mandatorily Redeemable Preferred Securities
In 1997, KCP&L Financing I (Trust) issued $150,000,000 of 8.3% preferred securities. The sole asset of the Trust is the $154,640,000 principal amount of 8.3% Junior Subordinated Deferrable Interest Debentures, due 2037, issued by KCP&L. The terms and interest payments on these debentures correspond to the terms and dividend payments on the preferred securities. KCP&L deducts these payments for tax purposes. KCP&L may elect to defer interest payments on the debentures for a period up to 20 consecutive quarters, causing dividend payments on the preferred securities to be deferred as well. In case of a deferral, interest and dividends will continue to accrue, along with quarterly compounding interest on the deferred amounts. KCP&L may redeem all or a portion of the debentures at anytime but has not elected to redeem any at this time. If KCP&L redeems all or a portion of the debentures, the Trust must redeem an equal amount of preferred securities at face value plus accrued and unpaid distributions. The back-up undertakings in the aggregate provide a full and unconditional guarantee of amounts due on the preferred securities.

17. DERIVATIVE FINANCIAL INSTRUMENTS

On January 1, 2001, the Company adopted SFAS No. 133. SFAS No. 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

SFAS No. 133 requires that as of the date of initial adoption, the difference between the fair market value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in net income or other comprehensive income, as appropriate, as a cumulative effect of a change in accounting principle. The adoption of SFAS No. 133 on January 1, 2001, required the Company to record a $0.2 million expense, net of $0.1 million of income tax. The Company did not reflect this immaterial amount as a cumulative effect. This entry increased interest expense by $0.6 million and reduced purchased power expense by $0.3 million. The Company also recorded $17.4 million, net of $12.6 million of income tax, as a cumulative effect of a change in accounting principle applicable to comprehensive income for its cash flow hedges. Cash flow hedges are derivative instruments used to mitigate the exposure to variability in expected future cash flows attributable to a particular risk.

Derivative Instruments and Hedging Activities
The Company’s activities expose it to a variety of market risks including interest rates and commodity prices. Management has established risk management policies and strategies to reduce the potentially adverse effects that the volatility of the markets may have on its operating results.

The Company’s interest rate risk management strategy uses derivative instruments to adjust the Company’s liability portfolio to optimize the mix of fixed and floating rate debt within an established range. The Company maintains commodity-price risk management strategies that use derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity price volatility.

The Company’s risk management activities, including the use of derivatives, are subject to the management, direction and control of internal Risk Management Committees.

Interest Rate Risk Management
KCP&L utilizes interest rate management derivatives to adjust the Company’s liability portfolio to optimize the mix of fixed and floating rate debt within an established range.

In 2002, KCP&L remarketed its 1998 Series A, B, and D EIRR bonds totaling $146.5 million to a 5-year fixed interest rate of 4.75% ending October 1, 2007. Simultaneously with the remarketing, KCP&L entered into an interest rate swap for the $146.5 million based on LIBOR to effectively create a floating interest rate obligation. The transaction is a fair value hedge with the assumption of no ineffectiveness under SFAS No. 133. The fair value of the swap is recorded on KCP&L’s balance sheet as an asset with an offset to the respective debt balances and has no impact on earnings. Future changes in the fair market value of the swap will be similarly recorded on the balance sheet with no impact on earnings. At December 31, 2002, the fair value of the swap was $4.3 million.

KCP&L has two interest rate swap agreements in place to fix the interest rate on $30 million of floating-rate long-term debt. These swaps do not meet the criteria to qualify for hedge accounting. The swap agreements terminate in 2003 and effectively fix the interest at a weighted-average rate of 3.88%. The fair market values of these agreements are recorded as current assets or liabilities and changes in the fair market value of these instruments is recorded as interest expense in the income statement.

In 2000, KCP&L issued $200 million of unsecured, floating rate medium-term notes. Simultaneously, KCP&L entered into interest rate cap agreements to hedge the interest rate risk on the notes. The cap agreements were designated as cash flow hedges. The difference between the fair market value of the cap agreements recorded on the balance sheet at initial adoption and the unamortized premium was reported in interest expense. Both the notes and the cap agreements have matured.

Commodity Risk Management
KCP&L’s risk management policy is to use derivative hedge instruments to mitigate its exposure to market price fluctuations on a portion of its projected gas generation requirements for retail and firm wholesale sales. These hedging instruments are designated as cash flow hedges. The fair market value of these instruments is recorded as current assets or current liabilities. When the gas is purchased and to the extent the hedge is effective at mitigating the impact of a change in the purchase price of gas, the amounts in other comprehensive income are reclassified to the consolidated income statement. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value are recorded directly in fuel expense.

Strategic Energy maintains a commodity-price risk management strategy that uses forward physical energy purchases and derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity-price volatility. An option that was designated as a cash flow hedge expired on December 31, 2001. The option allowed Strategic Energy to purchase up to 270 MWs of power at a fixed rate of $21 per MWh. The fair market value of this option and swap agreements designated as cash flow hedges at January 1, 2001, was recorded as a current asset and a cumulative effect of a change in accounting principle in comprehensive income.

As a result of supplying electricity to retail customers under fixed rate contracts, Strategic Energy’s policy is to match customers’ demand with fixed price purchases. In certain markets where Strategic Energy operates, entering into forward fixed price contracts is cost prohibitive. By entering into swap contracts for a portion of its forecasted purchases in these markets, the future purchase price of electricity is effectively fixed under these swap contracts protecting Strategic Energy from price volatility. The swap contracts limit the unfavorable effect that price increases will have on electricity purchases. Under SFAS No. 133, the majority of the swap agreements are designated as cash flow hedges resulting in the difference between the market value of energy and the hedge value being recorded as comprehensive income (loss). To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value will be recorded directly in purchased power.

At January 1, 2001, Strategic Energy also had five swap agreements that did not qualify for hedge accounting. The fair market value of these swaps at January 1, 2001, was recorded as an asset or liability on the consolidated balance sheet and an adjustment to the cost of purchased power. The change in the fair market value was recorded in purchased power. All of these swaps expired in 2002.

KLT Gas’ risk management policy is to use firm sales agreements or financial hedge instruments to mitigate its exposure to market price fluctuations on up to 85% of its daily natural gas production. These hedging instruments are designated as cash flow hedges. The fair market value of these instruments at January 1, 2001, was recorded as current assets or current liabilities, as applicable, and the cumulative effect of a change in accounting principle in comprehensive income. When the gas is sold and to the extent the hedge is effective at mitigating the impact of a change in the sales price of gas, the amounts in other comprehensive income are reclassified to the consolidated income statement. To the extent that the hedges are not effective, the ineffective portion of the changes in fair market value are recorded directly in gas revenues. KLT Gas is currently developing gas properties; therefore, no production was hedged in 2002.

The amounts recorded related to the cash flow hedges in OCI are summarized in the following tables:

Great Plains Energy activity for 2002

		Increase
	December 31	(Decrease) in		December 31
	2001	OCI	Reclassified	2002

Assets	(millions)
Other current assets	$(0.2)	$2.7	$0.5	$3.0
Liabilities and capitalization
Other current liabilities	(12.7)	6.1	5.0	(1.6)
Accumulated OCI	12.1	(10.4)	(2.6)	(0.9)
Deferred income taxes	8.5	(7.2)	(2.0)	(0.7)
Other deferred credits	(7.7)	8.8	(0.9)	0.2

Consolidated KCP&L activity for 2002

		Increase
	December 31	(Decrease) in		December 31
	2001	OCI	Reclassified	2002

Assets	(millions)
Other current assets	$(0.2)	$0.6	$(0.1)	$0.3
Liabilities and capitalization
Other current liabilities	(0.1)	0.1	-	-
Accumulated OCI	0.2	(0.4)	-	(0.2)
Deferred income taxes	0.1	(0.3)	0.1	(0.1)

Great Plains Energy activity for 2001

	Cumulative
	Effect to	Increase
	January 1,	(Decrease) in		December 31
	2001	OCI	Reclassified	2001

Assets	(millions)
Other current assets	$44.5	$(20.6)	$(24.1)	$(0.2)
Liabilities and capitalization
Other current liabilities	(6.8)	(20.8)	14.9	(12.7)
Accumulated OCI	(17.4)	25.6	3.9	12.1
Deferred income taxes	(12.7)	18.1	3.1	8.5
Other deferred credits	(7.6)	(2.3)	2.2	(7.7)

Consolidated KCP&L activity for 2001

	Cumulative			Transferred
	Effect to	Increase		to Great
	January 1,	(Decrease) in		Plains	December 31
	2001	OCI	Reclassified	Energy	2001

Assets	(millions)
Other current assets	$44.5	$(20.6)	$(24.1)	$-	$(0.2)
Liabilities and capitalization
Other current liabilities	(6.8)	(15.7)	7.4	15.0	(0.1)
Accumulated OCI	(17.4)	23.4	7.6	(13.4)	0.2
Deferred income taxes	(12.7)	16.6	5.6	(9.4)	0.1
Other deferred credits	(7.6)	(3.7)	3.5	7.8	-

Reclassified to earnings

	Great Plains Energy		Consolidated KCP&L
	2002	2001	2002	2001

	(millions)
Gas revenues	$(0.2)	$(3.9)	$-	$(3.7)
Fuel expense	0.1	-	0.1	-
Purchased power expense	(5.4)	13.1	-	20.4
Minority interest	0.9	(2.2)	-	(3.5)
Income taxes	2.0	(3.1)	(0.1)	(5.6)

OCI	$(2.6)	$3.9	$-	$7.6

18. JOINTLY-OWNED ELECTRIC UTILITY PLANTS

KCP&L’s share of jointly-owned electric utility plants as of December 31, 2002, is as follows (in millions of dollars):

	Wolf Creek	LaCygne	Iatan
	Unit	Units	Unit

KCP&L´s share	47%	50%	70%

Utility plant in service	$1,360	$324	$260
Estimated accumulated depreciation	584	218	170
Nuclear fuel, net	22	-	-
KCP&L´s accredited capacity--MWs	550	681	469

Each owner must fund its own portion of the plant’s operating expenses and capital expenditures.

KCP&L’s share of direct expenses is included in the appropriate operating expense classifications in the Great Plains Energy and Consolidated KCP&L Statements of Income.

19. DTI HOLDINGS, INC. AND SUBSIDIARIES

On December 31, 2001, a subsidiary of KLT Telecom, DTI Holdings, Inc. (Holdings) and its subsidiaries, Digital Teleport Inc. (Digital Teleport) and Digital Teleport of Virginia, Inc., filed separate voluntary petitions in Bankruptcy Court for the Eastern District of Missouri for reorganization under Chapter 11 of the U.S. Bankruptcy Code which cases have been procedurally consolidated. Holdings and its two subsidiaries are collectively called “DTI”. The filings enable DTI to continue to conduct its business operations while attempting to resolve its financial obligations. DTI is a telecommunications company headquartered in St. Louis that focuses on providing access and connectivity to secondary and tertiary markets. KLT Telecom agreed to provide up to $5 million in debtor-in-possession financing (DIP Loan) to Digital Teleport for a term of 18 months during the bankruptcy process if it achieves certain financial goals. If KLT Telecom provides loans under the DIP Loan agreements, it will have priority repayment over most other Digital Teleport obligations to the extent of such DIP loan advances. The Bankruptcy Court approved the DIP Loan on February 18, 2002, but no advances have been made under the DIP Loan to date.

KLT Telecom originally acquired a 47% interest in DTI in 1997. On February 8, 2001, KLT Telecom acquired control of DTI by purchasing shares from the majority shareholder, Richard D. Weinstein (Weinstein), increasing its ownership to 83.6%. In connection with the February 8, 2001, Purchase Agreement, KLT Telecom granted Weinstein a put option. The put option allows Weinstein to sell his remaining shares to KLT Telecom during a period beginning September 1, 2003, and ending August 31, 2005. The put option provides for an aggregate exercise price for these remaining shares equal to their fair market value with an aggregate floor amount of $15 million. The floor amount of the put option was fully reserved during the fourth quarter of 2001, as discussed below.

Prior to the DTI bankruptcy filings, KLT Telecom’s $175.2 million book value of its investment in, and loans to, DTI included a February 1, 2001, $94 million loan to Holdings, the proceeds of which were used by Holdings to repurchase a portion of its Senior Discount Notes, and $47 million in principal amount of loans to Digital Teleport under various arrangements. The $47 million of loans are secured, to the extent permitted by law or agreement, by Digital Teleport Inc.‘s assets. In December 2001, KLT Telecom converted $84 million of the $94 million loan to Holdings, plus accrued interest of approximately $8.5 million, to an equity contribution to Holdings.

The Company obtained from legal counsel an opinion which stated that, based upon and subject to the analysis, limitations and qualifications set forth in the opinion, a court applying Missouri law and acting reasonably in a properly presented and argued case would hold that the corporate veil of DTI would not be pierced with respect to Great Plains Energy and its subsidiaries and therefore neither Great Plains Energy nor its subsidiaries would be required to fund, beyond KLT Telecom’s current equity investment in or loans to DTI, directly, indirectly or through guarantees, any of the present, past or future liabilities, commitments or obligations of DTI, except for the DIP Loan and certain performance bonds.

In December 2002, Digital Teleport entered into an agreement to sell substantially all of its assets (Asset Sale) to CenturyTel Fiber Company II, LLC (Century Tel), a nominee of CenturyTel, Inc. (Asset Purchase Agreement). The Asset Sale was approved by the Bankruptcy Court on February 13, 2003, but the Asset Purchase Agreement contains conditions to closing, which include among other items the receipt of all necessary regulatory approvals, which must either be satisfied or waived by July 15, 2003. The Asset Sale, if it is consummated, will produce $38 million of gross sale proceeds, subject to certain closing adjustments, $3.8 million of which will be escrowed (Escrow Funds). The Escrow Funds will be disbursed 180 days following the closing of the Asset Sale, subject to any reduction for the amount of claims by Century Tel for breaches of representations and warranties of Digital Teleport under the Asset Purchase Agreement. Assuming full release of that escrow, the proceeds of the Asset Sale together with Digital Teleport’s cash on hand are expected to total approximately $47 million (Anticipated Assets).

The Company believes that KLT Telecom has a valid and perfected security interest in virtually all of Digital Teleport’s assets to secure repayment of approximately $50 million (including accrued interest) of indebtedness which would entitle KLT Telecom to receive all of the Anticipated Assets, leaving no distribution to other creditors of Digital Teleport. The Bankruptcy Court, however, has not ruled on the validity of KLT Telecom’s security interest in Digital Teleport’s assets, and there is a possibility that the Bankruptcy Court would disallow this security interest or otherwise subordinate KLT Telecom’s claims to other Digital Teleport creditors’ claims. To expedite the Digital Teleport bankruptcy case process, including the resolution of creditors’ claims and possible claims against the Company, KLT Telecom, KLT Inc., KCP&L, Great Plains Energy, Digital Teleport and the Official Unsecured Creditors Committee of Digital Teleport entered into a Settlement Agreement as of December 23, 2002 (Teleport Settlement Agreement). The Teleport Settlement Agreement does not resolve any claims that Holdings or its creditors may have against the Company; however, as discussed below, settlement discussions have commenced in the Holdings bankruptcy case. The Teleport Settlement Agreement, if approved by the Bankruptcy Court, resolves all material issues and disputes among the parties to that agreement. Under the Teleport Settlement Agreement, Digital Teleport, the Creditors Committee and three members of the Creditors Committee holding claims against Digital Teleport will release claims and possible causes of action against the Company and any other entity currently or previously a member of the Great Plains Energy or KCP&L consolidated tax group, and creditors receiving payments will be deemed to receive such payments in full satisfaction of their claims against Digital Teleport. In addition, the Teleport Settlement Agreement provides for the receipt by KLT Telecom of an assignment of claims of Digital Teleport, the Creditors Committee and the bankruptcy estate of Digital Teleport against Weinstein, any officer or director of Digital Teleport, or any other person or entity.

The Teleport Settlement Agreement does not purport to resolve (i) three priority proofs of claim by the Missouri Department of Revenue in the aggregate amount of $2,848,446 (collectively, the MODOR Claim); (ii) an unsecured proof of claim by Gary Douglass, the former Chief Financial Officer of DTI, in the amount of $2,055,900 (Douglass Claim); or (iii) any claims by Holdings against KLT Telecom, KLT Inc., KCP&L and Great Plains Energy, or by creditors of Holdings, including the holders of $265 million of Senior Discount Notes of Holdings as to which no proof of claim has been filed in the Digital Teleport bankruptcy proceeding. Digital Teleport has filed objections to the Douglass Claim and MODOR Claim asserting that each claim should be disallowed in full. The Teleport Settlement Agreement provides for a pro rata distribution from the Anticipated Assets ranging from 82.5% to 90% of the sum of (i) the non-priority unsecured claims of approximately $10.3 million held by Digital Teleport’s trade creditors (Trade Claims), (ii) an amended claim of $1 million by Union Electric Co. d/b/a Ameren UE (Amended Ameren Claim), and (iii) the allowed, non-priority unsecured portions, if any, of the Douglass Claim and the MODOR Claim, with the exact percentage being determined by the extent to which the MODOR Claim and the Douglass Claim are resolved in the Digital Teleport bankruptcy proceeding and are not disallowed. Upon approval of the Teleport Settlement Agreement by the Bankruptcy Court, after the payment of administrative, secured and priority claims (which claims, excluding the MODOR Claim, are estimated to total approximately $3 million) the balance of the Anticipated Assets is expected to be distributed to KLT Telecom, subject to the resolution of the MODOR Claim and the Douglass Claim, and subject, further, to a possible payment to the creditors of Holdings as described below.

Upon closure of the proposed Asset Sale, KLT Telecom will pay a base sum of $1.6 million to certain executives of Digital Teleport for entering into employment agreements required as a condition precedent to the proposed Asset Sale. This sum will be increased based upon the amount of Escrow Funds released to Digital Teleport, but the sum is not anticipated to exceed $2.5 million.

Digital Teleport and Digital Teleport of Virginia have prepared a Chapter 11 plan (Chapter 11 Plan) and disclosure statement reflecting the Asset Sale and Teleport Settlement Agreement and expect that a confirmation hearing will be held by the Bankruptcy Court in May 2003. While confirmation of the Chapter 11 Plan is subject to a vote of creditors and the approval of the Bankruptcy Court, it is currently expected that, if the Bankruptcy Court approves the Teleport Settlement Agreement, the Chapter 11 Plan will be confirmed due to the level of support for the plan by certain members of the Creditors Committee. The Chapter 11 Plan contemplates that Digital Teleport and Digital Teleport of Virginia will be liquidated after distribution of those companies’ assets to their creditors pursuant to the Chapter 11 Plan and the Teleport Settlement Agreement.

In an objection to a motion by Digital Teleport for an extension of time in which to propose a Chapter 11 plan, the largest creditor of Holdings (the Creditor) asserted that Holdings, Digital Teleport and their creditors have claims against KLT Telecom, KLT Inc., KCP&L and Great Plains Energy based on theories of breach of contract, fraudulent conveyance, recharacterization of debt, subordination and breach of fiduciary duty. Among other things, the Creditor asserted that certain tax benefits should have been paid to Holdings and Digital Teleport, rather than to KLT Telecom as provided in the October 1, 2001, Great Plains Energy tax allocation agreement. The Creditor has not otherwise pursued these claims at this time, and the Company believes that it has meritorious defenses to these claims. Further, Holdings, the principal creditors of Holdings (including the Creditor), KLT Telecom, KLT Inc., KCP&L, and Great Plains Energy are in the process of negotiating a separate settlement agreement which, if finalized and approved by the Bankruptcy Court, is anticipated to resolve the Holdings bankruptcy case and any claims that might be asserted in the Holdings bankruptcy case against the Company, and to provide payment to the creditors of Holdings from a portion of the proceeds KLT Telecom otherwise would receive from the Asset Sale. If the separate settlement agreement is finalized, it is anticipated that the Chapter 11 Plan will be modified to add Holdings as a proponent and to include the terms of the Holdings Settlement Agreement.

The ultimate impact of the Asset Sale, the Teleport Settlement Agreement and/or the potential separate settlement agreement in the Holdings bankruptcy case will not be determined until final resolution of the matters set forth above.

The operating results of DTI have been included for the period February 8, 2001 (date of acquisition) through September 30, 2001, for consolidated KCP&L and through December 31, 2001, for Great Plains Energy. Because of DTI’s filing for bankruptcy protection under the U.S. Bankruptcy Code, KLT Telecom no longer has control over nor can it exert significant control over DTI. As a consequence, as of December 31, 2001, DTI was de-consolidated and is presented on the cost basis. Consequently, KLT Telecom did not include in its financial results the ongoing results of operations, earnings or losses incurred by DTI during 2002 and will not do so during the remaining period of the DTI bankruptcy.

During the fourth quarter of 2001, the following were recognized in the financial statements of the Company related to the activities of DTI:

o	Wrote off $60.8 million of goodwill related to the purchase of DTI in February 2001.
o	Recorded a $342.5 million impairment of DTI’s assets resulting in a negative KLT Telecom investment of $228.1 million.

o	The Company recorded a reduction in the negative investment of $207.5 million. This reduction resulted in a net impairment charge of $195.8 million ($342.5 million impairment of DTI’s assets plus the $60.8 million write-off of goodwill less the $207.5 million adjustment of KLT Telecom’s investment) and a remaining negative investment of $20.6 million. This remaining negative investment represents the possible commitments and guarantees relating to DTI including the $5 million for DIP financing and the $15 million aggregate floor of the Weinstein put option. The $20.6 million is included in Deferred Credits and Other Liabilities – Other on Great Plains Energy’s consolidated balance sheet at both December 31, 2001 and 2002.

The net of the above items resulted in Great Plains Energy recording in 2001 a $195.8 million loss on property and $55.8 million of related income tax benefits. The $55.8 million income tax benefits applicable to this net write-off is net of a $15.8 million tax valuation allowance due to the uncertainty of recognizing future tax deductions while in the bankruptcy process. The $55.8 million income tax benefit reflects the impact of DTI’s 2001 abandonment of $104 million of its long-haul assets in addition to other expected tax deductions. If additional assets of DTI are sold or abandoned during the bankruptcy process, or additional tax losses not already reflected are incurred by DTI, KLT Telecom will record tax benefits associated with these additional tax deductions at that time. The amount of additional tax deductions will be limited by KLT Telecom’s tax basis in DTI. DTI’s tax losses have continued to be included in Great Plains Energy’s consolidated tax return. In accordance with the tax allocation agreement with DTI, cash tax savings are shared with DTI only to the extent DTI generates taxable income to utilize such losses. The Company will reconsider the $15.8 million tax valuation allowance at the conclusion of the bankruptcy process.

The following are condensed DTI consolidated financial statements for the year ended December 31, 2001:

		Net Assets
		De-consolidated
DTI Consolidated Balance Sheet December 31, 2001		by KLT Telecom

	(millions)
Assets
Property and equipment, net	$46.9
Other	6.1

Total assets	$53.0	$(53.0)

Liabilities
Current liabilities not subject to compromise	$0.2	0.2

Liabilities subject to compromise
Loans from KLT Telecom	57.0
Deferred revenue	45.8	45.8
Interest payable to KLT Telecom	3.0
Other	31.9	31.9
Senior discount notes
Held by KLT Telecom	8.5
Held by others	203.2	203.2

Total liabilities subject to compromise	349.4

Stockholders' equity (deficit)	(296.6)

Total liabilities and stockholders' equity (deficit)	$53.0	$228.1

DTI Consolidated Statement of Income for the Year Ended December 31, 2001

(millions)
Telecommunications service revenues	$17.4
Operating expenses
Provision for impairment of long-lived assets (a)	(342.5)
Other	(44.2)
Interest expense net of interest income	(31.9)

Loss before income tax benefit and extraordinary item	(401.2)
Income tax benefit	37.9
Gain on early extinguishment of debt	57.2

Net loss	$(306.1)

(a)

The write-down of assets was determined by DTI in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. The write-down reflects the abandonment of $104 million of long-haul assets and the impairment of the rest of the telecommunication network and equipment. The impairment is primarily a result of the downward trends in certain segments of the economy, particularly with respect to previously expected growth of demand in technology and telecommunications, the accompanying deterioration in value of DTI’s operating assets and its Chapter 11 filing. The fair value used in the impairment analysis was derived primarily from the discounted cash flows from continued future operations.

DTI Consolidated Statement of Cash Flows for the Year Ended December 31, 2001

(millions)
Net cash used in operating activities	$(10.8)
Net cash used in investing activities	(41.2)
Cash provided by financing activities	42.9

Net decrease in cash and cash equivalents	$(9.1)

Reconciliation of DTI consolidated financial statements to DTI financial results included in Great Plains Energy consolidated financial statements

(millions)
Loss before income tax benefit and gain on early
extinguishment of debt	$(401.2)
Loss before consolidation on February 8, 2001	7.1
Goodwill write-off	(60.8)
Reduction to KLT Telecom's negative investment in DTI	207.5

Total	$(247.4)

Net DTI write-off	$(195.8)
DTI operational loss, excluding net write-off	(51.6)

Total equal to the above	(247.4)
Income from equity method investment - gain on
early extinguishment of debt	25.0
Other	(1.0)

Total included in loss before income taxes	(223.4)
Income tax benefits recorded by KLT Telecom	65.5

DTI loss included in Great Plains Energy
consolidated net loss	$(157.9)

Early Extinguishment of Debt
The KLT Telecom gain on early extinguishment of debt resulted from DTI’s completion of a successful tender offer for 50.4 percent of its outstanding Senior Discount Notes prior to KLT Telecom acquiring a majority ownership in DTI. Previously, under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Effective January 1, 2003, the Company has adopted SFAS No. 145. SFAS No. 145 eliminates SFAS No. 4 and as a result, the gain on early extinguishment of debt has been recast to reflect the $25.0 million gain on early extinguishment of debt, which is net of the losses previously recorded by DTI, but not reflected by KLT Telecom as income from equity method investments. KLT Telecom also recorded $9.1 million of income tax related to the gain.

20. JUNE 2003 DISPOSITION OF OWNERSHIP INTEREST IN R.S. ANDREWS ENTEPRISES, INC.

On June 13, 2003, HSS’ board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE. Great Plains Energy’s and consolidated KCP&L’s consolidated financial statements here have been recast to reflect RSAE as discontinued operations for the years ended December 31, 2002 and 2001. Prior to 2001, RSAE was an equity method investment rather than a consolidated subsidiary and accordingly, is not reflected as discontinued operations for the year ended December 31, 2000. See Note 20 to the consolidated financial statements for additional information concerning the June 2003 disposition of RSAE.

The following table summarizes the operating results for the discontinued operations.

Year Ended December 31	2002	2001

	(millions)
Revenues	$58.5	$62.8

Loss from operations before income taxes	(4.0)	(7.2)
Income tax (expense) benefit (a)	-	-

Loss on discontinued operations, net of income taxes	$(4.0)	$(7.2)

(a) Since RSAE is not included in Great Plains Energy's consolidated income tax returns, an income tax benefit was not recognized on RSAE's 2002 and 2001 losses. RSAE had continual losses and therefore did not recognize tax benefits.

Assets and liabilities of the discontinued operations were as follows:

December 31	2002	2001

	(millions)
Current assets	$6.1	$6.5
Other nonutility property and investments	8.4	6.2
Goodwill	20.0	23.0
Other deferred charges	3.8	-

Total assets of discontinued operations	$38.3	$35.7

Current liabilities	$32.7	$28.8
Deferred taxes	(9.7)	(9.7)
Other deferred credits and liabilities	5.1	3.7
Long-term debt	6.1	2.8

Total liabilities of discontinued operations	$34.2	$25.6

21. QUARTERLY OPERATING RESULTS (UNAUDITED)

Quarterly operating results for Great Plains Energy and consolidated KCP&L are identical prior to the October 1, 2001, formation of a holding company.

Great Plains Energy

	Quarter
	1st	2nd	3rd	4th

2002	(millions)
Operating revenue	$346.3	$449.1	$568.8	$439.2
Operating income	15.9	78.2	135.9	63.0
Income (loss) from continuing operations
before cumulative effect	(1.7)	36.2	69.9	28.8
Net income (loss)	(5.9)	36.0	68.8	27.3
Basic and diluted earning (loss) per common
share from continuing operations before
cumulative effect	$(0.03)	$0.57	$1.13	$0.43
Basic and diluted earning (loss) per common share	$(0.10)	$0.57	$1.11	$0.41

2001
Operating revenue	$264.3	$328.7	$465.2	$340.9
Operating income (loss)	11.6	77.6	132.6	(156.0)
Income (loss) from continuing operations	15.3	37.9	56.9	(127.1)
Net income (loss)	12.9	36.2	55.6	(128.9)
Basic and diluted earning (loss) per common
share from continuing operations	$0.24	$0.61	$0.91	$(2.06)
Basic and diluted earning (loss) per common share	$0.20	$0.58	$0.89	$(2.09)

Net income (loss) in the fourth quarter of 2001 includes a loss of $140.0 million due to the net write-off of the investment in DTI.

Consolidated KCP&L

	Quarter
	1st	2nd	3rd	4th

2002	(millions)
Operating revenue	$199.7	$247.9	$335.3	$229.9
Operating income	7.3	66.7	124.6	51.4
Income (loss) from continuing operations
before cumulative effect	(6.8)	27.3	63.4	18.8
Net income (loss)	(11.0)	27.1	62.3	17.3

2001
Operating revenue	$264.3	$328.7	$465.2	$229.9
Operating income	11.6	77.6	132.6	41.5
Income (loss) from continuing operations	15.3	37.9	56.9	16.8
Net income	12.9	36.2	55.6	15.0

First quarter 2002 income statement information as reported in the March 31, 2002, Form 10-Q has been restated to reflect the cumulative effect to January 1, 2002, of a change in accounting principle for the $3.0 million RSAE goodwill write-down. Certain reclassifications have been made to previously reported amounts in the 2001 Form 10-Q’s, reflecting reclassifications of revenues and purchased power recorded by Strategic Energy. There is no impact to net income as a result of these adjustments. Revenues reported in the 2001 Form 10-Q’s were $281.9 million, $354.3 million and $492.6 million for the first, second and third quarters of 2001, respectively. All quarters presented have also been recast to reflect RSAE as discontinued operations. See Note 20 for additional information concerning the June 2003 disposition of RSAE. The quarterly data is subject to seasonal fluctuations with peak periods occurring during the summer months.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of
Great Plains Energy Incorporated

We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Great Plains Energy Incorporated and subsidiaries (the “Company”) as of December 31, 2002, and the related consolidated statements of income, comprehensive income, retained earnings and cash flows for the year then ended. Our audit also included the 2002 financial statement schedules. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Great Plains Energy Incorporated and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the 2002 basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 27, 2003
(August 14, 2003 as to Note 20)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholder of
Kansas City Power & Light Company

We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of Kansas City Power & Light Company and subsidiaries (the “Company”) as of December 31, 2002, and the related consolidated statements of income, comprehensive income, retained earnings and cash flows for the year then ended. Our audit also included the 2002 financial statement schedules. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Kansas City Power & Light Company and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the 2002 basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri
February 27, 2003
(August 14, 2003 as to Note 20)

Report of Independent Accountants

To the Shareholders and the Board of
Directors of Great Plains Energy Incorporated:

Our audits of the consolidated financial statements of Great Plains Energy Incorporated referred to in our report dated February 5, 2002, except with respect to the reclassification of the 2001 and 2000 information in Note 13 as to which the date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; and the reclassification described in the last paragraph of Note 19 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 20, and the 2001 and 2000 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 143 as described in Note 12 as to which the date is August 13, 2003, appearing in this Current Report on Form 8-K also included an audit of the 2001 and 2000 information included in the financial statement schedule in this Current Report on Form 8-K. In our opinion, the 2001 and 2000 information included in this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
February 5, 2002, except to the reclassification
to the 2001 financial statement schedule
information relating to the discontinued operations
as described in Note 1 as to which the date is
August 13, 2003

Report of Independent Accountants

To the Shareholder and the Board of Directors of
Kansas City Power & Light Company:

Our audits of the consolidated financial statements of Kansas City Power & Light Company referred to in our report (which has an explanatory paragraph regarding the corporate reorganization which occurred on October 1, 2001), dated February 5, 2002, except with respect to the reclassification of the 2001 and 2000 information in Note 13 as to which the date is May 22, 2002; the 2001 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 6 as to which the date is February 21, 2003; and the reclassification described in the last paragraph of Note 19 relating to the adoption of Statement of Financial Accounting Standards No. 145, the reclassification to the 2001 financial statements relating to the discontinued operations as described in Note 20, and the 2001 and 2000 transitional disclosures relating to the adoption of Statement of Financial Accounting Standards No. 143 as described in Note 12 as to which the date is August 13, 2003, appearing in this Current Report on Form 8-K also included an audit of the 2001 and 2000 information included in the financial statement schedule in this Current Report on Form 8-K. In our opinion, the 2001 and 2000 information included in this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri
February 5, 2002, except to the reclassification
to the 2001 financial statement schedule
information relating to the discontinued operations
as described in Note 1 as to which the date is August 13, 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of DTI Holdings, Inc.

We have audited the balance sheet of DTI Holdings, Inc. and subsidiaries (Debtors-in-Possession) (the “Company”) as of December 31, 2001, and the related statements of operations and stockholder’s equity (deficit) and of cash flows for the year ended June 30, 2000, the six-month period ended December 31, 2000 and the year ended December 31, 2001. These financial statements (which are not included herein) are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of DTI Holdings, Inc. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year ended June 30, 2000, the six-month period ended December 31, 2000 and the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to those financial statements, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to those financial statements, the Company’s recurring losses from operations, negative working capital, and stockholders’ capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to those financial statements. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to those financial statements, the Company determined that the carrying value of its long-lived assets had been impaired during the year. In accordance with Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of, the Company recorded an impairment charge of approximately $342 million at December 31, 2001.

/s/DELOITTE & TOUCHE LLP

St. Louis, Missouri
January 30, 2002

ITEM. 15 EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

Schedule II - Valuation and Qualifying Accounts and Reserves

Great Plains Energy
Valuation and Qualifying Accounts
Years Ended December 31, 2002, 2001 and 2000

		Additions
		Charged
	Balance At	To Costs	Charged				Balance
	Beginning	And	To Other				At End
Description	Of Period	Expenses	Accounts		Deductions		Of Period

	(millions)
Year Ended December 31, 2002:
Allowance for uncollectible accounts	$6.7	$7.6	$3.4	(a)	$8.9	(b)	$8.8
Legal reserves	2.0	3.5	-		1.7	(c)	3.8
Environmental reserves	1.9	-	-		-	(d)	1.9
Tax valuation allowance	15.8	-	-		-		15.8
Discontinued operations (f)	1.8	2.3	0.6	(h)	3.0	(i)	1.7

Year Ended December 31, 2001:
Allowance for uncollectible accounts	$6.7	$5.5	$2.9	(a)	$8.4	(b)	$6.7
Legal reserves	1.6	0.9	-		0.5	(c)	2.0
Environmental reserves	2.0	-	-		0.1	(d)	1.9
Tax valuation allowance (e)	-	15.8	-		-		15.8
Discontinued operations (g)	1.9	1.6	-		1.7	(j)	1.8

Year Ended December 31, 2000:
Allowance for uncollectible accounts	$5.1	$6.7	$2.3	(a)	$7.4	(b)	$6.7
Legal reserves	1.5	0.7	-		0.6	(c)	1.6
Environmental reserves	2.1	-	-		0.1	(d)	2.0

Note: 1 On June 13, 2003, HSS’ board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE. Great Plains Energy’s Valuation and Qualifying Accounts here have been recast to reflect RSAE as discontinued operations for the years ended December 31, 2002 and 2001. Prior to 2001, RSAE was an equity method investment rather than a consolidated subsidiary and accordingly, is not reflected as discontinued operations for the year ended December 31, 2000.
(a)	Recoveries. Charged to other accounts for the year ended December 31, 2002 includes the establishment of an allowance of $0.3 million.
(b)	Uncollectible accounts charged off. Deductions for the year ended December 31, 2001 includes an adjustment of $1.2 million based on a change in estimated collectibility.
(c)	Payment of claims.
(d)	Payment of expenses.
(e)	A tax valuation allowance of $15.8 million was recorded at KLT Telecom in 2001 to reduce the income tax benefits arising primarily from DTI's 2001 abandonment of its $104.0 million of long-haul assets. The allowance was necessary due to the uncertainty of recognizing future tax deductions while DTI is in the bankruptcy process.
(f)	Discontinued operations at December 31, 2002 includes an allowance for uncollectible accounts, property and casualty insurance reserves, medical insurance reserves and warranty repair reserves for RSAE.
(g)	Discontinued operations at December 31, 2001 includes an allowance for uncollectible accounts, property and casualty insurance reserves, inventory reserves and warranty repair reserves for RSAE.
(h)	The establishment of medical insurance reserves, contributions from Cobra insurance premiums and recoveries.
(i)	Payment of claims on property and casualty and medical insurance reserves, expenses incurred on warranty repair reserves, inventory reserve adjustments and uncollectible accounts charged off.
(j)	Payment of claims on property and casualty insurance reserves, expenses incurred on warranty repair reserves and uncollectible accounts charged off.

Kansas City Power & Light Company
Valuation and Qualifying Accounts
Years Ended December 31, 2002, 2001 and 2000

		Additions
		Charged
	Balance At	To Costs	Charged				Balance
	Beginning	And	To Other				At End
Description	Of Period	Expenses	Accounts		Deductions		Of Period

	(millions)
Year Ended December 31, 2002:
Allowance for uncollectible accounts	$5.8	$3.5	$2.9	(a)	$6.6	(b)	$5.6
Legal reserves	2.0	3.5	-		1.7	(c)	3.8
Environmental reserves	1.9	-	-		-	(d)	1.9
Tax valuation allowance	-	-	-		-		-
Discontinued operations (e)	1.8	2.3	0.6	(g)	3.0	(h)	1.7

Year Ended December 31, 2001:
Allowance for uncollectible accounts	$6.7	$4.7	$2.9	(a)	$8.5	(b)	$5.8
Legal reserves	1.6	0.9	-		0.5	(c)	2.0
Environmental reserves	2.0	-	-		0.1	(d)	1.9
Tax valuation allowance	-	-	-		-		-
Discontinued operations (f)	1.9	1.6	-		1.7	(i)	1.8

Year Ended December 31, 2000:
Allowance for uncollectible accounts	$5.1	$6.7	$2.3	(a)	$7.4	(b)	$6.7
Legal reserves	1.5	0.7	-		0.6	(c)	1.6
Environmental reserves	2.1	-	-		0.1	(d)	2.0

Note: 1 On June 13, 2003, HSS’ board of directors approved a plan to dispose of its interest in residential services provider RSAE. On June 30, 2003, HSS completed the disposition of its interest in RSAE. KCP&L´s Valuation and Qualifying Accounts here have been recast to reflect RSAE as discontinued operations for the years ended December 31, 2002 and 2001. Prior to 2001, RSAE was an equity method investment rather than a consolidated subsidiary and accordingly, is not reflected as discontinued operations for the year ended December 31, 2000.
(a)	Recoveries.
(b)	Uncollectible accounts charged off. Deductions for the year ended December 31, 2001 includes an adjustment of $1.2 million based on a change in estimated collectibility and an adjustment of $0.9 million related to Strategic Energy reflecting the October 1, 2001 KCP&L dividending up its 100% ownership of KLT Inc. to Great Plains Energy.
(c)	Payment of claims.
(d)	Payment of expenses.
(e)	Discontinued operations at December 31, 2002 includes an allowance for uncollectible accounts, property and casualty insurance reserves, medical insurance reserves and warranty repair reserves for RSAE.
(f)	Discontinued operations at December 31, 2001 includes an allowance for uncollectible accounts, property and casualty insurance reserves, inventory reserves and warranty repair reserves for RSAE.
(g)	The establishment of medical insurance reserves, contributions from Cobra insurance premiums and recoveries.
(h)	Payment of claims on property and casualty and medical insurance reserves, expenses incurred on warranty repair reserves, inventory reserve adjustments and uncollectible accounts charged off.
(i)	Payment of claims on property and casualty insurance reserves, expenses incurred on warranty repair reserves and uncollectible accounts charged off.